Exhibit 4.1

CNX RESOURCES CORPORATION,

THE SUBSIDIARY GUARANTORS PARTY HERETO

AND

UMB BANK, N.A.,

AS TRUSTEE

INDENTURE

Dated as of February 26, 2026

5.875% Senior Notes due 2034

i

Schedule I	Subsidiary Guarantors

Exhibit A	[Form of Note]

Exhibit B	Form of Indenture Supplement to add Subsidiary Guarantors

This INDENTURE dated as of February 26, 2026, is among CNX Resources Corporation, a Delaware corporation (the “Company”), the Subsidiary Guarantors (as defined herein) party hereto and UMB Bank, N.A., a national banking association (the “Trustee”), as trustee.

Each party agrees as follows for the benefit of the other parties and for the equal and ratable benefit of the Holders of (i) the Company’s 5.875% Senior Notes due 2034, issued on the date hereof and the Subsidiary Guarantees thereof by the Subsidiary Guarantors (the “Initial Securities”) and (ii) if and when issued, an unlimited principal amount of additional 5.875% Senior Notes due 2034 in a non-registered offering, and the Subsidiary Guarantees thereof by the Subsidiary Guarantors, that may be offered from time to time subsequent to the Issue Date, all as provided in and subject to Section 2.1 (the “Additional Securities,” and together with the Initial Securities, the “Securities”):

ARTICLE I.

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.1 Definitions.

“Additional Assets” means:

(1) any property or assets (other than Indebtedness and Capital Stock) used or useful in a Permitted Business;

(2) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary; or

(3) Capital Stock constituting a non-controlling interest in any Person that at such time is a Restricted Subsidiary;

provided that any such Restricted Subsidiary described in clauses (2) or (3) above is primarily engaged in a Permitted Business.

“Additional Securities” has the meaning ascribed to it in the second introductory paragraph of this Indenture.

“Adjusted Consolidated Net Tangible Assets” or “ACNTA” means (without duplication), as of the date of determination:

(1) the sum of:

(a) the discounted future net revenues from proved oil and natural gas reserves of a Person and its Restricted Subsidiaries calculated in accordance with SEC guidelines before any state or Federal income taxes, as estimated in a reserve report prepared as of the end of such Person’s most recently completed fiscal year or, at such Person’s option, such Person’s most recently completed fiscal quarter, in each case, which reserve report is prepared, audited or reviewed by independent petroleum engineers as to proved reserves accounting for at least 80% of all such discounted future net revenues and by the Company’s petroleum engineers with respect to any other proved reserves covered by such report, as increased by, as of the date of determination, the estimated discounted future net revenues from:

(i) estimated proved oil and natural gas reserves of such Person and its Restricted Subsidiaries acquired since the date of such year-end or quarterly reserve report, and

(ii) estimated proved oil and natural gas reserves of such Person and its Restricted Subsidiaries attributable to extensions, discoveries and other additions and upward revisions of estimates of proved oil and natural gas reserves (including previously estimated development costs incurred during the period and the accretion of discount since the prior period end) since the date of such year-end or quarterly reserve report due to exploration, development or exploitation, production or other activities which would, in accordance with standard industry practice, cause such revisions, and decreased by, as of the date of determination, the discounted future net revenue attributable to:

(iii) estimated proved oil and natural gas reserves of such Person and its Restricted Subsidiaries reflected in such reserve report produced or disposed of since the date of such year-end or quarterly reserve report, and

(iv) reductions in estimated proved oil and natural gas reserves of such Person and its Restricted Subsidiaries reflected in such reserve report attributable to downward revisions of estimates of proved oil and natural gas reserves since such year-end or quarterly reserve report due to changes in geological conditions or other factors which would, in accordance with standard industry practice, cause such revisions;

in the case of the preceding clauses (i) through (iv), calculated on a pre-tax basis in accordance with SEC guidelines (utilizing the prices utilized in such Person’s year-end or quarterly reserve report, as applicable) and estimated by such Person’s petroleum engineers or any independent petroleum engineers engaged by such Person for that purpose;

(b) the capitalized costs that are attributable to oil and gas properties of such Person and its Restricted Subsidiaries to which no proved oil and natural gas reserves are attributable, based on such Person’s books and records as of a date no earlier than the last day of such Person’s most recent quarterly or annual period for which internal financial statements are available;

(c) the Net Working Capital of such Person and its Restricted Subsidiaries as of a date no earlier than the last day of such Person’s most recent quarterly or annual period for which internal financial statements are available; and

(d) the greater of:

(i) the net book value, and

(ii) the appraised value, as estimated by independent appraisers, of other tangible assets (including Investments in unconsolidated Subsidiaries),

in each case, of such Person and its Restricted Subsidiaries as of a date no earlier than the last day of the date of such Person’s most recent quarterly or annual period for which internal financial statements are available; provided that if no such appraisal has been performed, such Person shall not be required to obtain such an appraisal and only clause (1)(d)(i) of this definition shall apply, minus, to the extent not otherwise taken into account in this clause (1),

(2) the sum of:

(a) minority interests;

(b) any net gas balancing liabilities of such Person and its Restricted Subsidiaries as of the last day of such Person’s most recent annual or quarterly period for which internal financial statements are available;

(c) the discounted future net revenues, calculated in accordance with SEC guidelines (utilizing the prices utilized in such Person’s year-end or quarterly reserve report, as applicable), attributable to reserves that are required to be delivered to third parties to fully satisfy the obligations of such Person and its Restricted Subsidiaries with respect to Volumetric Production Payments on the schedules specified with respect thereto; and

(d) the discounted future net revenues, calculated in accordance with SEC guidelines, attributable to reserves subject to Dollar-Denominated Production Payments that, based on the estimates of production and price assumptions included in determining the discounted future net revenues specified in (1)(a) above, would be necessary to fully satisfy the payment obligations of such Person and its Restricted Subsidiaries with respect to Dollar-Denominated Production Payments on the schedules specified with respect thereto.

If such Person changes its method of accounting from the successful efforts method to the full costs method or a similar method of accounting, “Adjusted Consolidated Net Tangible Assets” will continue to be calculated as if such Person were still using the successful efforts method of accounting. For the avoidance of doubt, “oil and gas reserves” shall include any reserves attributable to natural gas liquids.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of Voting Stock, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Applicable Premium” means, with respect to a Security at any time, as determined by the Company, the excess of:

(1) the present value at such time of (i) the redemption price of the Security at March 1, 2029 (such redemption price being set forth in the table appearing in paragraph 5 of the Securities) plus (ii) all required interest payments due on the Security through March 1, 2029 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such time plus 50 basis points discounted to the redemption date on a semi-annual basis (assuming a 360 day year consisting of twelve 30 day months), over

(2) the then outstanding principal of such Security.

“as determined in good faith by the Company” means a determination made in good faith by the Board of Directors of the Company or any officer of the Company involved in or otherwise familiar with the transaction for which such determination is being made, any such determination being conclusive for all purposes under this Indenture.

“Asset Disposition” means any sale, lease (other than an operating lease), transfer or other disposition (or series of related sales, leases, transfers or dispositions) by the Company or any Restricted Subsidiary of the Company, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a “disposition”), of:

(1) any shares of Capital Stock of a Restricted Subsidiary of the Company (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary);

(2) all or substantially all the assets of any division or line of business of the Company or any Restricted Subsidiary of the Company; or

(3) any other assets of the Company or any Restricted Subsidiary of the Company outside of the ordinary course of business of the Company or such Restricted Subsidiary, which “ordinary course of business” includes, for the avoidance of doubt, transfers or dispositions of assets to facilitate the Permitted Business through operating agreements, working interests, royalty interests, mineral interests, processing agreements, farm-in agreements, farm-out agreements, developments agreements, area of mutual interest agreements, unitization agreements, pooling agreements, joint bidding agreements, service contracts, joint venture agreements, limited liability company agreements, partnership agreements (whether general or limited), subscription agreements, stock purchase agreements and other similar agreements with third parties;

provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole will be governed by the provisions of Section 3.9 and/or the provisions of Article IV and not by the provisions of Section 3.5.

Notwithstanding the foregoing, none of the following shall be deemed to be an Asset Disposition:

(1) a disposition of assets between or among the Company and its Restricted Subsidiaries;

(2) a disposition of assets that constitutes a Restricted Payment permitted by Section 3.3, or a Permitted Investment;

(3) an issuance or sale of Equity Interests by a Restricted Subsidiary of the Company to the Company or to a Restricted Subsidiary of the Company;

(4) an Asset Swap;

(5) the sale or other disposition of Hydrocarbons or other mineral products in the ordinary course of business;

(6) a sale, contribution, conveyance or other disposition of Receivables and related assets of the type specified in the definition of Qualified Receivables Transaction by or to a Receivables Subsidiary in a Qualified Receivables Transaction;

(7) any Production Payments and Reserve Sales; provided that any such Production Payments and Reserve Sales, other than incentive compensation programs on terms that are reasonably customary in the Permitted Business for geologists, geophysicists and other providers of technical services to the Company or a Restricted Subsidiary of the Company, shall have been created, incurred, issued, assumed or Guaranteed in connection with the financing of, and within 60 days after the acquisition of, the property that is subject thereto;

(8) the sale, lease or other disposition of products, services or accounts receivable in the ordinary course of business and any sale or other disposition of surplus, damaged, worn-out or obsolete assets in the ordinary course of business (including the abandonment or other disposition of intellectual property, including seismic data and interpretations thereof, that is, in the reasonable judgment of the Company, no longer economically practicable to maintain or useful in the conduct of the business of the Company and its Restricted Subsidiaries taken as whole);

(9) licenses and sublicenses by the Company or any of its Restricted Subsidiaries of software or intellectual property, including seismic data and interpretations thereof, in the ordinary course of business;

(10) any surrender or waiver of contract rights or settlement, release, recovery on or surrender of contract, tort or other claims in the ordinary course of business;

(11) the granting of Liens not prohibited by Section 3.6 and dispositions in connection with Permitted Liens;

(12) the sale or other disposition of cash or Temporary Cash Investments or other financial instruments;

(13) any sale or other disposition of Equity Interests in an Unrestricted Subsidiary;

(14) the early termination or unwinding of any Hedging Obligations; and

(15) a single transaction or series of related transactions that involve the disposition of assets with a Fair Market Value of less than $150.0 million.

“Asset Swap” means any substantially contemporaneous (and in any event occurring within 180 days of each other) purchase and sale or exchange of any assets or properties used or useful in the Permitted Business between the Company or any of its Restricted Subsidiaries and another Person; provided that the Fair Market Value of the properties or assets traded or exchanged by the Company or such Restricted Subsidiary (together with any cash) is reasonably equivalent to the Fair Market Value of the properties or assets (together with any cash) to be received by the Company or such Restricted Subsidiary, and provided further that any net cash received must be applied in accordance with the provisions of Section 3.5, if then in effect.

“Average Life” means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing

(1) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by

(2) the sum of all such payments.

“Bankruptcy Law” means Title 11 of the United States Code or any similar Federal or state law for the relief of debtors.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have corresponding meanings. For purposes of this definition, a Person shall be deemed not to Beneficially Own securities that are the subject of a stock purchase agreement, merger agreement, amalgamation agreement, arrangement agreement or similar agreement until consummation of the transactions or, as applicable, series of related transactions contemplated thereby.

“Board of Directors” or “Board” means the Board of Directors of the Company or any committee thereof duly authorized to act on behalf of such Board.

“Board Resolution” means a copy of a resolution certified by the Secretary or an Assistant Secretary of the Company to have been duly adopted by its Board of Directors and to be in full force and effect on the date of such certification.

“Business Day” means each day that is not a Legal Holiday (as defined in this Indenture).

“Capital Lease Obligation” means an obligation that is required to be classified and accounted for as a capital lease or finance lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. Notwithstanding the foregoing, any lease (whether entered into before or after the Issue Date) that would have been classified as an operating lease pursuant to GAAP as in effect on the Issue Date will be deemed not to represent a Capital Lease Obligation.

“Capital Stock” of any Person means (1) in the case of a corporation, corporate stock; (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities exercisable for, exchangeable for or convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Change of Control” means:

(1) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the Beneficial Owner, directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company, in each case other than in connection with any transaction or series of transactions in which the Company shall become the Subsidiary of a Permitted Parent, which occurrence is followed by a Ratings Decline within 60 days;

(2) the shareholders of the Company shall have approved any plan of liquidation or dissolution of the Company; or

(3) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company (including Equity Interests of Restricted Subsidiaries of the Company) and its Subsidiaries taken as a whole to any Person other than a Restricted Subsidiary of the Company or a Permitted Parent, which occurrence is followed by a Ratings Decline within 60 days.

Notwithstanding the preceding, (i) a conversion of the Company or any of its Restricted Subsidiaries from a corporation, limited partnership, limited liability company or other form of entity to a limited liability company, corporation, limited partnership or other form of entity or (ii) an exchange of all of the outstanding Capital Stock in one form of entity for Capital Stock in another form of entity shall not constitute a Change of Control, so long as immediately following such conversion or exchange the “persons” (as that term is used in Sections 13(d) and 14(d) of the Exchange Act) who Beneficially Owned the Capital Stock of the Company immediately prior to such transactions continue to Beneficially Own in the aggregate more than 50% of the Voting Stock of such entity, or continue to Beneficially Own sufficient Capital Stock in such entity to elect a majority of its directors, managers, trustees or other persons serving in a similar capacity for such entity or its general partner, as applicable, and, in either case no “person” Beneficially Owns more than 50% of the Voting Stock of such entity or its general partner, as applicable.

“CNX Midstream” means CNX Midstream Partners LP, a Delaware limited partnership.

“Company” means the Person named as the “Company” in the first introductory paragraph of this instrument until a successor Person shall have become such pursuant to the applicable provisions of this Indenture, and thereafter “Company” shall mean such successor Person.

“Consolidated Cash Flow” for any period means, with respect to any specified Person for any period, the sum of its Consolidated Net Income, plus, to the extent deducted in calculating such Consolidated Net Income:

(1) Consolidated Interest Expense;

(2) provision for taxes based on income or profits (including state franchise taxes accounted for as income taxes in accordance with GAAP) of such Person and its Restricted Subsidiaries for such period;

(3) depletion, depreciation and impairment charges and expenses of such Person and its Restricted Subsidiaries for such period;

(4) amortization expense (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) of such Person and its Restricted Subsidiaries for such period;

(5) if such Person accounts for its oil and natural gas operations using successful efforts or a similar method of accounting, exploration and abandonment expense of such Person and its Restricted Subsidiaries for such period; and

(6) all other non-cash charges, including non-cash charges taken pursuant to FASB ASC 815 (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period except such amounts as the Company determines in good faith are nonrecurring or represent a write-off, write-down or reserve with respect to a current asset), minus all non-cash items increasing Consolidated Net Income for such period (other than any such non-cash item to the extent that it (i) will result in the receipt of cash payments in any future period or (ii) represents the reversal of any accrual, or cash reserve for, anticipated cash expenditures in any prior period where such accrual or reserve is no longer required).

“Consolidated Coverage Ratio” of any Person as of any date of determination means the ratio of:

(1) the aggregate amount of Consolidated Cash Flow of such Person for the period of the most recent four consecutive fiscal quarters for which internal financial statements are available prior to the date of such determination to

(2) Consolidated Interest Expense of such Person for such four fiscal quarters.

In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness or issues, repurchases or redeems Preferred Stock subsequent to the commencement of the period for which the Consolidated Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Consolidated Coverage Ratio is made (the “Calculation Date”), then the Consolidated Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of Preferred Stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period (except that in making such calculation, the amount of Indebtedness under any revolving Credit Facility outstanding on the Calculation Date will be deemed to be (i) the average daily balance of such Indebtedness during such four-quarter period or such shorter period for which such facility was outstanding or (ii) if such revolving Credit Facility was created after the end of such four-quarter period, the average daily balance of such Indebtedness during the period from the date of creation of such revolving Credit Facility to the Calculation Date, provided that such average daily balance shall take into account any repayment of Indebtedness under such revolving Credit Facility to the extent of any related commitment termination). For purposes of this definition, whenever pro forma effect is to be given to any calculation under this definition, the pro forma calculations will be determined either (i) in accordance with Regulation S-X under the Securities Act or (ii) in good faith by the chief financial or accounting officer of such Person; provided that such officer may in his or her discretion include any reasonably identifiable and factually supportable pro forma changes to Consolidated Cash Flow, including any pro forma expenses and cost reductions, that have occurred or in the judgment of such officer are reasonably expected to occur within 12 months of the date of the applicable transaction (regardless of whether such expense or cost reduction or any other operating improvements could then be reflected properly in pro forma financial statements prepared in accordance with Regulation S-X under the Securities Act or any other regulation or policy of the SEC) and that are set forth in an Officers’ Certificate signed by the chief financial or accounting officer of such Person that states (a) the amount of each such adjustment, (b) that such adjustments are based on the reasonable good faith belief of the officers executing such Officers’ Certificate at the time of such execution and the (c) factual basis on which such good faith belief is based.

In addition, for purposes of calculating the Consolidated Coverage Ratio:

(1) acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including all related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date, or that are to be made on the Calculation Date, will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period;

(2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

(3) the Consolidated Interest Expense attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Consolidated Interest Expense will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

(4) any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;

(5) any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period; and

(6) if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of 12 months).

“Consolidated Interest Expense” means, for any period, the total interest expense of the specified Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding (i) any interest attributable to Dollar-Denominated Production Payments, (ii) write-off of deferred financing costs and (iii) accretion of interest charges on future plugging and abandonment obligations, future retirement benefits and other obligations that do not constitute Indebtedness), plus, to the extent not included in such total interest expense, and to the extent incurred by such Person or its Restricted Subsidiaries, without duplication:

(1) interest expense attributable to Capital Lease Obligations;

(2) capitalized interest;

(3) non-cash interest expense;

(4) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing;

(5) net costs (including amortization of fees and up-front payments) associated with interest rate caps and other interest rate and currency options that, at the time entered into, resulted in such Person and its Restricted Subsidiaries being net payees as to future payouts under such caps or options, and interest rate and currency swaps and forwards for which such Person or any of its Restricted Subsidiaries has paid a premium;

(6) dividends (excluding dividends paid in Equity Interests which are not Disqualified Stock) in respect of all Disqualified Stock held by Persons other than such Person or a Restricted Subsidiary of such Person; and

(7) interest accruing on any Indebtedness of any other Person to the extent such Indebtedness is Guaranteed by such Person or any of its Restricted Subsidiaries or secured by a Lien on assets of such Person or any of its Restricted Subsidiaries to the extent such Indebtedness constitutes Indebtedness of such Person or such Restricted Subsidiary (whether or not such Guarantee or Lien is called upon);

provided, however, that “Consolidated Interest Expense” shall not include any amortization of costs relating to original debt issuances other than the amortization of debt discount related to the issuance of zero coupon securities or other securities with an original issue price of not more than 90% of the principal thereof.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate net income (loss) of such Person and its Subsidiaries determined on a consolidated basis in accordance with GAAP and without any reduction in respect of Preferred Stock dividends; provided, however, that there shall not be included in such Consolidated Net Income:

(1) any net income of any other Person if such other Person is not a Restricted Subsidiary, except that:

(a) subject to the exclusion contained in clause (4) of this definition, the specified Person’s equity in the net income of such other Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such other Person during such period to the specified Person or any of its Restricted Subsidiaries as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to a Restricted Subsidiary, to the limitations contained in clause (2) of this definition); and

(b) the specified Person’s equity in a net loss of any such other Person for such period shall be included in determining such Consolidated Net Income;

(2) any net income of any Restricted Subsidiary of such Person (other than a Subsidiary Guarantor) if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that:

(a) subject to the exclusion contained in clause (3) below, the Company’s equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary of the Company as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to another Restricted Subsidiary, to the limitation contained in this clause); and

(b) the Company’s equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income;

(3) any income or loss attributed to discontinued operations;

(4) any extraordinary, unusual or non-recurring items of gain or loss, revenue or expense, together with any related provision for taxes on such gains or losses and, without duplication, Transaction Costs;

(5) any non-cash compensation expense realized for grants of performance shares, stock, stock options or other equity-based awards;

(6) unrealized losses and gains under derivative instruments included in the determination of Consolidated Net Income, including those resulting from the application of FASB ASC 815;

(7) any asset impairment or write-downs on Oil and Gas Properties or other assets under GAAP or SEC guidelines; and

(8) the cumulative effect of a change in accounting principles.

Notwithstanding the foregoing, for the purposes of Section 3.3 only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to the Company or a Restricted Subsidiary of the Company to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clause (3)(f) of the first paragraph thereof.

“Credit Agreement” means the Amended and Restated Credit Agreement, dated as of May 17, 2024, as amended to the Issue Date, by and among the Company, the guarantors party thereto, and the lenders and agents party thereto, including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, and as amended, restated, modified, renewed, refunded, replaced, refinanced or increased in whole or in part from time to time.

“Credit Facilities” means one or more debt facilities (including the Credit Agreement), indentures or commercial paper facilities, in each case, with banks or other institutional lenders or investors providing for revolving credit loans, term loans, Production Payments, capital market financings, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, extended, increased, refunded, replaced in any manner (whether upon or after termination or otherwise) or Refinanced (including by means of sales of debt securities) in whole or in part from time to time (including increasing the amount of available borrowings thereunder).

“Currency Agreement” means in respect of a Person any foreign exchange contract, currency swap agreement or other similar agreement to which such Person is a party or a beneficiary.

“Custodian” means any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.

“Customary Recourse Exceptions” means, with respect to any Non-Recourse Debt of an Unrestricted Subsidiary, exclusions from the exculpation provisions with respect to such Non-Recourse Debt for the voluntary bankruptcy of such Unrestricted Subsidiary, fraud, misapplication of cash, environmental claims, waste, willful destruction and other circumstances customarily excluded by lenders from exculpation provisions or included in separate indemnification agreements in non-recourse financings.

“De Minimis Amount” means a principal amount of Indebtedness that does not exceed $25.0 million.

“Default” means any event that is, or after notice or passage of time or both would be, an Event of Default.

“Definitive Securities” means certificated Securities.

“Derivative Instrument” with respect to a Person, means any contract, instrument or other right to receive payment or delivery of cash or other assets to which such Person or any Affiliate of such Person that is acting in concert with such Person in connection with such Person’s investment in the Notes (other than a Regulated Bank or a Screened Affiliate) is a party (whether or not requiring further performance by such Person), the value and/or cash flows of which (or any material portion thereof) are materially affected by the value and/or performance of the Notes and/or the creditworthiness of the Company and/or any one or more of the Guarantors (the “Performance References”).

“Designated Non-Cash Consideration” means the Fair Market Value of non-Cash Consideration received by the Company or a Restricted Subsidiary of the Company in connection with an Asset Disposition that is so designated as Designated Non-Cash Consideration pursuant to an Officers’ Certificate, setting forth the basis of such valuation and executed by the chief financial officer and one other officer of the Company, less the amount of cash or Temporary Cash Investments received in connection with a subsequent sale of or collection on such Designated Non-Cash Consideration.

“Disqualified Stock” means any Capital Stock of a Person or any of its Restricted Subsidiaries that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, in either case at the option of the holder thereof) or otherwise (a) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (b) is or may become redeemable or repurchaseable at the option of the holder thereof, in whole or in part or (c) is convertible or exchangeable at the option of the holder thereof for Indebtedness or Disqualified Stock, on or prior to the earlier of, in the case of clause (a), (b) or (c), (i) 91 days after the Stated Maturity of the Securities and (ii) the date on which no Securities are outstanding (provided that only the portion of Capital Stock which is mandatorily redeemable or matures or is redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock), in each case other than in exchange for Capital Stock of the Company (other than Disqualified Stock).

Notwithstanding the preceding sentence:

(1) any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or an asset disposition will not constitute Disqualified Stock so long as the right to have such Capital Stock repurchased upon a change of control or asset disposition is no more favorable to the holders thereof than the requirements set forth in Sections 3.5 and 3.9;

(2) any Capital Stock issued to any plan for the benefit of employees of the Company or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Company or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations; and

(3) any Capital Stock held by any future, current or former employee, director, manager or consultant (or their respective trusts, estates, investment funds, investment vehicles or immediate family members) of the Company or any of its Subsidiaries, in each case upon the termination of employment or death of such person pursuant to any stock option plan or any other management or employee benefit plan or agreement shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Company or its Subsidiaries.

“Dollar-Denominated Production Payments” means production payment obligations recorded as liabilities in accordance with GAAP, together with all undertakings and obligations in connection therewith.

“Domestic Subsidiary” means any Restricted Subsidiary of the referent Person that was formed under the laws of the United States of America or any state thereof or the District of Columbia.

“DTC” means The Depository Trust Company, its nominees and their respective successors and assigns, or such other depository institution hereinafter appointed by the Company.

“Equity Interests” of any Person means (1) any and all Capital Stock of such Person and (2) all rights to purchase, warrants or options (whether or not currently exercisable), participations or other equivalents of or interests in (however designated) such Capital Stock of such Person, but excluding from all of the foregoing any debt securities exercisable for, exchangeable for or convertible into Equity Interests, regardless of whether such debt securities include any right of participation with Equity Interests.

“Equity Repurchase” means the repurchase or other acquisition or retirement for value of any Equity Interests of the Company pursuant to any stock repurchase plan of the Company approved by the Board of Directors of the Company and effected in accordance with Rule 10b-18 under the Exchange Act or otherwise in accordance with applicable law.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Contributions” means the net cash proceeds received by the Company after the Issue Date from contributions to its common equity capital or the sale (other than to a Subsidiary of the Company) of Equity Interests (other than Disqualified Stock) of the Company, in each case designated as “Excluded Contributions” pursuant to an Officers’ Certificate executed by an officer of the Company.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of the Company in the case of amounts of $50.0 million or more and otherwise by an officer of the Company (unless otherwise provided in this Indenture), any such determination being conclusive for all purposes under this Indenture.

“FASB ASC 815” means Financial Accounting Standards Board Accounting Standards Codification Topic No. 815, Derivatives and Hedging.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time.

“Government Securities” means securities that are:

(1) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged; or

(2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

“Guarantee” means, without duplication, any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

(1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or

(2) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning. The term “Guarantor” shall mean any Person Guaranteeing any obligation.

“Hedging Contract” means any puts, cap transactions, floor transactions, collar transactions, forward contract, commodity swap agreement, commodity option agreement or other similar agreement or arrangement in respect of Hydrocarbons to be used, produced, processed or sold by the Company or any of its Restricted Subsidiaries that are customary in the Permitted Business and designed to protect such Person against fluctuations in or manage exposure to Hydrocarbon prices and not for speculative purposes.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Hedging Contract, Interest Rate Agreement or Currency Agreement.

“Holder” means the Person in whose name a Security is registered on the Securities Register.

“Hydrocarbons” means oil, natural gas, casing head gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all constituents, elements or compounds thereof and products refined or processed therefrom.

“IAI” means an institutional “accredited investor” as described in Rule 501(a)(1), (2), (3) or (7) under the Securities Act.

“Immaterial Subsidiary” means any Restricted Subsidiary that had:

(1) assets having an aggregate book value, as of the end of the fiscal year most recently ended, not exceeding $1,000,000; and

(2) Consolidated Net Income not exceeding $1,000,000 for such fiscal year,

provided that a Restricted Subsidiary will not be considered to be an Immaterial Subsidiary if it, directly or indirectly, Guarantees or otherwise provides direct credit support for any Indebtedness of the Company.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(1) the principal of and premium (if any) in respect of (a) indebtedness of such Person for money borrowed and (b) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable;

(2) all Capital Lease Obligations of such Person;

(3) all obligations of such Person issued or assumed as the deferred purchase price of property (which purchase price is due more than six months after the date of taking delivery of title to such property), including all obligations of such Person for the deferred purchase price of property under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

(4) all obligations of such Person for the reimbursement of any obligor on any letter of credit, bankers’ acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (1) through (3) of this paragraph) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit);

(5) Hedging Obligations;

(6) all obligations of the type referred to in clauses (1) through (5) of this paragraph of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee; and

(7) all obligations of the type referred to in clauses (1) through (6) of this paragraph of other Persons secured by any Lien on any property or asset of such first-mentioned Person (whether or not such obligation is assumed by such first-mentioned Person), the amount of such obligation being deemed to be the lesser of the value of such property or assets or the amount of the obligation so secured.

The “amount” or “principal amount” of any Indebtedness or Disqualified Stock or other Preferred Stock outstanding at any time of determination as used herein shall be as set forth below or, if not set forth below, determined in accordance with GAAP:

(1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2) the principal amount of the Indebtedness, in the case of any other Indebtedness;

(3) in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(a) the Fair Market Value of such assets at the date of determination; and

(b) the amount of the Indebtedness of the other Person;

(4) in the case of any Capital Lease Obligation, the amount determined in accordance with the definition thereof;

(5) in the case of any Preferred Stock, (a) if other than Disqualified Stock, the greater of its voluntary or involuntary liquidation preference and its maximum fixed redemption price or repurchase price or (b) if Disqualified Stock, as specified in the definition thereof;

(6) in the case of any Interest Rate Agreements included in the definition of “Permitted Debt,” zero;

(7) in the case of all other unconditional obligations, the amount of the liability thereof determined in accordance with GAAP; and

(8) in the case of all other contingent obligations, the maximum liability at such date of such Person.

For purposes of determining any particular amount of Indebtedness, (i) Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness otherwise included in the determination of such amount shall not also be included and (ii) if obligations in respect of letters of credit are incurred pursuant to a Credit Facility and are being treated as incurred pursuant to clause (1) of the definition of “Permitted Debt” and the letters of credit relate to other Indebtedness, then the amount of such other Indebtedness equal to the face amount of such letters of credit shall not be included. If Indebtedness is secured by a letter of credit that serves only to secure such Indebtedness, then the total amount deemed incurred shall be equal to the greater of (a) the principal of such Indebtedness and (b) the amount that may be drawn under such letter of credit.

None of the following shall constitute Indebtedness:

(1) Indebtedness arising from agreements providing for indemnification or adjustment of purchase price or from Guarantees securing any obligations of the Company or any of its Subsidiaries pursuant to such agreements, incurred or assumed in connection with the disposition of any business, assets or Subsidiary of the Company, other than Guarantees or similar credit support by the Company or any of its Subsidiaries of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition;

(2) obligations to pay accrued expenses, any trade payables or other similar liabilities to trade creditors and other accrued current liabilities incurred in the ordinary course of business as the deferred purchase price of property;

(3) any liability for Federal, state, local or other taxes owed or owing by such Person;

(4) obligations to pay royalties and other amounts due in the ordinary course of business to royalty and working interest owners;

(5) obligations arising from Guarantees to suppliers, lessors, licensees, contractors, franchisees or customers incurred in the ordinary course of business;

(6) obligations (other than express Guarantees of Indebtedness for borrowed money) in respect of Indebtedness of other Persons arising in connection with (a) trade acceptances and (b) endorsements of instruments for deposit in the ordinary course of business;

(7) obligations arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such obligation is extinguished within five Business Days of its incurrence;

(8) obligations in respect of any obligations under workers’ compensation laws and similar legislation;

(9) obligations under Production Payments and Reserve Sales, and any obligations that do not pertain to the borrowing of money under all contracts and other agreements, instruments or arrangements described in the definition of “Oil and Gas Liens”;

(10) any unrealized losses or charges in respect of Hedging Obligations (including those resulting from the application of FASB ASC 815);

(11) Indebtedness consisting of the financing of insurance premiums in customary amounts consistent with the operations and business of the Company and its Restricted Subsidiaries;

(12) any repayment or reimbursement obligation of such Person or any of its Restricted Subsidiaries with respect to Customary Recourse Exceptions, unless and until an event or circumstance occurs that triggers the Person’s or such Restricted Subsidiary’s direct repayment or reimbursement obligation (as opposed to contingent or performance obligations) to the lender or other Person to whom such obligation is actually owed, in which case the amount of such direct payment or reimbursement obligation shall constitute Indebtedness; and

(13) indebtedness, the proceeds of which are potentially subject to a special mandatory redemption provision or otherwise funded into an escrow account or trust or similar arrangement pending the satisfaction of one or more conditions, unless and until such proceeds are released to the Company or any Restricted Subsidiary.

“Indenture” means this Indenture as amended or supplemented from time to time.

“Initial Purchasers” means the initial purchasers listed on Schedule A to the purchase agreement entered into in connection with the offer and sale of the Initial Securities on February 17, 2026 and any initial purchasers party to any similar purchase agreement in connection with the issuance of any Additional Securities.

“Initial Securities” has the meaning ascribed to it in the second introductory paragraph of this Indenture.

“Interest Rate Agreement” means any non-speculative interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement designed to protect the Company or any Restricted Subsidiary of the Company against or manage exposure to fluctuations in interest rates.

“Investment” in any Person means any (1) direct or indirect advance, loan or other extensions of credit (including by way of Guarantee or similar arrangement) or capital contribution to such Person (including any transfer of cash or other property to others or any payment for property or services for the account or use of others but excluding (a) advances to customers or joint interest partners or drilling partnerships sponsored by the Company or any Restricted Subsidiary of the Company in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender, (b) commission, travel and similar advances to officers, directors and employees made in the ordinary course of business and (c) prepaid expenses or deposits and trade payables and extensions of trade credit on commercially reasonable terms in accordance with normal trade practices), (2) all items that are or would be classified as investments on a balance sheet or (3) any purchase or acquisition of Capital Stock, Indebtedness or other similar securities (excluding any interest in an oil or natural gas leasehold to the extent constituting a security under applicable law) issued by such Person. Except as otherwise provided for in this Indenture, the amount of an Investment shall be its Fair Market Value at the time the Investment is made and without giving effect to subsequent changes in value. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Capital Stock of any Restricted Subsidiary of the Company, or any Restricted Subsidiary of the Company issues any Capital Stock, in either case, such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary, the Company shall be deemed to have made an Investment on the date of any such sale or other disposition equal to the Fair Market Value of the Capital Stock of and all other Investments in such Restricted Subsidiary retained.

For purposes of the definition of “Unrestricted Subsidiary,” the definition of “Restricted Payment” and Section 3.3:

(1) “Investment” shall include the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary equal to an amount (if positive) equal to (i) the Company’s “Investment” in such Subsidiary at the time of such redesignation less (ii) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer.

“Investment Grade Rating” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s) and BBB- or better by S&P (or its equivalent under any successor rating categories of S&P) (or, in each case, if such Rating Agency ceases to rate the Securities for reasons outside of the control of the Company, the equivalent investment grade credit rating from any Rating Agency selected by the Company as a replacement Rating Agency).

“Issue Date” means the first date on which Securities are issued under this Indenture.

“Joint Venture” means any Person that is not a direct or indirect Subsidiary of the Company in which the Company or any of its Restricted Subsidiaries makes any equity Investment.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

“Limited Condition Transaction” means (i) any Investment or acquisition (whether by merger, consolidation or otherwise), whose consummation is not conditioned on the availability of, or on obtaining, third party financing and (ii) any redemption, repurchase, defeasance, satisfaction and discharge or repayment of indebtedness requiring irrevocable notice in advance of such redemption, repurchase, defeasance, satisfaction and discharge or repayment.

“Long Derivative Instrument” means a Derivative Instrument (i) the value of which generally increases, and/or the payment or delivery obligations under which generally decrease, with positive changes to the Performance References and/or (ii) the value of which generally decreases, and/or the payment or delivery obligations under which generally increase, with negative changes to the Performance References.

“Midstream Assets” means (i) assets other than cash and Temporary Cash Investments used primarily for gathering, transmission, compression, storage, processing, marketing, fractionation, dehydration, stabilization or treatment of Hydrocarbons, carbon dioxide or water and (ii) Equity Interests of any Person whose assets consist, in all material respects, of assets referred to in clause (i).

“Moody’s” means Moody’s Investor’s Service, Inc. and its successors.

“Net Available Cash” from an Asset Disposition means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to such assets or received in any other noncash form), in each case net of:

(1) all legal, title and recording tax expenses, commissions and other fees (including financial and other advisory fees) and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Disposition;

(2) all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition;

(3) all distributions and other payments required to be made to non-controlling interest holders in Subsidiaries or Joint Ventures as a result of such Asset Disposition; and

(4) the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the assets disposed in such Asset Disposition and retained by the Company or any Restricted Subsidiary of the Company after such Asset Disposition.

“Net Cash Proceeds,” with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, initial purchasers’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

“Net Short” means, with respect to a Holder of Notes or Beneficial Owner, as of a date of determination, either (i) the value of its Short Derivative Instruments exceeds the sum of (x) the value of its Notes plus (y) the value of its Long Derivative Instruments as of such date of determination or (ii) it is reasonably expected that such would have been the case were a Failure to Pay or Bankruptcy Credit Event (each as defined in the 2014 ISDA Credit Derivatives Definitions) to have occurred with respect to the Company or any Guarantor immediately prior to such date of determination.

“Net Working Capital” of any Person means:

(1) all current assets of such Person and its Restricted Subsidiaries; minus

(2) all current liabilities of such Person and its Restricted Subsidiaries, except current liabilities included in Indebtedness;

in each case, determined in accordance with GAAP.

“Non-Recourse Debt” means, with respect to Indebtedness of any Unrestricted Subsidiary or Joint Venture, Indebtedness:

(1) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable as a guarantor or otherwise, except for Customary Recourse Exceptions and except by the pledge of (or a Guarantee limited in recourse solely to) the Equity Interests of such Unrestricted Subsidiary or Joint Venture; and

(2) as to which the lenders will not have any recourse to the Capital Stock or assets of the Company or any of its Restricted Subsidiaries (other than the Equity Interests of such Unrestricted Subsidiary or Joint Venture), except for Customary Recourse Exceptions.

“Non-U.S. Person” means a Person who is not a U.S. person (as defined in Regulation S).

“Obligations” means any principal, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, Federal or foreign law), other monetary obligations, penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities, and Guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Offering Memorandum” means the final offering memorandum, dated February 17, 2026, relating to the offering by the Company of the Initial Securities.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, any Vice President, the Treasurer or the Secretary of the Company. Officer of any Subsidiary Guarantor has a correlative meaning.

“Officers’ Certificate” means a certificate signed by two Officers of the Company.

“Oil and Gas Liens” means:

(1) Liens on any specific property or any interest therein, construction thereon or improvement thereto to secure all or any part of the costs incurred for surveying, exploration, drilling, extraction, development, operation, production, construction, alteration, repair or improvement of, in, under or on such property and the plugging and abandonment of wells located thereon (it being understood that, in the case of Oil and Gas Properties, or any interest therein, costs incurred for “development” shall include costs incurred for all facilities relating to such properties or to projects, ventures or other arrangements of which such properties form a part or which relate to such properties or interests);

(2) Liens on Oil and Gas Properties to secure obligations incurred or Guarantees of obligations incurred in connection with or necessarily incidental to commitments for the purchase or sale of, or the transportation or distribution of, the products derived from such property;

(3) Liens arising under partnership agreements, oil and gas leases, overriding royalty agreements, joint operating agreements or similar agreements, net profits agreements, production payment agreements, royalty trust agreements, incentive compensation programs on terms that are reasonably customary in the oil and gas business for geologists, geophysicists and other providers of technical services to the Company or a Restricted Subsidiary of the Company, farm-out agreements, farm-in agreements, division orders, contracts for the sale, purchase, exchange, transportation, gathering or processing of Hydrocarbons, unitizations and pooling designations, declarations, orders and agreements, development agreements, operating agreements, production sales contracts, area of mutual interest agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or geophysical permits or agreements, and other agreements which are customary in the oil and gas business; provided that in all instances, such Liens are limited to the assets that are the subject of the relevant agreement, program, order or contract; and

(4) Liens on pipelines or pipeline facilities that arise by operation of law.

“Oil and Gas Properties” means all properties, including equity or other ownership interests therein, owned by such Person or any of its Restricted Subsidiaries that contain or are believed to contain “proved oil and gas reserves” as defined in Rule 4-10 of Regulation S-X of the Securities Act.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee and that meets the requirements of Section 11.5. Such counsel may be an employee of or counsel to the Company, any Subsidiary of the Company.

“Pari Passu Indebtedness” means any Indebtedness of the Company or any Subsidiary Guarantor that ranks pari passu in right of payment with the Securities or the Subsidiary Guarantees, as applicable.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, as amended, and signed into law October 26, 2001.

“Permitted Acquisition Indebtedness” means Indebtedness or Disqualified Stock of the Company or any of its Restricted Subsidiaries to the extent such Indebtedness or Disqualified Stock was Indebtedness or Disqualified Stock of any other Person existing at the time (a) such Person became a Restricted Subsidiary of the Company or (b) such Person was merged or consolidated with or into the Company or any of its Restricted Subsidiaries (in either case, whether or not such Indebtedness was incurred in contemplation of such merger or consolidation); provided that on the date such Person became a Restricted Subsidiary or the date such Person was merged or consolidated with or into the Company or any of its Restricted Subsidiaries, as applicable, either:

(1) immediately after giving effect to such transaction and any related financing transaction on a pro forma basis as if the same had occurred at the beginning of the applicable four-quarter period, the Company or such Person (if the Company is not the survivor in the transaction) would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Coverage Ratio test set forth in the first paragraph of Section 3.2; or

(2) immediately after giving effect to such transaction and any related financing transaction on a pro forma basis as if the same had occurred at the beginning of the applicable four-quarter period, the Consolidated Coverage Ratio of the Company or such Person (if the Company is not the survivor in the transaction) is equal to or greater than the Consolidated Coverage Ratio of the Company immediately prior to such transaction.

“Permitted Business” means the business conducted by the Company and its Subsidiaries on the Issue Date, and any business of a nature that is or shall have become related to (i) the acquisition, exploration, development, production, operation and disposition of interests in oil, natural gas and other Hydrocarbon properties, (ii) the gathering, marketing, treating, processing, storage, selling and transporting of any production from such interests or properties, (iii) the treatment, processing, storage, transportation or marketing of Hydrocarbons and other minerals and products produced in association therewith, (iv) the production of electricity or other sources of power, such as coal or natural gas-fueled power generation facilities, wind, solar or hydroelectric power generation facilities or similar activities; (v) sourcing, treating or disposing of water or waste fluid; (vi) methane and carbon abatement, capture and storage and hydrogen production, storage, transportation and marketing; (vii) the development, production and marketing of technology and equipment related to Hydrocarbon production or processing; and (viii) any activity that is ancillary to or necessary or appropriate for the activities described in this definition.

“Permitted Business Investments” means Investments of a nature that is or shall have become customary in the Permitted Business as a means of actively exploiting, exploring for, acquiring, developing, processing, gathering, marketing or transporting Hydrocarbons through agreements, transactions, interests or arrangements which permit one to share risks or costs, comply with regulatory requirements regarding local ownership or satisfy other objectives customarily achieved through the conduct of Permitted Business jointly with third parties, including (i) ownership interests in oil, natural gas, other Hydrocarbon properties or any interest therein or gathering, transportation, processing, storage or related systems or ancillary real property interests, (ii) Investments in the form of or pursuant to operating agreements, working interests, royalty interests, mineral interests, processing agreements, farm-in agreements, farm-out agreements, developments agreements, area of mutual interest agreements, unitization agreements, pooling agreements, joint bidding agreements, service contracts, joint venture agreements, limited liability company agreements, partnership agreements (whether general or limited), subscription agreements, stock purchase agreements and other similar agreements with third parties, and (iii) direct or indirect ownership interests or Investments in drilling rigs, fracturing units and other equipment used in the Permitted Business or in Persons that own or provide such equipment.

“Permitted Investment” means:

(1) an Investment in the Company, a Restricted Subsidiary of the Company or a Person that will, as a result of such Investment, become a Restricted Subsidiary of the Company;

(2) another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary; provided, however, that such Person’s primary business is a Permitted Business;

(3) an Investment in Temporary Cash Investments;

(4) an Investment in receivables owing to the Company or any of its Restricted Subsidiaries if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms, including such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

(5) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(6) loans or advances to officers, directors or employees made in the ordinary course of business;

(7) any Investments received in compromise or resolution of (a) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Company or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer or (b) litigation, arbitration or other disputes;

(8) any Investment made as a result of the receipt of non-Cash Consideration from an Asset Disposition (or a disposition excluded from the definitions thereof) that was made pursuant to and in compliance with Section 3.5, including pursuant to an Asset Swap;

(9) Investments made pursuant to Hedging Obligations of the Company or its Restricted Subsidiaries;

(10) Investments in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Transaction, including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Receivables Transaction or any related Indebtedness;

(11) any Investments by the Company pursuant to its indemnification obligations under (i) the Contribution Agreement dated as of November 15, 2016 by and among CONE Gathering LLC, CONE Midstream GP LLC, CONE Midstream Partners LP, CONE Midstream Operating Company LLC and, solely for purposes of Section 5.5 and Article X thereof, certain other signatories thereto or (ii) the Purchase Agreement dated as of December 14, 2017 by and among CNX Gas Company LLC and NBL Midstream, LLC;

(12) in connection with the management of employee benefit trust funds of the Company or any of its Restricted Subsidiaries, Investment of such employee benefit trust funds in Investments of a type generally and customarily used in the management of employee benefit trust funds;

(13) Permitted Business Investments and Permitted Midstream Investments;

(14) Investments resulting from any acquisition of assets or Capital Stock solely in exchange for the issuance of, or with or out of the net cash proceeds of the substantially concurrent (a) contribution (other than from a Restricted Subsidiary) to the equity capital of the Company in respect of, or (b) sale (other than to a Restricted Subsidiary) of, Equity Interests (other than Disqualified Stock) of the Company;

(15) Investments resulting from repurchases of the Securities;

(16) any Guarantee of Indebtedness permitted to be incurred by Section 3.2 other than a Guarantee of Indebtedness of an Affiliate of the Company that is not a Restricted Subsidiary of the Company;

(17) any Investment existing on, or made pursuant to binding commitments existing on, the Issue Date and any Investment consisting of an extension, modification or renewal of any Investment existing on, or made pursuant to a binding commitment existing on, the Issue Date; provided that the amount of any such Investment may be increased (a) as required by the terms of such Investment as in existence on the Issue Date or (b) as otherwise permitted under this Indenture;

(18) Investments acquired after the Issue Date as a result of the acquisition by the Company or any Restricted Subsidiary of the Company of another Person, including by way of a merger, amalgamation or consolidation with or into the Company or any of its Restricted Subsidiaries in a transaction that is not prohibited by Section 4.1, after the Issue Date to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(19) endorsements of negotiable instruments and documents in the ordinary course of business;

(20) such Investments consisting of prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits made in the ordinary course of business by the Company or any of its Restricted Subsidiaries;

(21) Guarantees of performance or other obligations (other than Indebtedness) arising in the ordinary course in the Permitted Business, including obligations under oil and natural gas exploration, development, joint operating, and related agreements and licenses, concessions or operating leases related to the Permitted Business; and

(22) other Investments (including Investments in Joint Ventures) in an aggregate amount not to exceed the greater of (a) $500.0 million and (b) 10.0% of the Company’s ACNTA, in each case, at any one time outstanding (with each Investment being valued as of the date made and without regard to subsequent changes in value); provided that if any Investment pursuant to this clause (22) is made in any Person that is not a Restricted Subsidiary of the Company at the date of the making of such Investment and such Person becomes a Restricted Subsidiary of the Company after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) of this definition and shall cease to have been made pursuant to this clause (22) for so long as such Person continues to be a Restricted Subsidiary of the Company.

“Permitted Liens” means, with respect to any Person:

(1) Liens securing Indebtedness and other obligations under Credit Facilities incurred pursuant to clause (1) of the definition of “Permitted Debt”;

(2) Liens securing Indebtedness and other obligations under Credit Facilities that were permitted by the terms of this Indenture to be incurred pursuant to Section 3.2 (other than pursuant to clause (1) of the definition of “Permitted Debt”); provided that on the date of incurrence of such Indebtedness, after giving pro forma effect to the incurrence thereof and the application of proceeds therefrom, the Secured Leverage Ratio would not be greater than 2.75 to 1.0;

(3) Liens existing as of the Issue Date;

(4) Liens for the benefit of (or to secure) the Securities, any Subsidiary Guarantee and other obligations arising under this Indenture;

(5) any Lien existing on any property of a Person at the time such Person is merged or consolidated with or into the Company or any of its Restricted Subsidiaries or becomes a Restricted Subsidiary of the Company (and not incurred in anticipation of or in connection with such transaction); provided that such Liens are not extended to other property of the Company or the other Restricted Subsidiaries of the Company;

(6) any Lien existing on any property (including Capital Stock) at the time of the acquisition thereof (and not incurred in anticipation of or in connection with such transaction); provided that such Liens are not extended to other property of the Company or its Restricted Subsidiaries;

(7) any Lien incurred in the ordinary course of business incidental to the conduct of the business of the Company or any of its Restricted Subsidiaries or the ownership of their property (including (i) easements, rights of way and similar encumbrances, (ii) rights or title of lessors under leases (other than Capital Lease Obligations), (iii) rights of collecting banks having rights of setoff, revocation, refund or chargeback with respect to money or instruments of the Company or any of its Restricted Subsidiaries on deposit with or in the possession of such banks, (iv) Liens imposed by law, including Liens under workers’ compensation or similar legislation and mechanics’, carriers’, warehousemen’s, materialmen’s, suppliers’ and vendors’ Liens, (v) Liens incurred to secure performance of obligations with respect to statutory or regulatory requirements, performance or return-of-money bonds, insurance or surety bonds, bid, plugging and abandonment and performance bonds other obligations of a like nature and incurred in the ordinary course of business (including Liens to secure letters of credit issued to assure payment of such obligations) and (vi) Oil and Gas Liens, in each case which are not incurred in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of property (other than trade accounts payable arising in the ordinary course of business));

(8) Liens for taxes, assessments and governmental charges not yet due or the validity of which are being contested in good faith by appropriate proceedings, promptly instituted and diligently conducted, and for which adequate reserves have been established to the extent required by GAAP as in effect at such time;

(9) Liens incurred to secure appeal bonds and judgment and attachment Liens not constituting a Default, in each case in connection with litigation or legal proceedings that are being contested in good faith by appropriate proceedings;

(10) Liens securing Hedging Obligations of the Company and its Restricted Subsidiaries;

(11) Liens securing Capital Lease Obligations, mortgage financings, purchase money obligations or other Indebtedness incurred pursuant to clause (6) of the definition of “Permitted Debt”; provided that such Liens attach only to the property (a) acquired with the proceeds of such Indebtedness or (b) which is the subject of such Capital Lease Obligations;

(12) Liens securing purchase money obligations or other Indebtedness granted in connection with the acquisition by the Company or any of its Restricted Subsidiaries in the ordinary course of business of fixed assets used in a Permitted Business (including the office buildings and other real property used by the Company or such Restricted Subsidiary in conducting its operations); provided that (a) such Liens attach only to the fixed assets acquired with the proceeds of such purchase money obligations or other Indebtedness or property and assets affixed or appurtenant thereto; and (b) such purchase money obligations or other Indebtedness is not in excess of the purchase price of such fixed assets;

(13) Liens resulting from the deposit of funds or evidences of Indebtedness in trust for the purpose of decreasing or legally defeasing Indebtedness of the Company or any of its Restricted Subsidiaries so long as such deposit of funds is permitted by Section 3.3;

(14) Liens on the Equity Interests of a Person that is not a Restricted Subsidiary of the Company to secure obligations of such Person and any refinancing thereof;

(15) Liens in favor of the Company or a Restricted Subsidiary of the Company;

(16) claims, Liens or encumbrances upon, and defects of title to, real or personal property, including any attachment of personal or real property or real property or other legal process prior to adjudication of a dispute on the merits, (a) if the validity or amount thereof is being contested in good faith by appropriate and lawful proceedings diligently conducted so long as levy and execution thereon have been stayed and continue to be stayed, (b) if a final judgment is entered and such judgment is discharged within thirty (30) days of entry, or (c) the payment of which is covered in full (subject to customary deductible) by insurance;

(17) precautionary filings under the UCC by a lessor with respect to personal property leased to such Person;

(18) Liens on insurance policies and proceeds thereof, or other deposits, to secure insurance premium financings;

(19) Liens on Receivables and related assets of the type specified in the definition of “Qualified Receivables Transaction” incurred in connection with a Qualified Receivables Transaction;

(20) Liens on cash, Temporary Cash Investments or other property arising in connection with the defeasance, discharge or redemption of Indebtedness;

(21) Liens in respect of Production Payments and Reserve Sales; provided that such Liens are limited to the property that is subject to such Production Payments and Reserve Sales;

(22) other Liens not otherwise permitted hereunder with respect to Indebtedness that does not in the aggregate exceed at any one time outstanding the greater of (a) $200.0 million and (b) 4.0% of the Company’s ACNTA at the time of incurrence of any Indebtedness secured by a Lien permitted by this clause (22); and

(23) Liens to renewing, extending, refinancing or refunding a Lien referred to in clauses (1) through (22) above; provided that (i) such new Lien shall be limited to all or part of the same property (including future improvements thereon and accessions thereto) subject to the original Lien and (ii) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (a) the outstanding principal amount or, if greater, the committed amount of the Indebtedness secured by such original Lien immediately prior to such extension, renewal, refinancing, refunding or exchange and (b) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement.

“Permitted Marketing Obligations” means Indebtedness of the Company or any Restricted Subsidiary of the Company under letter of credit or borrowed money obligations, or in lieu of or in addition to such letters of credit or borrowed money, Guarantees of such Indebtedness or other obligation, of the Company or any Restricted Subsidiary of the Company by any other Restricted Subsidiary of the Company, as applicable, related to the purchase by the Company or any of its Restricted Subsidiaries of Hydrocarbons for which the Company or such Restricted Subsidiary has contracts to sell; provided that, in the event that such Indebtedness or obligations are Guaranteed by the Company or any such Restricted Subsidiary, then either:

(1) the Person with which the Company or such Restricted Subsidiary has contracts to sell has an Investment Grade Rating from S&P or Moody’s, or in lieu thereof, a Person Guaranteeing the payment of such obligated Person has an Investment Grade Rating from S&P or Moody’s; or

(2) such Person posts, or has posted for it, a letter of credit in favor of the Company or such Restricted Subsidiary with respect to all such Person’s obligations to the Company or such Restricted Subsidiary under such contracts.

“Permitted Midstream Investments” means Investments by the Company or any of its Restricted Subsidiaries in any Person (including in any Unrestricted Subsidiary) consisting of a capital contribution, asset contribution, or otherwise arising from the receipt of non-cash consideration from a transfer, to such Person of Midstream Assets; provided that:

(1) at the time of any such Investment and immediately thereafter, the Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Coverage Ratio test set forth in the first paragraph of Section 3.2; and

(2) if such Person has outstanding Indebtedness at the time of any such Investment, either (a) all such Indebtedness is non-recourse to the Company or any of its Restricted Subsidiaries or (b) any such Indebtedness of such Person that is not non-recourse to the Company or any of its Restricted Subsidiaries could, at the time such Investment is made, be incurred at that time by the Company and its Restricted Subsidiaries pursuant to the Consolidated Coverage Ratio test set forth in the first paragraph of Section 3.2.

“Permitted Parent” means any Person that directly or indirectly holds or acquires 100% of the total voting power of the Voting Stock of the Company or all or substantially all of the assets of the Company and its Restricted Subsidiaries, and of which no other Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) holds more than 50% of the total voting power of the Voting Stock thereof.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock,” as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over Capital Stock of any other class of such Person.

The term “principal” of a Security means the principal of the Security plus the premium, if any, payable on the Security that is due or overdue or is to become due at the relevant time.

“Production Payments” means Dollar-Denominated Production Payments and Volumetric Production Payments, collectively.

“Production Payments and Reserve Sales” means the grant or transfer by the Company or any of its Restricted Subsidiaries to any Person of a royalty, overriding royalty, net profits interest, Production Payment, partnership or other interest in Oil and Gas Properties, reserves or the right to receive all or a portion of the production or the proceeds from the sale of production attributable to such properties where the holder of such interest has recourse solely to such production or proceeds of production, subject to the obligation of the grantor or transferor to operate and maintain, or cause the subject interests to be operated and maintained, in a reasonably prudent manner or other customary standard or subject to the obligation of the grantor or transferor to indemnify for environmental, title or other matters customary in the Permitted Business, including any such grants or transfers pursuant to incentive compensation programs on terms that are reasonably customary in the Permitted Business for geologists, geophysicists or other providers of technical services to the Company or any of its Restricted Subsidiaries.

“QIB” means any “qualified institutional buyer” as such term is defined in Rule 144A.

“Qualified Receivables Transaction” means any transaction or series of transactions that may be entered into by the Company or any of its Restricted Subsidiaries in which the Company or any such Restricted Subsidiary may sell, contribute, convey or otherwise transfer to (1) a Receivables Subsidiary (in the case of a transfer by the Company or any Restricted Subsidiaries of the Company) and (2) any other Person (in the case of a transfer by a Receivables Subsidiary), or may grant a security interest in, any Receivables (whether now existing or arising in the future) of the Company or any Restricted Subsidiary of the Company, and any related assets, including all collateral securing such Receivables, all contracts and all Guarantees or other obligations in respect of such Receivables, proceeds of such Receivables and other assets (including contract rights) which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving Receivables.

“Rating Agency” means (1) each of Moody’s and S&P and (2) if Moody’s or S&P ceases to rate the Securities for reasons outside of the control of the Company, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act selected by the Company as a replacement agency for Moody’s or S&P, as the case may be.

“Ratings Categories” means: (1) with respect to S&P, any of the following categories: AAA, AA, A, BBB, BB, B, CCC, CC, C and D (or equivalent successor categories); and (2) with respect to Moody’s, any of the following categories: Aaa, Aa, A, Baa, Ba, B, Caa, Ca, C and D (or equivalent successor categories).

“Ratings Decline” means a decrease in the rating of the notes by either Moody’s or S&P by one or more gradations (including gradations within Rating Categories as well as between Rating Categories). In determining whether the rating of the notes has decreased by one or more gradations, gradations within Ratings Categories, namely + or – for S&P and 1, 2 and 3 for Moody’s, will be taken into account; for example, in the case of S&P, a ratings decline either from BB+ to BB or BB to BB- will constitute a decrease of one gradation.

“Receivables” means any Indebtedness and other payment obligations owed to the Company, any Restricted Subsidiary of the Company or any Receivables Subsidiary, whether constituting an account, chattel paper, payment intangible, instrument or general intangible, in each case arising in connection with (i) the sale of goods or the rendering of service or (ii) the lease, license, rental or use of equipment, facilities or software, including the obligation to pay any finance charges, fees and other charges with respect thereto.

“Receivables Subsidiary” means a wholly owned Subsidiary of the Company (or another Person formed for the purpose of engaging in a Qualified Receivables Transaction with the Company or a Restricted Subsidiary of the Company in which the Company or any Restricted Subsidiary of the Company makes an Investment and to which the Company or any Restricted Subsidiary of the Company transfers Receivables) that engages in no activities other than in connection with the financing of Receivables, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and that is designated by the Company’s Board of Directors (as provided below) as a Receivables Subsidiary and

(1) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which:

(a) is Guaranteed by the Company or any Restricted Subsidiary of the Company (excluding Guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to representations, warranties, covenants, indemnities and performance guarantees customarily entered into in connection with accounts receivables financings);

(b) is recourse to or obligates the Company or any Restricted Subsidiary of the Company in any way other than pursuant to representations, warranties, covenants and indemnities customarily entered into in connection with accounts receivables financings; or

(c) subjects any property or asset of the Company or of any Restricted Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to representations, warranties, covenants and indemnities customarily entered into in connection with accounts receivables financings;

(2) with which neither the Company nor any Restricted Subsidiary of the Company has any material contract, agreement, arrangement or understanding other than on terms no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company, other than fees payable in the ordinary course of business in connection with servicing Receivables; and

(3) with which neither the Company nor any Restricted Subsidiary of the Company has any obligation to maintain or preserve such Receivables Subsidiary’s financial condition (other than customary requirements for the maintenance of a minimum net worth) or cause such Receivables Subsidiary to achieve certain levels of operating results.

Any designation of a Receivables Subsidiary by the Company’s Board of Directors after the Issue Date shall be evidenced to the Trustee by filing with the Trustee a Board Resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding conditions.

“Redemption Date” means, with respect to any redemption of Securities, the date of redemption with respect thereto.

“Refinance” means, with respect to any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness. “Refinances,” “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Indebtedness” means Indebtedness that Refinances any Indebtedness of the Company or any Restricted Subsidiary of the Company existing on the Issue Date or incurred in compliance with this Indenture, including Indebtedness that Refinances Refinancing Indebtedness; provided that:

(1) such Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced;

(2) such Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is incurred that is equal to or greater than (a) the Average Life of the Indebtedness being Refinanced or (b) 90 days longer than that of the Securities;

(3) such Refinancing Indebtedness has an aggregate principal amount (or if incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if incurred with original issue discount, the aggregate accreted value) then outstanding or committed (plus fees and expenses, including any premium and defeasance costs) under the Indebtedness being Refinanced;

(4) if the Refinanced Indebtedness was subordinated in right of payment to the Securities or the Subsidiary Guarantees, as the case may be, then such Refinancing Indebtedness, by its terms, is subordinate in right of payment to the Securities or the Subsidiary Guarantees, as the case may be, at least to the same extent as the refinanced Indebtedness; and

(5) if the Refinanced Indebtedness is purchase money obligations, (a) the holders of such Refinancing Indebtedness agree that they will look solely to the fixed assets so acquired which secure such Refinancing Indebtedness, and neither the Company nor any Restricted Subsidiary of the Company (i) is directly or indirectly liable for such Refinancing Indebtedness or (ii) provides credit support, including any undertaking, Guarantee, agreement or instrument, related to such Refinancing Indebtedness that would constitute Indebtedness (other than the grant of a Lien on such acquired fixed assets) and (b) no default or event of default with respect to such Refinancing Indebtedness would cause, or permit (after notice or passage of time or otherwise), any holder of any other Indebtedness of the Company or a Subsidiary Guarantor to declare a default or event of default on such other Indebtedness or cause the payment, repurchase, redemption, defeasance or other acquisition or retirement for value thereof to be accelerated or payable prior to any scheduled principal payment, scheduled sinking fund payment or maturity;

provided further, however, that Refinancing Indebtedness shall not include:

(1) Indebtedness of a Subsidiary (other than a Subsidiary Guarantor) that Refinances Indebtedness of the Company or a Subsidiary Guarantor; or

(2) Indebtedness of the Company or a Restricted Subsidiary of the Company that Refinances Indebtedness of an Unrestricted Subsidiary.

“Regulated Bank” means a commercial bank with a consolidated combined capital and surplus of at least $5,000,000,000 that is (i) a U.S. depository institution the deposits of which are insured by the Federal Deposit Insurance Corporation; (ii) a corporation organized under section 25A of the U.S. Federal Reserve Act of 1913; (iii) a branch, agency or commercial lending company of a foreign bank operating pursuant to approval by and under the supervision of the Board of Governors under 12 CFR part 211; (iv) a non-U.S. branch of a foreign bank managed and controlled by a U.S. branch referred to in clause (iii); or (v) any other U.S. or non-U.S. depository institution or any branch, agency or similar office thereof supervised by a bank regulatory authority in any jurisdiction.

“Regulation S” means Regulation S under the Securities Act.

“Reporting Default” means a Default described in Section 6.1(3).

“Restricted Investment” means any Investment other than a Permitted Investment.

“Restricted Payment” with respect to the Company means:

(1) the declaration or payment of any dividends or any other distributions of any sort in respect of its Equity Interests (including any payment in connection with any merger or consolidation involving the Company) or similar payment to the direct or indirect holders of its Equity Interests, other than:

(a) dividends or distributions payable solely in its Equity Interests (other than Disqualified Stock);

(b) dividends or distributions payable solely to the Company or a Restricted Subsidiary of the Company; and

(c) pro rata dividends or other distributions made by a Restricted Subsidiary of the Company to minority stockholders (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation);

(2) the purchase, repurchase, redemption or other acquisition or retirement for value of any Capital Stock of the Company held by any other Person (other than any acquisition or retirement for value from, or payment to, the Company or any Restricted Subsidiary of the Company);

(3) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment of any Subordinated Obligations of the Company (other than (a) any intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries and (b) the purchase, repurchase or other acquisition of Subordinated Obligations acquired in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such payment); or

(4) the making of any Investment (other than a Permitted Investment) in any Person.

“Restricted Securities” means Initial Securities and Additional Securities bearing the Restricted Securities Legend.

“Restricted Securities Legend” means the legend set forth in Section 2.1(d)(1).

“Restricted Subsidiary” means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary. Unless otherwise indicated, references to a “Restricted Subsidiary” are to a Restricted Subsidiary of the Company.

“Rule 144A” means Rule 144A under the Securities Act.

“S&P” means S&P Global Ratings and its successors.

“Screened Affiliate” means any Affiliate of a Holder (i) that makes investment decisions independently from such Holder and any other Affiliate of such Holder that is not a Screened Affiliate, (ii) that has in place customary information screens between it and such Holder and any other Affiliate of such Holder that is not a Screened Affiliate and such screens prohibit the sharing of information with respect to the Company or its Subsidiaries, (iii) whose investment policies are not directed by such Holder or any other Affiliate of such Holder that is acting in concert with such Holder in connection with its investment in the Notes, and (iv) whose investment decisions are not influenced by the investment decisions of such Holder or any other Affiliate of such Holder that is acting in concert with such Holder in connection with its investment in the Notes.

“SEC” means the United States Securities and Exchange Commission.

“Secured Indebtedness” means any Indebtedness of the referent Person or any of its Restricted Subsidiaries secured by a Lien.

“Secured Leverage Ratio” means, with respect to any Person on any date of determination, the ratio of:

(1) the aggregate principal amount of Secured Indebtedness of the type referenced under clauses (1), (2) and (4) of the definition of “Indebtedness” outstanding on such date (and, for this purpose, letters of credit will be deemed to have a principal amount equal to the face amount thereof, whether or not drawn); to:

(2) the aggregate amount of such Person’s Consolidated Cash Flow for the most recent four-quarter period for which financial information is available.

The Secured Leverage Ratio shall be calculated using the same methodologies and assumptions used to calculate the Consolidated Coverage Ratio.

“Securities” has the meaning ascribed to it in the second introductory paragraph of this Indenture.

“Securities Act” means the Securities Act of 1933 (15 U.S.C. §§ 77a-77aa), as amended.

“Securities Custodian” means the custodian with respect to a Global Security (as appointed by DTC), or any successor Person thereto and shall initially be the Trustee.

“Senior Debt” means (1) all Indebtedness of the Company or any of its Restricted Subsidiaries outstanding under Credit Facilities and all obligations under Hedging Obligations with respect thereto; (2) any other Indebtedness of the Company or any of its Restricted Subsidiaries permitted to be incurred under the terms of this Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is subordinated in right of payment to the Securities or any Subsidiary Guarantee; and (3) all obligations with respect to the items listed in the preceding clauses (1) and (2). Notwithstanding anything to the contrary in the preceding sentence, Senior Debt will not include: (1) any intercompany Indebtedness of the Company or any of its Restricted Subsidiaries to the Company or any of its Affiliates; or (2) any Indebtedness that is incurred in violation of this Indenture. For the avoidance of doubt, “Senior Debt” will not include any trade payables or taxes owed or owing by the Company or any of its Restricted Subsidiaries.

“Short Derivative Instrument” means a Derivative Instrument (i) the value of which generally decreases, and/or the payment or delivery obligations under which generally increase, with positive changes to the Performance References and/or (ii) the value of which generally increases, and/or the payment or delivery obligations under which generally decrease, with negative changes to the Performance References.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

“Stock Offering” means a primary offering for cash, whether public or private, of shares of Capital Stock (other than Disqualified Stock) of the Company.

“Subordinated Obligation” means any Indebtedness of the Company or any Subsidiary Guarantor (whether outstanding on the Issue Date or thereafter incurred) which is subordinate or junior in right of payment to, in the case of the Company, the Securities or, in the case of a Subsidiary Guarantor, its Subsidiary Guarantee pursuant to a written agreement to that effect.

“Subsidiary” means, with respect to any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by:

(1) such Person;

(2) such Person and one or more Subsidiaries of such Person; or

(3) one or more Subsidiaries of such Person.

“Subsidiary Guarantee” means, individually, any Guarantee of payment of the Securities by a Subsidiary Guarantor pursuant to the terms of this Indenture and any supplemental indenture thereto, and, collectively, all such Guarantees.

“Subsidiary Guarantor” means each Subsidiary of the Company that executes this Indenture as a Guarantor and each other Subsidiary of the Company that thereafter Guarantees the Securities pursuant to the terms of this Indenture, in each case until a successor replaces such Person pursuant to the applicable provisions of this Indenture and, thereafter, means such successor.

“Temporary Cash Investments” means any of the following:

(1) any Investment in direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof;

(2) Investments in time deposit accounts, certificates of deposit and money market deposits maturing within one year of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $250.0 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated “A-” (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Section 3(a)(62) of the Exchange Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor whose assets consist of obligations of the types described in clauses (1), (2), (3), (4) and (5) of this definition;

(3) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) of this definition entered into with a bank meeting the qualifications described in clause (2) of this definition;

(4) Investments in commercial paper, maturing not more than 180 days after the date of acquisition, issued by a Person (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any Investment therein is made of “P-2” (or higher) according to Moody’s, “A-2” (or higher) according to S&P or “R-1” (or higher) by Dominion Bond Rating Service Limited or Canadian Bond Rating Service, Inc. (in the case of a Canadian issuer);

(5) Investments in securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A” by S&P or “A” by Moody’s;

(6) Investments in asset-backed securities maturing within one year of the date of acquisition thereof with a long-term rating at the time as of which any Investment therein is made of “A3” (or higher) by Dominion Bond Rating Service Limited or Canadian Bond Rating Service, Inc. (in the case of a Canadian issuer); and

(7) obligations of any foreign government or obligations that possess a guaranty of the full faith and credit of any foreign government;

(8) obligations of United States government-sponsored enterprises, Federal agencies, and Federal financing banks that are not otherwise authorized including, but not limited to, (i) United States government-sponsored enterprises such as instrumentalities of the Federal Credit System (Bank for Cooperatives, Federal Land Banks), Federal Home Loan Banks and Federal National Mortgage Association and (ii) Federal agencies such as instrumentalities of the Department of Housing and Urban Development (Federal Housing Administration, Government National Mortgage Association), Export-Import Bank, Farmers Home Administration and Tennessee Valley Authority;

(9) debt obligations (other than commercial paper obligations) of domestic or foreign corporations;

(10) preferred stock obligations with a floating rate dividend that is reset periodically at auction;

(11) Investments in repurchase agreements collateralized by any of the above securities eligible for outright purchase; provided that the collateral is delivered to a bank custody account in accordance with the terms of a written repurchase agreement with a dealer or bank; and

(12) Investments in shares of institutional mutual funds whose investment policies are essentially in agreement with the type and criteria for Investments otherwise set forth in this definition,

provided that Investments described in clauses (7) through (12) of this definition are restricted to obligations rated no lower than “A3” or “P-1” by Moody’s or “A-” or “A-1” by S&P.

“TIA” or “Trust Indenture Act” means the Trust Indenture Act of 1939 (15 U.S.C. §§77aaa-77bbbb), as in effect on the date of this Indenture.

“Total Leverage Ratio” means, with respect to any Person on any date of determination, the ratio of:

(1) the aggregate principal amount of Indebtedness of such Person and the Restricted Subsidiaries of such Person of the type referenced under clauses (1), (2) and (3) of the definition of “Indebtedness” outstanding on such date (and, for this purpose, letters of credit will be deemed to have a principal amount equal to the face amount thereof, whether or not drawn); to:

(2) the aggregate amount of such Person’s Consolidated Cash Flow for the most recent four-quarter period for which internal financial statements are available.

The Total Leverage Ratio shall be calculated using the same methodologies and assumptions used to calculate the Consolidated Coverage Ratio.

“Transaction Costs” means any legal, professional and advisory fees or other transaction costs and expenses paid (whether or not incurred) by the Company or any Restricted Subsidiary in connection with (i) any acquisitions by the Company or any Restricted Subsidiary, (ii) any incurrence of Indebtedness or Disqualified Stock by the Company or any Restricted Subsidiary or any refinancing thereof, or any issuance of other equity securities or (iii) any reorganization or recapitalization of the capital structure of the Company or Subsidiaries thereof, in each case permitted under this Indenture.

“Treasury Rate” means, in respect of any date of redemption of Securities, the yield to maturity as of the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 that has become publicly available at least two Business Days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the Redemption Date to March 1, 2029; provided, however, that if the period from the Redemption Date to March 1, 2029, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used. The Company will (1) calculate the Treasury Rate no later than the second (and no earlier than the fourth) Business Day preceding the applicable Redemption Date and (2) prior to such Redemption Date file with the Trustee an Officers’ Certificate setting forth the Applicable Premium and the Treasury Rate and showing the calculation of each in reasonable detail.

“Trust Officer” means, when used with respect to the Trustee, any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, secretary, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such person’s knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this Indenture.

“Trustee” means the party named as such in this Indenture until a successor replaces it and, thereafter, means the successor.

“Unrestricted Subsidiary” means (i) CNX Midstream and its Subsidiaries, and (ii) any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger or consolidation or Investment therein) that is designated by the Board of Directors of the Company as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only to the extent that such Subsidiary:

(1) has no Indebtedness other than Non-Recourse Debt, except to the extent the foregoing would be treated as an Investment or Indebtedness permitted under this Indenture if incurred by the Company;

(2) except as permitted by Section 3.8, is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;

(3) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results, except to the extent the foregoing would be treated as an Investment or Indebtedness permitted under this Indenture if incurred by the Company; and

(4) has not Guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries, except to the extent such Guarantee would be released upon such designation.

All Subsidiaries of an Unrestricted Subsidiary shall also be Unrestricted Subsidiaries.

“Volumetric Production Payments” means production payment obligations recorded as deferred revenue in accordance with GAAP, together with all undertakings and obligations in connection therewith.

“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

Section 1.2 Other Definitions.

Term	Defined in Section
“Additional Restricted Securities”	2.1	(b)
“Affiliate Transaction”	3.8
“Agent Members”	2.1	(e)(iii)
“Alternate Offer”	3.9
“Asset Disposition Offer Amount”	3.5
“Asset Disposition Offer Period”	3.5
“Asset Disposition Offer”	3.5
“Asset Disposition Purchase Date”	3.5
“Authenticating Agent”	2.2
“Cash Consideration”	3.5
“Change of Control Offer”	3.9
“Change of Control Payment”	3.9
“Change of Control Payment Date”	3.9
“Clearstream”	2.1	(b)
“Company Order”	2.2

Term	Defined in Section
“covenant defeasance option”	8.1	(b)
“Covenant Termination Date”	3.18
“Defaulted Interest”	2.14
“Derivative Instrument”	1.1
“Directing Holder”	6.1
“Euroclear”	2.1	(b)
“Event of Default”	6.1
“Excess Proceeds”	3.5
“Global Securities”	2.1	(b)
“Initial Lien”	3.6
“Institutional Accredited Investor Global Notes”	2.1	(b)
“Institutional Accredited Investor Notes”	2.1	(b)
“LCT Election”	1.5
“LCT Test Date”	1.5
“legal defeasance option”	8.1	(b)
“Legal Holiday”	11.8
“Noteholder Direction”	6.1
“Paying Agent”	2.3
“Payment Default”	6.1	(5)(a)
“Permitted Debt”	3.2
“Position Representation”	6.1
“protected purchaser”	2.10
“Registrar”	2.3
“Regulation S Global Note”	2.1	(b)
“Regulation S Notes”	2.1	(b)
“Resale Restriction Termination Date”	2.6	(b)
“Restricted Period”	2.1	(b)
“Rule 144A Global Note”	2.1	(b)
“Rule 144A Notes”	2.1	(b)
“Securities Register”	2.3
“Special Interest Payment Date”	2.14	(a)
“Special Record Date”	2.14	(a)
“Successor Company”	4.1
“Successor Guarantor”	4.1
“Verification Covenant”	6.1

Section 1.3 Incorporation by Reference of Trust Indenture Act. Except as required by law and except for provisions of the TIA expressly referenced or incorporated herein, this Indenture is not subject to the TIA.

Section 1.4 Rules of Construction. Unless the context otherwise requires:

(1) a term has the meaning assigned to it;

(2) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(3) “or” is not exclusive;

(4) “including” means including without limitation;

(5) words in the singular include the plural and words in the plural include the singular;

(6) all amounts expressed in this Indenture or in any of the Securities in terms of money refer to the lawful currency of the United States of America;

(7) when expressed as a command, the words “will” and “shall” have the same meaning; and

(8) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Indenture as a whole and not to any particular Article, Section or other subdivision.

Section 1.5 Limited Condition Transaction. In connection with determining whether any Limited Condition Transaction and any actions or transactions related thereto (including the incurrence, issuance or assumption of Indebtedness and the use of proceeds thereof, the incurrence or creation of Liens and the making of Restricted Payments and Investments) is permitted under this Indenture, for which determination requires the calculation of any financial ratio, test or basket, each calculated on a pro forma basis, at the option of the Company (the Company’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), the date of determination shall be deemed to be the date the definitive agreement for such Limited Condition Transaction is entered into (the “LCT Test Date”), and if, after giving pro forma effect to the Limited Condition Transaction, such Limited Condition Transaction would have been permitted on the relevant LCT Test Date in compliance with such provision. For the avoidance of doubt, if the Company has made an LCT Election, (1) if any of the ratios, tests or baskets for which compliance was determined or tested as of the LCT Test Date would at any time after the LCT Test Date have been exceeded or otherwise failed to have been complied with as a result of fluctuations in any such ratio, test or basket, including due to fluctuations in Consolidated Cash Flow of the Company, such baskets, tests or ratios will not be deemed to have been exceeded or failed to have been complied with as a result of such fluctuations (and no Default or Event of Default shall be deemed to have occurred due to such failure to comply), and (2) in calculating the availability under any ratio, test or basket in connection with any action or transaction unrelated to such Limited Conditional Transaction following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated and the date that the definitive agreement or date for redemption, purchase or repayment specified in an irrevocable notice for such Limited Condition Transaction is terminated, expires or passes, as applicable, without consummation of such Limited Condition Transaction, any such ratio, test or basket shall be determined or tested giving pro forma effect to such Limited Condition Transaction.

ARTICLE II.

THE SECURITIES

Section 2.1 Form, Dating and Terms.

(a) The aggregate principal amount of Securities that may be authenticated and delivered under this Indenture is unlimited. The Initial Securities issued on the date hereof shall be in an aggregate principal amount of $500,000,000. In addition, the Company may issue, from time to time in accordance with the provisions of this Indenture, including the covenants in Article III, Additional Securities (as provided herein). Furthermore, Securities may be authenticated and delivered upon registration of transfer, exchange or in lieu of, other Securities pursuant to Section 2.2, 2.6, 2.10, 2.12, 5.8 or 9.5, in connection with an Asset Disposition Offer pursuant to Section 3.5 or in connection with a Change of Control Offer or Alternate Offer pursuant to Section 3.9.

The Securities shall be known and designated as “5.875% Senior Notes due 2034” of the Company.

With respect to any Additional Securities, the Company shall set forth in (a) a Board Resolution and (b) (i) an Officers’ Certificate or (ii) one or more indentures supplemental hereto, the following information:

(1) the aggregate principal amount of such Additional Securities to be authenticated and delivered pursuant to this Indenture;

(2) the issue price and the issue date of such Additional Securities, including the date from which interest shall accrue; and

(3) whether such Additional Securities shall be Restricted Securities.

If any Additional Securities are not fungible with the Initial Securities for U.S. Federal income tax purposes, such Additional Securities shall have a different CUSIP number and ISIN from the Initial Notes.

In authenticating and delivering Additional Securities, the Trustee shall be entitled to receive and shall be fully protected in conclusively relying upon, in addition to the Opinion of Counsel and Officers’ Certificate required by Section 11.4, an Opinion of Counsel as to the due authorization, execution, delivery, validity and enforceability (subject to customary exceptions) of such Additional Securities.

The Initial Securities and the Additional Securities shall be considered collectively as a single class for all purposes of this Indenture. Holders of the Initial Securities and the Additional Securities will vote and consent together on all matters to which such Holders are entitled to vote or consent as one class, and none of the Holders of the Initial Securities or the Additional Securities shall have the right to vote or consent as a separate class on any matter to which such Holders are entitled to vote or consent.

(b) The Initial Securities are being offered and sold by the Company pursuant to a Purchase Agreement, dated February 17, 2026, among the Company, the Subsidiary Guarantors and the Initial Purchasers. The Initial Securities and any Additional Securities (if issued as Restricted Securities) (the “Additional Restricted Securities”) shall be resold initially only to (A) QIBs in reliance on Rule 144A and (B) Non-U.S. Persons in reliance on Regulation S. Such Initial Securities and Additional Restricted Securities may thereafter be transferred to, among others, QIBs, purchasers in reliance on Regulation S and IAIs in accordance with Rule 501 of the Securities Act, in each case, in accordance with the procedure described herein. Additional Securities offered after the date hereof may be offered and sold by the Company from time to time pursuant to one or more purchase agreements in accordance with applicable law.

Initial Securities and Additional Restricted Securities offered and sold to QIBs in the United States of America in reliance on Rule 144A (the “Rule 144A Notes”) shall be issued in the form of a permanent global Security substantially in the form of Exhibit A, which is hereby incorporated by reference and made a part of this Indenture, including appropriate legends as set forth in Section 2.1(d) (the “Rule 144A Global Note”), deposited with the Trustee, as Securities Custodian, duly executed by the Company and authenticated by the Trustee as hereinafter provided. The Rule 144A Global Note may be represented by more than one certificate, if so required by DTC’s rules regarding the maximum principal amount to be represented by a single certificate. The aggregate principal amount of the Rule 144A Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee, as Securities Custodian, as hereinafter provided.

Initial Securities and any Additional Restricted Securities offered and sold outside the United States of America (the “Regulation S Notes”) in reliance on Regulation S shall initially be issued in the form of a permanent global Security, without interest coupons, substantially in the form of Exhibit A including appropriate legends as set forth in Section 2.1(d) (the “Regulation S Global Note”) deposited upon issuance with, or on behalf of, the Trustee as Securities Custodian in the manner described in this Article II for credit to the respective accounts of the purchasers (or to such other accounts as they may direct) at Euroclear Bank S.A./N.V. (“Euroclear”) or Clearstream Banking, société anonyme (“Clearstream”). Prior to the 40th day after the later of the commencement of the offering of the Initial Securities and the Issue Date (such period through and including such 40th day, the “Restricted Period”), interests in the Regulation S Global Note may only be held through Euroclear and Clearstream, and may only be transferred to Non-U.S. Persons pursuant to Regulation S, unless exchanged for interests in another Global Security in accordance with the transfer and certification requirements described herein.

Investors may hold their interests in the Regulation S Global Note after the Restricted Period through organizations other than Euroclear or Clearstream that are participants in DTC’s system or directly through Euroclear or Clearstream, if they are participants in such systems, or indirectly through organizations which are participants in such systems. If such interests are held through Euroclear or Clearstream, Euroclear and Clearstream shall hold such interests in the applicable Regulation S Global Note on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositaries. Such depositaries, in turn, shall hold such interests in the applicable Regulation S Global Note in customers’ securities accounts in the depositaries’ names on the books of DTC.

The Regulation S Global Note may be represented by more than one certificate, if so required by DTC’s rules regarding the maximum principal amount to be represented by a single certificate. The aggregate principal amount of the Regulation S Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee, as custodian for DTC or its nominee, as hereinafter provided.

Initial Securities and Additional Restricted Securities resold to IAIs (the “Institutional Accredited Investor Notes”) in the United States of America shall be issued in the form of a permanent global Security substantially in the form of Exhibit A including appropriate legends as set forth in Section 2.1(d) (the “Institutional Accredited Investor Global Note”) deposited with the Trustee, as Securities Custodian, duly executed by the Company and authenticated by the Trustee as hereinafter provided. The Institutional Accredited Investor Global Note may be represented by more than one certificate, if so required by DTC’s rules regarding the maximum principal amount to be represented by a single certificate. The aggregate principal amount of the Institutional Accredited Investor Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee, as custodian for DTC or its nominee, as hereinafter provided.

The Rule 144A Global Note, the Regulation S Global Note and the Institutional Accredited Investor Global Note are sometimes collectively herein referred to as the “Global Securities.”

The principal of and interest on the Securities shall be payable at the office or agency of the Company maintained for such purpose in The City of New York, and at such other office or agency of the Company as may be maintained for such purpose pursuant to Section 2.3; provided, however, that, at the option of the Company, each installment of interest may be paid by (i) check mailed to addresses of the Persons entitled thereto as such addresses shall appear on the Securities Register or (ii) wire transfer to an account located in the United States maintained by the payee, subject to the last sentence of this paragraph. Payments in respect of Securities represented by a Global Security (including principal and interest) will be made by wire transfer of immediately available funds to the accounts specified by DTC. At the Company’s option, payments in respect of Securities represented by Definitive Securities (including principal and interest) may be made by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if the Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 15 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion).

The Securities may have notations, legends or endorsements required by law, stock exchange rule or usage, in addition to those set forth on Exhibit A and in Section 2.1(d). The Company shall approve any notation, endorsement or legend on the Securities. Each Security shall be dated the date of its authentication, and the Trustee’s certificate of authentication shall be substantially in the form set forth in Exhibit A. The terms of the Securities set forth in Exhibit A are part of the terms of this Indenture and, to the extent applicable, the Company, the Subsidiary Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to be bound by such terms.

(c) Denominations. The Securities shall be issuable only in fully registered form, without coupons, and only in denominations of $2,000 and any integral multiple of $1,000 in excess thereof.

(d) Legends.

(1) the Rule 144A Global Note, the Regulation S Global Note and the Institutional Accredited Investor Global Note shall bear the following legend on the face thereof:

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED, OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION.

THE HOLDER OF THIS SECURITY, BY ITS ACCEPTANCE HEREOF, AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED SECURITIES, TO OFFER, SELL, OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) THAT IS ONE YEAR (IN THE CASE OF RULE 144A SECURITIES) AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF, THE ORIGINAL ISSUE DATE OF THE ISSUANCE OF ANY ADDITIONAL SECURITIES AND THE LAST DATE ON WHICH THE COMPANY OR ANY AFFILIATE OF THE COMPANY WAS THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY) OR 40 DAYS (IN THE CASE OF REGULATION S SECURITIES) AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF, THE ORIGINAL ISSUE DATE OF THE ISSUANCE OF ANY ADDITIONAL SECURITIES AND THE DATE ON WHICH THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY) WAS FIRST OFFERED TO PERSONS OTHER THAN DISTRIBUTORS (AS DEFINED IN RULE 902 OF REGULATION S) IN RELIANCE ON REGULATION S, ONLY (A) TO THE COMPANY OR ANY SUBSIDIARY THEREOF, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES TO NON-U.S. PERSONS THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT OR (E) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE COMPANY’S AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSES (D) OR (E) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION, AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE. BY ITS ACQUISITION HEREOF (IN THE CASE OF REGULATION S SECURITIES), THE HOLDER HEREOF REPRESENTS THAT IT IS NOT A U.S. PERSON NOR IS IT PURCHASING FOR THE ACCOUNT OF A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT.

BY ITS ACQUISITION OF THIS SECURITY, THE HOLDER THEREOF WILL BE DEEMED TO HAVE REPRESENTED AND WARRANTED THAT EITHER (1) NO PORTION OF THE ASSETS USED BY SUCH HOLDER TO ACQUIRE OR HOLD THIS SECURITY CONSTITUTES THE ASSETS OF AN EMPLOYEE BENEFIT PLAN THAT IS SUBJECT TO TITLE I OF THE U.S. EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), ANY PLAN, INDIVIDUAL RETIREMENT ACCOUNT OR OTHER ARRANGEMENT THAT IS SUBJECT TO SECTION 4975 OF THE U.S. INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), OR PROVISIONS UNDER ANY OTHER FEDERAL, STATE, LOCAL, NON-U.S. OR OTHER LAWS OR REGULATIONS THAT ARE SIMILAR TO SUCH PROVISIONS OF ERISA OR THE CODE (“SIMILAR LAWS”), OR AN ENTITY WHOSE UNDERLYING ASSETS ARE CONSIDERED TO INCLUDE “PLAN ASSETS” OF ANY SUCH PLAN, ACCOUNT OR ARRANGEMENT, OR (2) THE ACQUISITION AND HOLDING OF THIS SECURITY WILL NOT CONSTITUTE A NON-EXEMPT PROHIBITED TRANSACTION UNDER SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE OR A SIMILAR VIOLATION UNDER ANY APPLICABLE SIMILAR LAWS.

(2) Each Global Security, whether or not an Initial Security, shall bear the following legend on the face thereof:

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO DTC, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

(3) Each Security shall bear the following legend, to the extent applicable:

THE FOLLOWING INFORMATION IS SUPPLIED SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES. THIS NOTE MAY HAVE BEEN ISSUED WITH ORIGINAL ISSUE DISCOUNT (“OID”) WITHIN THE MEANING OF SECTION 1273 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), AND THIS LEGEND IS REQUIRED BY SECTION 1275(c) OF THE CODE. HOLDERS MAY OBTAIN INFORMATION REGARDING THE AMOUNT OF OID, IF ANY, THE ISSUE PRICE, THE ISSUE DATE AND THE YIELD TO MATURITY RELATING TO THE NOTES BY CONTACTING THE ISSUER’S VICE PRESIDENT, INVESTOR RELATIONS AT (724) 485-3157.

(e) Book-Entry Provisions.

(i) This Section 2.1(e) shall apply only to Global Securities deposited with the Trustee, as Securities Custodian.

(ii) Each Global Security initially shall (x) be registered in the name of Cede & Co. as the nominee of DTC, (y) be delivered to the Trustee as Securities Custodian and (z) bear legends as set forth in Section 2.1(d). Transfers of a Global Security (but not a beneficial interest therein) will be limited to transfers thereof in whole, but not in part, to the Depositary, its successors or their respective nominees, except as set forth in Section 2.1(e)(v) and 2.1(f). If a beneficial interest in a Global Security is transferred or exchanged for a beneficial interest in another Global Security, the Trustee will (x) record a decrease in the principal amount of the Global Security being transferred or exchanged equal to the principal amount of such transfer or exchange and (y) record a like increase in the principal amount of the other Global Security. Any beneficial interest in one Global Security that is transferred to a Person who takes delivery in the form of an interest in another Global Security, or exchanged for an interest in another Global Security, will, upon transfer or exchange, cease to be an interest in such Global Security and become an interest in the other Global Security and, accordingly, will thereafter be subject to all transfer and exchange restrictions, if any, and other procedures applicable to beneficial interests in such other Global Security for as long as it remains such an interest.

(iii) Members of, or participants in, DTC (“Agent Members”) shall have no rights under this Indenture with respect to any Global Security held on their behalf by DTC or by the Trustee as the Securities Custodian or under such Global Security, and DTC may be treated by the Company, the Subsidiary Guarantors, the Trustee and any agent of the Company, the Subsidiary Guarantors or the Trustee as the absolute owner of such Global Security for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Subsidiary Guarantors, the Trustee or any agent of the Company, the Subsidiary Guarantors or the Trustee from giving effect to any written certification, proxy or other authorization furnished by DTC or impair, as between DTC and its Agent Members, the operation of customary practices of DTC governing the exercise of the rights of a Holder of a beneficial interest in any Global Security.

(iv) In connection with any transfer of a portion of the beneficial interest in a Global Security pursuant to Section 2.1(f) to beneficial owners who are required to hold Definitive Securities, the Securities Custodian shall reflect on its books and records the date and a decrease in the principal amount of such Global Security in an amount equal to the principal amount of the beneficial interest in the Global Security to be transferred, and the Company shall execute, and the Trustee shall authenticate and make available for delivery, one or more Definitive Securities of like tenor and amount.

(v) In connection with the transfer of an entire Global Security to beneficial owners pursuant to Section 2.1(f), such Global Security shall be deemed to be surrendered to the Trustee for cancellation, and the Company shall execute, and the Trustee shall authenticate and make available for delivery, to each beneficial owner identified by DTC in exchange for its beneficial interest in such Global Security, an equal aggregate principal amount of Definitive Securities of authorized denominations.

(vi) The registered Holder of a Global Security may grant proxies and otherwise authorize any person, including Agent Members and persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under this Indenture or the Securities.

(vii) Any Holder of a Global Security shall, by acceptance of such Global Security, agree that transfers of beneficial interests in such Global Security may be effected only through a book-entry system maintained by (a) the Holder of such Global Security (or its agent) or (b) any holder of a beneficial interest in such Global Security, and that ownership of a beneficial interest in such Global Security shall be required to be reflected in a book entry.

(f) Definitive Securities.

(i) Except as provided below, owners of beneficial interests in Global Securities will not be entitled to receive Definitive Securities. If required to do so pursuant to any applicable law or regulation, beneficial owners may obtain Definitive Securities in exchange for their beneficial interests in a Global Security upon written request in accordance with DTC’s and the Registrar’s procedures. In addition, Definitive Securities shall be transferred to all beneficial owners in exchange for their beneficial interests in a Global Security if (A) DTC notifies the Company that it is unwilling or unable to continue as depositary for such Global Security or DTC ceases to be a clearing agency registered under the Exchange Act, at a time when DTC is required to be so registered in order to act as depositary, and in each case a successor depositary is not appointed by the Company within 90 days of such notice, (B) subject to DTC’s rules, the Company, at its option, delivers to the Trustee and Registrar written notice stating that such Global Security shall be so exchangeable or (C) an Event of Default has occurred and is continuing and DTC notifies the Company and the Trustee of DTC’s decision to exchange such Global Security for Definitive Securities. In the event of the occurrence of any of the events specified in the preceding sentence or in clause (A), (B) or (C) of the preceding sentence, Definitive Securities delivered in exchange for any Global Note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of DTC (in accordance with its customary procedures).

(ii) Any Definitive Security delivered in exchange for an interest in a Global Security pursuant to Section 2.1(e)(iv) or (f) shall, except as otherwise provided by Section 2.6(d), bear the Restricted Securities Legend.

(iii) If a Definitive Security is transferred or exchanged for a beneficial interest in a Global Security, the Trustee will (x) cancel such Definitive Security, (y) record an increase in the principal amount of such Global Security equal to the principal amount of such transfer or exchange and (z) in the event that such transfer or exchange involves less than the entire principal amount of the canceled Definitive Security, the Company shall execute, and the Trustee shall authenticate and make available for delivery, to the transferring Holder a new Definitive Security representing the principal amount not so transferred.

(iv) If a Definitive Security is transferred or exchanged for another Definitive Security, (x) the Trustee will cancel the Definitive Security being transferred or exchanged, (y) the Company shall execute, and the Trustee shall authenticate and make available for delivery, one or more new Definitive Securities in authorized denominations having an aggregate principal amount equal to the principal amount of such transfer or exchange to the transferee (in the case of a transfer) or the Holder of the canceled Definitive Security (in the case of an exchange), registered in the name of such transferee or Holder, as applicable, and (z) if such transfer or exchange involves less than the entire principal amount of the canceled Definitive Security, the Company shall execute, and the Trustee shall authenticate and make available for delivery to the Holder thereof, one or more Definitive Securities in authorized denominations having an aggregate principal amount equal to the untransferred or unexchanged portion of the canceled Definitive Securities, registered in the name of the Holder thereof.

Section 2.2 Execution and Authentication. One Officer shall sign the Securities for the Company by manual or facsimile signature. If the Officer whose signature is on a Security no longer holds that office at the time the Trustee authenticates the Security, the Security shall be valid nevertheless.

A Security shall not be valid until an authorized signatory of the Trustee manually authenticates the Security. The signature of the Trustee on a Security shall be conclusive evidence that such Security has been duly and validly authenticated and issued under this Indenture. A Security shall be dated the date of its authentication.

At any time and from time to time after the execution and delivery of this Indenture, the Trustee shall authenticate and make available for delivery: (1) Initial Securities for original issue on the Issue Date in an aggregate principal amount of $500,000,000 and (2) subject to the terms of this Indenture, Additional Securities for original issue in an unlimited principal amount, in each case upon a written order of the Company signed by one Officer of the Company (the “Company Order”). Such Company Order shall specify whether the Securities will be in the form of Definitive Securities or Global Securities, the amount of the Securities to be authenticated and the date on which the original issue of Securities is to be authenticated and whether the Securities are to be Initial Securities or Additional Securities.

The Trustee may appoint an agent (the “Authenticating Agent”) reasonably acceptable to the Company to authenticate the Securities. Any such instrument shall be evidenced by an instrument signed by a Trust Officer, a copy of which shall be furnished to the Company. Unless limited by the terms of such appointment, any such Authenticating Agent may authenticate Securities whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by the Authenticating Agent. An Authenticating Agent has the same rights as any Registrar, Paying Agent or agent for service of notices and demands.

In case the Company, pursuant to Article IV, shall be consolidated or merged with or into any other Person or shall convey, transfer, lease or otherwise dispose of all or substantially all of its assets in one or more transactions to any Person, and the Successor Company shall have executed an indenture supplemental hereto with the Trustee pursuant to Article IV, any of the Securities authenticated or delivered prior to such transaction may, from time to time, at the request of the Successor Company, be exchanged for other Securities executed in the name of the Successor Company, with such changes in phraseology and form as may be appropriate, but otherwise in substance of like tenor as the Securities surrendered for such exchange and of like principal amount; and the Trustee, upon Company Order of the Successor Company, shall authenticate and make available for delivery Securities as specified in such order for the purpose of such exchange. If Securities shall at any time be authenticated and delivered in any new name of a Successor Company pursuant to this Section 2.2 in exchange or substitution for or upon registration of transfer of any Securities, such Successor Company, at the option of the Holders but without expense to them, shall provide for the exchange of all Securities at the time outstanding for Securities authenticated and delivered in such new name.

Section 2.3 Registrar and Paying Agent. The Company shall maintain in the continental United States an office or agency where Securities may be presented for registration of transfer or for exchange (the “Registrar”), and the Company shall maintain in New York, New York an office or agency where Securities may be presented for payment (the “Paying Agent”). The Registrar shall keep a register of the Securities and of their transfer and exchange (the “Securities Register”). The Company or any of its Restricted Subsidiaries may act as Registrar or Paying Agent. The Company may have one or more co-registrars and one or more additional paying agents. The term “Paying Agent” includes any additional paying agent and the term “Registrar” includes any co-registrar.

The Company shall enter into an appropriate agency agreement with any Registrar or Paying Agent not a party to this Indenture, which shall incorporate the terms of the TIA. The agreement shall implement the provisions of this Indenture that relate to such agent. The Company shall notify the Trustee of the name and address of each such agent. If the Company fails to maintain a Registrar or Paying Agent, the Trustee shall act as such and shall be entitled to appropriate compensation therefor pursuant to Section 7.7.

The Company initially appoints the Trustee as Registrar and as Paying Agent for the Securities at its corporate trust office in New York, New York, which, on the date hereof, is located at 140 Broadway, Suite 4624, New York, New York 10005. The Company may remove any Registrar or Paying Agent upon written notice to such Registrar or Paying Agent and to the Trustee; provided, however, that no such removal shall become effective until (i) acceptance of any appointment by a successor as evidenced by an appropriate agreement entered into by the

Company and such successor Registrar or Paying Agent, as the case may be, and delivered to the Trustee or (ii) notification to the Trustee that the Trustee shall serve as Registrar or Paying Agent until the appointment of a successor in accordance with clause (i) above. The Registrar or Paying Agent may resign at any time upon written notice to the Company and the Trustee.

Section 2.4 Paying Agent to Hold Money in Trust. By no later than 11:00 a.m. (New York City time) on the date on which any principal or interest on any Security is due and payable, the Company shall deposit with the Paying Agent a sum sufficient in immediately available funds to pay such principal or interest when due. The Company shall require each Paying Agent (other than the Trustee) to agree in writing that such Paying Agent shall hold in trust for the benefit of Holders or the Trustee all money held by such Paying Agent for the payment of principal or interest on the Securities (whether such assets have been distributed to it by the Company or other obligors on the Securities), shall notify the Trustee in writing of any default by the Company or any Subsidiary Guarantor in making any such payment and shall during the continuance of any default by the Company (or any other obligor upon the Securities) in the making of any payment in respect of the Securities, upon the written request of the Trustee, forthwith deliver to the Trustee all sums held in trust by such Paying Agent for payment in respect of the Securities together with a full accounting thereof. If the Company or a Restricted Subsidiary of the Company acts as Paying Agent, it shall segregate the money held by it as Paying Agent and hold it as a separate trust fund. The Company at any time may require a Paying Agent (other than the Trustee) to pay all money held by it to the Trustee and to account for any funds or assets disbursed by such Paying Agent. Upon complying with this Section 2.4, the Paying Agent (if other than the Company or a Restricted Subsidiary of the Company) shall have no further liability for the money delivered to the Trustee. Upon any bankruptcy, reorganization or similar proceeding with respect to the Company, the Trustee shall serve as Paying Agent for the Securities.

Section 2.5 Holder Lists. The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Holders. If the Trustee is not the Registrar, or to the extent otherwise required under the TIA, the Company, on its own behalf and on behalf of each of the Subsidiary Guarantors, shall furnish or cause the Registrar to furnish to the Trustee, in writing at least five Business Days before each interest payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of Holders.

Section 2.6 Transfer and Exchange.

(a) A Holder may transfer a Security (or a beneficial interest therein) to another Person or exchange a Security (or a beneficial interest therein) for another Security or Securities of any authorized denomination by presenting to the Trustee a written request therefor stating the name of the proposed transferee or requesting such an exchange, accompanied by any certification, opinion or other document required by this Section 2.6. The Trustee shall promptly register any transfer or exchange that meets the requirements of this Section 2.6 by noting the same in the register maintained by the Trustee for the purpose, and no transfer or exchange shall be effective until it is registered in such register. The transfer or exchange of any Security (or a beneficial interest therein) may only be made in accordance with this Section 2.6 and Sections 2.1(e) and 2.1(f), as applicable, and, in the case of a Global Security (or a beneficial interest therein), the applicable rules and procedures of DTC, Euroclear and Clearstream. The Trustee shall refuse to register any requested transfer or exchange that does not comply with this paragraph.

(b) Transfers of Rule 144A Notes and Institutional Accredited Investor Notes. The following provisions shall apply with respect to any proposed registration of transfer of a Rule 144A Note or an Institutional Accredited Investor Note prior to the date which is one year after the later of the date of its original issue and the last date on which the Company or any Affiliate of Company was the owner of such Securities (or any predecessor thereto) (the “Resale Restriction Termination Date”):

(i) a registration of transfer of a Rule 144A Note or an Institutional Accredited Investor Note or a beneficial interest therein to a QIB shall be made upon the representation of the transferee in the form as set forth on the reverse of the Security that it is purchasing for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Company as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon its foregoing representations in order to claim the exemption from registration provided by Rule 144A; provided that no such written representation or other written certification shall be required in connection with the transfer of a beneficial interest in the Rule 144A Global Note to a transferee in the form of a beneficial interest in that Rule 144A Global Note in accordance with this Indenture and the applicable procedures of DTC.

(ii) a registration of transfer of a Rule 144A Note or an Institutional Accredited Investor Note or a beneficial interest therein to an IAI shall be made upon receipt by the Trustee or its agent of a certificate substantially in the form set forth in Section 2.8 from the proposed transferee and, if requested by the Company, the delivery of an Opinion of Counsel, certification and/or other information satisfactory to it; and

(iii) a registration of transfer of a Rule 144A Note or an Institutional Accredited Investor Note or a beneficial interest therein to a Non-U.S. Person shall be made upon receipt by the Trustee or its agent of a certificate substantially in the form set forth in Section 2.9 from the proposed transferee and, if requested by the Company, the delivery of an Opinion of Counsel, certification and/or other information satisfactory to it.

(c) Transfers of Regulations S Notes. The following provisions shall apply with respect to any proposed transfer of a Regulation S Note prior to the expiration of the Restricted Period:

(i) a transfer of a Regulation S Note or a beneficial interest therein to a QIB shall be made upon the representation of the transferee, in the form of assignment on the reverse of the certificate, that it is purchasing the Security for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A, is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Company as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon its foregoing representations in order to claim the exemption from registration provided by Rule 144A;

(ii) a transfer of a Regulation S Note or a beneficial interest therein to an IAI shall be made upon receipt by the Trustee or its agent of a certificate substantially in the form set forth in Section 2.8 from the proposed transferee and, if requested by the Company or the Trustee, the delivery of an Opinion of Counsel, certification and/or other information satisfactory to each of them; and

(iii) a transfer of a Regulation S Note or a beneficial interest therein to a Non-U.S. Person shall be made upon receipt by the Trustee or its agent of a certificate substantially in the form set forth in Section 2.9 hereof from the proposed transferee and, if requested by the Company, receipt by the Trustee or its agent of an Opinion of Counsel, certification and/or other information satisfactory to the Company.

After the expiration of the Restricted Period, interests in the Regulation S Note may be transferred in accordance with applicable law without requiring the certification set forth in Section 2.8, Section 2.9 or any additional certification.

(d) Restricted Securities Legend. Upon the transfer, exchange or replacement of Securities not bearing a Restricted Securities Legend, the Registrar shall deliver Securities that do not bear a Restricted Securities Legend. Upon the transfer, exchange or replacement of Securities bearing a Restricted Securities Legend, the Registrar shall deliver only Securities that bear a Restricted Securities Legend unless there is delivered to the Registrar an Opinion of Counsel reasonably satisfactory to the Company and the Trustee to the effect that neither such legend nor the related restrictions on transfer are required in order to maintain compliance with the provisions of the Securities Act.

(e) [Reserved].

(f) Retention of Written Communications. The Registrar shall retain copies of all letters, notices and other written communications received pursuant to Section 2.1 or this Section 2.6. The Company shall have the right to inspect and make copies of all such letters, notices or other written communications at any reasonable time upon the giving of reasonable prior written notice to the Registrar.

(g) Obligations with Respect to Transfers and Exchanges of Securities.

(i) To permit registrations of transfers and exchanges, the Company shall, subject to the other terms and conditions of this Article II, execute and the Trustee shall authenticate Definitive Securities and Global Securities at the Registrar’s request.

(ii) No service charge shall be made to a Holder for any registration of transfer or exchange, but the Company may require the Holder to pay a sum sufficient to cover any transfer tax assessments or similar governmental charge payable in connection therewith (other than any such transfer taxes, assessments or similar governmental charges payable upon exchange or transfer pursuant to Section 2.2, 2.10, 2.12, 3.5, 3.9, 5.8 or 9.5).

(iii) The Company (and the Registrar) shall not be required to register the transfer of or exchange of any Security (A) for a period (1) of 15 days before giving any notice of redemption of Securities or (2) beginning 15 days before an interest payment date and ending on such interest payment date or (B) selected for redemption, except the unredeemed portion of any Security being redeemed in part.

(iv) Prior to the due presentation for registration of transfer of any Security, the Company, any Subsidiary Guarantor, the Trustee, the Paying Agent or the Registrar may deem and treat the person in whose name a Security is registered as the owner of such Security for the purpose of receiving payment of principal and (subject to paragraph 2 of the form of Securities attached hereto as Exhibit A) interest on such Security and for all other purposes whatsoever, including the transfer or exchange of such Security, whether or not such Security is overdue, and none of the Company, any Subsidiary Guarantor, the Trustee, the Paying Agent or the Registrar shall be affected by notice to the contrary.

(v) Any Definitive Security delivered in exchange for an interest in a Global Security pursuant to Section 2.1(f) shall, except as otherwise provided by Section 2.6(d), bear the Restricted Securities Legend.

(vi) All Securities issued upon any transfer or exchange pursuant to the terms of this Indenture shall evidence the same debt and shall be entitled to the same benefits under this Indenture as the Securities surrendered upon such transfer or exchange.

(h) No Obligation of the Trustee. The Trustee shall have no responsibility or obligation to any beneficial owner of a Global Security, Agent Member or other Person with respect to the accuracy of the records of DTC or its nominee or of any participant or member thereof, with respect to any ownership interest in the Securities or with respect to the delivery to any participant, member, beneficial owner or other Person (other than DTC) of any notice (including any notice of redemption or purchase) or the payment of any amount or delivery of any Securities (or other security or property) under or with respect to such Securities. All notices and communications to be given to the Holders and all payments to be made to Holders in respect of the Securities shall be given or made only to or upon the order of the registered Holders (which shall be DTC or its nominee in the case of a Global Security). The rights of beneficial owners in any Global Security shall be exercised only through DTC subject to the applicable rules and procedures of DTC. The Trustee may conclusively rely and shall be fully protected in so relying upon information furnished by DTC with respect to its Agent Members and any beneficial owners. The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Security (including any transfers between or among Agent Members or beneficial owners in any Global Security) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

(i) Affiliate Holders. By accepting a beneficial interest in a Global Security, any Person that is an Affiliate of the Company agrees to give notice to the Company, the Trustee and the Registrar of the acquisition and its Affiliate status.

Section 2.7 [Reserved].

Section 2.8 Form of Certificate to be Delivered in Connection with Transfers to Institutional Accredited Investors.

[Date]

CNX Resources Corporation

CNX Center

1000 Horizon Vue Drive, Suite 400

Canonsburg, PA 15317-6506

Attention: General Counsel

UMB Bank, N.A.

Attention: Corporate Trust Services

1412 Broadway, Suite 1606

New York, New York 10018

Confirmation No.: 512-582-5851

Ladies and Gentlemen:

This certificate is delivered to request a transfer of $[_________] principal amount of the 5.875% Senior Notes due 2034 (the “Securities”) of CNX Resources Corporation (the “Company”).

Upon transfer, the Securities would be registered in the name of the new beneficial owner as follows:

Name:

Address:

Taxpayer ID Number:

The undersigned represents and warrants to you that:

1. We are an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act of 1933, as amended (the “Securities Act”)) purchasing for our own account or for the account of such an institutional “accredited investor” at least $250,000 principal amount of the Securities, and we are acquiring the Securities not with a view to, or for offer or sale in connection with, any distribution in violation of the Securities Act. We have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risk of our investment in the Securities and we invest in or purchase securities similar to the Securities in the normal course of our business. We and any accounts for which we are acting are each able to bear the economic risk of our or its investment.

2. We understand that the Securities have not been registered under the Securities Act and may not be sold except as permitted in the following sentence. We agree on our own behalf and on behalf of any investor account for which we are purchasing Securities to offer, sell or otherwise transfer such Securities prior to the date that is one year after the later of the date of original issue and the last date on which the Company or any affiliate of the Company was the owner of such Securities (or any predecessor thereto) (the “Resale Restriction Termination Date”) only (a) to the Company or any Subsidiary thereof, (b) in a transaction complying with the requirements of Rule 144A under the Securities Act, to a person we reasonably believe is a “qualified institutional buyer” under Rule 144A of the Securities Act (a “QIB”) that is purchasing for its own account or for the account of a QIB and to whom notice is given that the transfer is being made in reliance on Rule 144A, (c) pursuant to offers and sales to non-U.S. persons that occur outside the United States within the meaning of Regulation S under the Securities Act, (d) to an institutional “accredited investor” within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act that is purchasing for its own account or for the account of such an institutional “accredited investor,” in each case in a minimum principal amount of Securities of $250,000 for investment purposes and not with a view to or for offer or sale in connection with any distribution in violation of the Securities Act or (e) pursuant to any other available exemption from the registration requirements of the Securities Act, subject in each of the foregoing cases to any requirement of law that the disposition of our property or the property of such investor account or accounts be at all times within our or their control and in compliance with any applicable state securities laws. The foregoing restrictions on resale will not apply subsequent to the Resale Restriction Termination Date. If any resale or other transfer of the Securities is proposed to be made pursuant to clause (d) above prior to the Resale Restriction Termination Date, the transferor shall deliver a letter from the transferee substantially in the form of this letter to the Company and the Trustee, which shall provide, among other things, that the transferee is an institutional “accredited investor” (within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act) and that it is acquiring such Securities for investment purposes and not for distribution in violation of the Securities Act. Each purchaser acknowledges that the Company and the Trustee reserve the right prior to any offer, sale or other transfer prior to the Resale Restriction Termination Date of the Securities pursuant to clauses (d) or (e) above to require the delivery of an Opinion of Counsel, certifications and/or other information satisfactory to the Company and the Trustee.

3. We [are][are not] an Affiliate of the Company.

TRANSFEREE:

By:

Section 2.9 Form of Certificate to be Delivered in Connection with Transfers Pursuant to Regulation S.

[Date]

CNX Resources Corporation

CNX Center

1000 Horizon Vue Drive, Suite 400

Canonsburg, PA 15317-6506

Attention: General Counsel

UMB Bank, N.A.

Attention: Corporate Trust Services

1412 Broadway, Suite 1606

New York, New York 10018

Confirmation No.: 512-582-5851

Re:	CNX Resources Corporation (the “Company”)

5.875% Senior Notes due 2034 (the “Securities”)

Ladies and Gentlemen:

In connection with our proposed sale of $[________] aggregate principal amount of the Securities, we confirm that such sale has been effected pursuant to and in accordance with Regulation S under the United States Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, we represent that:

(a) the offer of the Securities was not made to a person in the United States;

(b) either (i) at the time the buy order was originated, the transferee was outside the United States or we and any person acting on our behalf reasonably believed that the transferee was outside the United States or (ii) the transaction was executed in, on or through the facilities of a designated off-shore securities market and neither we nor any person acting on our behalf knows that the transaction has been pre-arranged with a buyer in the United States;

(c) no directed selling efforts have been made in the United States in contravention of the requirements of Rule 903(a)(2) or Rule 904(a)(2) of Regulation S, as applicable; and

(d) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act.

In addition, if the sale is made during a restricted period and the provisions of Rule 903(b)(2), Rule 903(b)(3) or Rule 904(b)(1) of Regulation S are applicable thereto, we confirm that such sale has been made in accordance with the applicable provisions of Rule 903(b)(2), Rule 903(b)(3) or Rule 904(b)(1), as the case may be.

We also hereby certify that we [are][are not] an Affiliate of the Company and, to our knowledge, the transferee of the Securities [is][is not] an Affiliate of the Company.

You and the Company are entitled to rely conclusively upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby. Terms used in this certificate have the meanings set forth in Regulation S.

Very truly yours,

[Name of Transferor]

By:
Authorized Signatory

Section 2.10 Mutilated, Destroyed, Lost or Stolen Securities. If a mutilated Security is surrendered to the Registrar or if the Holder of a Security claims that the Security has been lost, destroyed or wrongfully taken, the Company shall issue and the Trustee shall authenticate a replacement Security if the requirements of Section 8-405 of the Uniform Commercial Code are met, such that the Holder (a) satisfies the Company or the Trustee that such Security has been lost, destroyed or wrongfully taken within a reasonable time after such Holder has notice of such loss, destruction or wrongful taking and the Registrar has not registered a transfer prior to receiving such notification, (b) makes such request to the Company or Trustee prior to the Security being acquired by a protected purchaser as defined in Section 8-303 of the Uniform Commercial Code (a “protected purchaser”) and (c) satisfies any other reasonable requirements of the Trustee; provided, however, if after the delivery of such replacement Security, a protected purchaser of the Security for which such replacement Security was issued presents for payment or registration such replaced Security, the Trustee or the Company shall be entitled to recover such replacement Security from the Person to whom it was issued and delivered or any Person taking therefrom, except a protected purchaser, and shall be entitled to recover upon the security or indemnity provided therefor to the extent of any loss, damage, cost or expense incurred by the Company or the Trustee in connection therewith. Such Holder shall furnish an indemnity bond sufficient in the judgment of the Company and the Trustee to protect the Company, the Trustee, the Paying Agent and the Registrar from any loss which any of them may suffer if a Security is replaced, and, in the absence of notice to the Company, any Subsidiary Guarantor or the Trustee that such Security has been acquired by a protected purchaser, the Company shall execute, and upon receipt of a Company Order the Trustee shall authenticate and make available for delivery, in exchange for any such mutilated Security or in lieu of any such destroyed, lost or wrongfully taken Security, a new Security of like tenor and principal amount, bearing a number not contemporaneously outstanding.

In case any such mutilated, destroyed, lost or wrongfully taken Security has become or is about to become due and payable, the Company in its discretion may, instead of issuing a new Security, pay such Security.

Upon the issuance of any new Security under this Section 2.10, the Company may require that such Holder pay a sum sufficient to cover any transfer tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of counsel and of the Trustee) in connection therewith.

Subject to the proviso in the initial paragraph of this Section 2.10, every new Security issued pursuant to this Section in lieu of any mutilated, destroyed, lost or wrongfully taken Security shall constitute an original additional contractual obligation of the Company, any Subsidiary Guarantor and any other obligor upon the Securities, whether or not the mutilated, destroyed, lost or wrongfully taken Security shall be at any time enforceable by anyone, and shall be entitled to all benefits of this Indenture equally and proportionately with any and all other Securities duly issued hereunder.

The provisions of this Section 2.10 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or wrongfully taken Securities.

Section 2.11 Outstanding Securities. Securities outstanding at any time are all Securities authenticated by the Trustee except for those cancelled by it, those delivered to it for cancellation, those paid pursuant to Section 2.10 and those described in this Section as not outstanding. A Security does not cease to be outstanding in the event the Company or an Affiliate of the Company holds the Security; provided, however, that (i) for purposes of determining which are outstanding for consent or voting purposes hereunder, the provisions of Section 11.6 shall apply and (ii) in determining whether the Trustee shall be fully protected in making a determination whether the Holders of the requisite principal amount of outstanding Securities are present at a meeting of Holders of Securities for quorum purposes or have consented to or voted in favor of any request, demand, authorization, direction, notice, consent, waiver, amendment or modification hereunder, or relying upon any such quorum, consent or vote, only Securities which a Trust Officer of the Trustee actually knows to be held by the Company or an Affiliate of the Company shall not be considered outstanding.

If a Security is replaced pursuant to Section 2.10 (other than a mutilated Security surrendered for replacement), it ceases to be outstanding unless the Trustee and the Company receive proof satisfactory to them that the replaced Security is held by a protected purchaser. A mutilated Security ceases to be outstanding upon surrender of such Security and replacement pursuant to Section 2.10.

If the Paying Agent segregates and holds in trust, in accordance with this Indenture, by 11:00 a.m. (New York City time) on a Redemption Date or other maturity date money sufficient to pay all principal and accrued interest payable on that date with respect to the Securities (or portions thereof) to be redeemed or otherwise maturing, as the case may be, then on and after that date such Securities (or portions thereof) cease to be outstanding and interest on them ceases to accrue.

Section 2.12 Temporary Securities. In the event that Definitive Securities are to be issued under the terms of this Indenture, until such Definitive Securities are ready for delivery, the Company may prepare and the Trustee shall authenticate temporary Securities. Temporary Securities shall be substantially in the form, and shall carry all rights, of Definitive Securities but may have variations that the Company consider appropriate for temporary Securities. Without unreasonable delay, the Company shall prepare and the Trustee shall authenticate Definitive Securities. After the preparation of Definitive Securities, the temporary Securities shall be exchangeable for Definitive Securities upon surrender of the temporary Securities at any office or agency maintained by the Company for that purpose and such exchange shall be without charge to the Holder. Upon surrender for cancellation of any one or more temporary Securities, the Company shall execute, and the Trustee shall authenticate and make available for delivery in exchange therefor, one or more Definitive Securities representing an equal principal amount of Securities. Until so exchanged, the Holder of temporary Securities shall in all respects be entitled to the same benefits under this Indenture as a Holder of Definitive Securities.

Section 2.13 Cancellation. The Company at any time may deliver Securities to the Trustee for cancellation. The Registrar and the Paying Agent shall forward to the Trustee any Securities surrendered to them for registration of transfer, exchange or payment. The Trustee and no one else shall cancel all Securities surrendered for registration of transfer, exchange, payment or cancellation and dispose of such Securities in accordance with its internal policies and customary procedures (subject to the record retention requirements of the Exchange Act) or deliver canceled Securities to the Company pursuant to written direction by one Officer of the Company. If the Company or any Subsidiary Guarantor acquires any of the Securities, such acquisition shall not operate as a redemption or satisfaction of the Indebtedness represented by such Securities unless and until the same are surrendered to the Trustee for cancellation pursuant to this Section 2.13. The Company may not issue new Securities to replace Securities they have paid or delivered to the Trustee for cancellation for any reason other than in connection with a transfer or exchange.

At such time as all beneficial interests in a Global Security have either been exchanged for Definitive Securities, transferred, redeemed, repurchased or canceled, such Global Security shall be returned by DTC or the Securities Custodian to the Trustee for cancellation or retained and canceled by the Trustee. At any time prior to such cancellation, if any beneficial interest in a Global Security is exchanged for Definitive Securities, transferred in exchange for an interest in another Global Security, redeemed, repurchased or canceled, the principal amount of Securities represented by such Global Security shall be reduced and an adjustment shall be made on the books and records of the Trustee (if it is then the Securities Custodian for such Global Security) with respect to such Global Security, by the Trustee or the Securities Custodian, to reflect such reduction.

Section 2.14 Payment of Interest; Defaulted Interest. Interest on any Security which is payable, and is punctually paid or duly provided for, on any interest payment date shall be paid to the Person in whose name such Security (or one or more predecessor Securities) is registered at the close of business on the regular record date for such payment at the office or agency of the Company maintained for such purpose pursuant to Section 2.3.

Any interest on any Security which is payable, but is not paid when the same becomes due and payable (unless paid within 30 days of the due date thereof) shall forthwith cease to be payable to the Holder on the regular record date, and such defaulted interest and (to the extent lawful) interest on such defaulted interest at the rate borne by the Securities (such defaulted interest and interest thereon herein collectively called “Defaulted Interest”) shall be paid by the Company, at its election in each case, as provided in clause (a) or (b) below:

(a) The Company may elect to make payment of any Defaulted Interest to the Persons in whose names the Securities (or their respective predecessor Securities) are registered at the close of business on a Special Record Date (as defined below) for the payment of such Defaulted Interest, which shall be fixed in the following manner. The Company shall notify the Trustee in writing of the amount of Defaulted Interest proposed to be paid on each Security and the date of the proposed payment (the “Special Interest Payment Date”), and at the same time the Company shall deposit with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such Defaulted Interest or shall make arrangements satisfactory to the Trustee for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such Defaulted Interest as in this clause provided. Thereupon the Company shall fix a record date (the “Special Record Date”) for the payment of such Defaulted Interest, which date shall be not more than 15 days and not less than 10 days prior to the Special Interest Payment Date and not less than 10 days after the receipt by the Trustee of the notice of the proposed payment. The Company shall promptly notify the Trustee in writing of such Special Record Date, and in the name and at the expense of the Company, the Trustee shall cause notice of the proposed payment of such Defaulted Interest and the Special Record Date and Special Interest Payment Date therefor to be given in the manner provided for in Section 11.2, not less than 10 days prior to such Special Record Date. Notice of the proposed payment of such Defaulted Interest and the Special Record Date and Special Interest Payment Date therefor having been so given, such Defaulted Interest shall be paid on the Special Interest Payment Date to the Persons in whose names the Securities (or their respective predecessor Securities) are registered at the close of business on such Special Record Date and shall no longer be payable pursuant to the following clause (b).

(b) The Company may make payment of any Defaulted Interest in any other lawful manner, if, after written notice given by the Company to the Trustee of the proposed payment pursuant to this clause, such manner of payment shall be deemed practicable by the Trustee.

(c) The Trustee shall not at any time be under any duty or responsibility to any Holder to determine the Defaulted Interest, or with respect to the nature, extent, or calculation of the amount of Defaulted Interest owed, or with respect to the method employed in such calculation of the Defaulted Interest.

Subject to the foregoing provisions of this Section 2.14, each Security delivered under this Indenture upon registration of transfer of or in exchange for or in lieu of any other Security shall carry the rights to interest accrued and unpaid, and to accrue, which were carried by such other Security.

Section 2.15 Computation of Interest. Interest on the Securities shall be computed on the basis of a 360-day year of twelve 30-day months.

Section 2.16 CUSIP, Common Code and ISIN Numbers. The Company in issuing the Securities may use “CUSIP”, “Common Code” and “ISIN” numbers and, if so, the Trustee shall use “CUSIP”, “Common Code” and “ISIN” numbers in notices of redemption or purchase as a convenience to Holders; provided, however, that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Securities or as contained in any notice of a redemption or purchase and that reliance may be placed only on the other identification numbers printed on the Securities, and any such redemption or purchase shall not be affected by any defect in or omission of such CUSIP, Common Code and ISIN numbers. The Company shall promptly notify the Trustee in writing of any change in the CUSIP, Common Code and ISIN numbers.

ARTICLE III.

COVENANTS

Section 3.1 Payment of Securities. The Company shall promptly pay the principal and interest on the Securities on the dates and in the manner provided in the Securities and in this Indenture. Principal and interest shall be considered paid on the date due if by 11:00 a.m. (New York City time) on such date the Trustee or the Paying Agent holds in accordance with this Indenture money sufficient to pay all principal and interest then due.

The Company shall pay interest on overdue principal, and it shall pay interest on overdue installments of interest, at the rate specified in the Securities to the extent lawful.

Notwithstanding anything to the contrary contained in this Indenture, the Company may, to the extent it is required to do so by law, deduct or withhold income or other similar taxes imposed by the United States of America from principal or interest payments hereunder.

Section 3.2 Limitation on Indebtedness and Preferred Stock. The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, incur, assume, Guarantee or otherwise become liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness, and the Company will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any Preferred Stock; provided, however, that the Company or a Restricted Subsidiary of the Company may incur Indebtedness, the Company may issue Disqualified Stock and any Restricted Subsidiary of the Company may issue Preferred Stock if, on the date of such incurrence and after giving effect thereto, the Consolidated Coverage Ratio equals or exceeds 2.0 to 1.0.

The limitation described in the preceding paragraph shall not prohibit the incurrence of the following Indebtedness by the Company or any of its Restricted Subsidiaries or the issuance of Disqualified Stock by the Company or Preferred Stock by any Restricted Subsidiary of the Company (“Permitted Debt”):

(1) Indebtedness of the Company or any of its Restricted Subsidiaries (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Restricted Subsidiaries thereunder) under one or more Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) not exceeding the greater of (a) $3.0 billion and (b) the sum of $1.5 billion plus 30.0% of the Company’s ACNTA as of the date of such incurrence;

(2) Indebtedness owed to and Preferred Stock issued to and, in each case, held by the Company or any of its Restricted Subsidiaries; provided that any subsequent issuance or transfer of any Capital Stock which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary of the Company or any subsequent transfer of such Indebtedness or Preferred Stock (other than to the Company or another Restricted Subsidiary of the Company) shall be deemed, in each case, to constitute the incurrence of such Indebtedness or the issuance of such Preferred Stock not permitted by this clause (2);

(3) the Securities (other than any Additional Securities) and the Subsidiary Guarantees related thereto;

(4) Indebtedness outstanding on the Issue Date (other than Indebtedness described in clauses (1), (2) and (3) of this paragraph);

(5) Refinancing Indebtedness in respect of Indebtedness incurred by the Company or any of its Restricted Subsidiaries in exchange for, or the net proceeds of which are used to Refinance any Indebtedness (other than intercompany Indebtedness), Disqualified Stock or Preferred Stock, as applicable, that was permitted by this Indenture to be incurred or issued pursuant to the first paragraph of this covenant or pursuant to clauses (3) and (4) of this paragraph and this clause (5);

(6) Indebtedness represented by Capital Lease Obligations, mortgage financings, purchase money obligations or other Indebtedness, in each case incurred for the purpose of financing all or any part of the price or cost of design, construction, installation, development, repair or improvement of plant, property or equipment used in the business of the Company or any of its Restricted Subsidiaries, and Refinancing Indebtedness thereof, in an aggregate principal amount, when taken together with the outstanding amount of all other Indebtedness or Refinancing Indebtedness incurred pursuant to this clause (6), not to exceed at any time outstanding under this clause (6) the greater of (a) $250.0 million and (b) 5.0% of the Company’s ACNTA at the time of any incurrences under this clause (6);

(7) Guarantees by the Company or a Restricted Subsidiary of the Company of any Indebtedness of the Company or any Restricted Subsidiary of the Company that is permitted to be incurred by another provision of this covenant and could have been incurred (in compliance with this covenant) by the Person so Guaranteeing such Indebtedness; provided, however, that if the Indebtedness being Guaranteed is subordinated to or pari passu with the Securities, then the Subsidiary Guarantee must be subordinated or pari passu, as applicable, to the same extent as the Indebtedness Guaranteed;

(8) Indebtedness under Hedging Contracts, Interest Rate Agreements and Currency Agreements entered into in the ordinary course of business for the purpose of limiting risks that arise in the ordinary course of business and not for speculation;

(9) Indebtedness in respect of self-insurance obligations or bid, plugging and abandonment, appeal, reimbursement, performance, surety and similar obligations and completion guarantees provided by or for the account of the Company or any Restricted Subsidiary of the Company in the ordinary course of business, and any Guarantees and letters of credit functioning as or supporting any of the foregoing in the ordinary course of business;

(10) Permitted Marketing Obligations;

(11) in-kind obligations relating to oil or natural gas balancing positions arising in the ordinary course of business;

(12) Indebtedness of a Receivables Subsidiary incurred in a Qualified Receivables Transaction;

(13) liability in respect of the Indebtedness of any Unrestricted Subsidiary of the Company or any Joint Venture but only to the extent that such liability is the result of (a) the Company’s or any such Restricted Subsidiary’s being a general partner of such Unrestricted Subsidiary or Joint Venture and not as Guarantor of such Indebtedness, provided that, after giving effect to any such incurrence, the aggregate principal amount of all Indebtedness incurred under this clause (13) and then outstanding does not exceed $25.0 million, or (b) the pledge of (or a Guarantee limited in recourse solely to) Equity Interests in such Unrestricted Subsidiary or Joint Venture held by the Company or such Restricted Subsidiary to secure such Indebtedness and solely to the extent such Indebtedness constitutes Non-Recourse Debt;

(14) Permitted Acquisition Indebtedness; and

(15) Indebtedness of the Company or any Restricted Subsidiary of the Company or the issuance of any Disqualified Stock by the Company or Preferred Stock by any Restricted Subsidiary in an aggregate amount not exceeding, at any one time outstanding, including any Refinancing Indebtedness thereof, the greater of (i) $500.0 million and (ii) 10.0% of the Company’s ACNTA at the time of any incurrence under this clause (15).

In the event that an item of Indebtedness meets the criteria of more than one of the categories of Indebtedness described in clauses (1) through (15) of the preceding paragraph or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company shall, in its sole discretion, divide, classify or reclassify (or later divide, classify, redivide or reclassify) such item of Indebtedness in any manner that complies with this covenant (including splitting into multiple exceptions) and will only be required to include the amount and type of such Indebtedness in one of such clauses of the preceding paragraph or pursuant to the first paragraph of this covenant; provided that Indebtedness of the Company and any of its Restricted Subsidiaries outstanding under the Credit Agreement as of the Issue Date shall initially be deemed to have been incurred pursuant to clause (1) of the preceding paragraph.

The accrual of interest or Preferred Stock or Disqualified Stock dividends or distributions, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of Preferred Stock or Disqualified Stock as Indebtedness due to a change in accounting principles, and the payment of dividends or distributions on Preferred Stock or Disqualified Stock in the form of additional securities of the same class of Preferred Stock or Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Preferred Stock or Disqualified Stock for purposes of this covenant; provided that the amount thereof shall be included in the calculation Consolidated Interest Expense of the Company as accrued to the extent required by the definition of such term.

Section 3.3 Limitation on Restricted Payments. The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, make a Restricted Payment if at the time the Company or such Restricted Subsidiary makes such Restricted Payment:

(1) a Default (other than a Reporting Default) shall have occurred and be continuing (or would result therefrom);

(2) the Company is not able to incur an additional $1.00 of Indebtedness pursuant to the Consolidated Coverage Ratio test in Section 3.2; or

(3) the aggregate amount of such Restricted Payment and all other Restricted Payments since January 1, 2010 (excluding Restricted Payments permitted by clauses (2) through (10) and clause (12) of the second paragraph of this Section 3.3) would exceed the sum of (without duplication):

(a) 50% of the cumulative Consolidated Net Income of the Company for the period commencing on January 1, 2010 and ending on the last day of the fiscal quarter ending on or immediately preceding the date of such proposed Restricted Payment (or, if such aggregate Consolidated Net Income shall be a deficit, minus 100% of such deficit);

(b) the aggregate Net Cash Proceeds and the Fair Market Value of property or securities other than cash received (including Equity Interests of Persons other than the Company or a Subsidiary of the Company, engaged primarily in the Permitted Business or assets used or useful in the Permitted Business) in each case by the Company since January 1, 2010 as a contribution to its common equity capital or from the issuance or sale of its Equity Interests (other than Disqualified Stock and Net Cash Proceeds received from an issuance or sale of such Equity Interests to a Subsidiary of the Company or an employee stock ownership plan, option plan or similar trust to the extent such sale to an employee stock ownership plan, option plan or similar trust is financed by loans from or Guaranteed by the Company or any Restricted Subsidiary of the Company (unless such loans have been repaid with cash on or prior to the date of determination));

(c) the amount by which Indebtedness of the Company or its Restricted Subsidiaries is reduced on the Company’s balance sheet upon the conversion or exchange (other than by a Subsidiary of the Company) subsequent to January 1, 2010 of any Indebtedness of the Company or its Restricted Subsidiaries convertible or exchangeable for Equity Interests (other than Disqualified Stock) of the Company (less the amount of any cash, or the Fair Market Value of any other property, distributed by the Company upon such conversion or exchange), together with the net proceeds, if any, received by the Company or any of its Restricted Subsidiaries upon such conversion or exchange;

(d) to the extent not already included in Consolidated Net Income for such period, if any Restricted Investment that was made by the Company or any of its Restricted Subsidiaries after January 1, 2010 is sold for cash (other than to the Company or any Subsidiary of the Company) or otherwise cancelled, liquidated, released or repaid for cash, the cash return or other reduction with respect to such Restricted Investment resulting from such sale, cancellation, liquidation, release or repayment;

(e) the extent that any Unrestricted Subsidiary of the Company or a Restricted Subsidiary of the Company designated as such after January 1, 2010 is redesignated as a Restricted Subsidiary pursuant to the terms of this Indenture or is merged or consolidated with or into, or transfers or otherwise disposes of all of substantially all of its assets to or is liquidated into, the Company or a Restricted Subsidiary of the Company after January 1, 2010, the lesser of, as of the date of such redesignation, merger, consolidation, transfer, disposition or liquidation, (i) the Fair Market Value of the Company’s Restricted Investment in such Subsidiary (or of the properties or assets disposed of, as applicable) as of the date of such redesignation, merger, consolidation, transfer, disposition or liquidation and (ii) such Fair Market Value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary after January 1, 2010; and

(f) any dividends or distributions received in cash by the Company or a Restricted Subsidiary of the Company after January 1, 2010 from an Unrestricted Subsidiary of the Company, to the extent that such dividends or distributions were not otherwise included in the Consolidated Net Income of the Company for such period.

The provisions of the foregoing paragraph shall not prohibit:

(1) the payment of any dividends or distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or distribution or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend, distribution or redemption payment would have complied with the provisions of this Indenture;

(2) the making of any Restricted Payment in exchange for, or out or with Excluded Contributions or the Net Cash Proceeds of, the substantially concurrent sale of Equity Interests of the Company (other than Disqualified Stock and other than Equity Interests issued or sold to a Subsidiary of the Company); provided that the amount of any such the Net Cash Proceeds or Excluded Contributions that are utilized for any such Restricted Payment shall be excluded from the calculation of amounts under clause (3)(b) of the preceding paragraph (but only to the extent that the amount of such Net Cash Proceeds or Excluded Contributions were used to purchase or redeem such Equity Interests as provided in this clause (2));

(3) any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations or Disqualified Stock of the Company or Subordinated Obligations or Preferred Stock of any Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, Subordinated Obligations or Equity Interests of the Company or any Guarantor;

(4) repurchases of Subordinated Obligations of the Company or any Guarantor at a purchase price not greater than (i) 101% of the principal amount of such Subordinated Obligations in the event of a change of control or (ii) 100% of the principal amount of such Subordinated Obligations in the event of an asset disposition, in each case plus accrued and unpaid interest thereon, to the extent required by the terms of such Subordinated Obligations, but only if:

(a) in the case of a change of control, the Company has first complied with and fully satisfied its obligations under Section 3.9; or

(b) in the case of an asset disposition, the Company has complied with and fully satisfied its obligations in accordance with Section 3.5;

(5) the repurchase, redemption or other acquisition or retirement for value of Equity Interests of the Company or any of its Subsidiaries held by any current or former officer, director or employee of the Company or any of its Subsidiaries (or their respective estates, heirs, family members, spouses, former spouses or beneficiaries under their estates or other permitted transferees), pursuant to the terms of any equity subscription agreement, stock option agreement, shareholders’ agreement, compensation agreement or arrangement or similar agreement; provided that the aggregate amount of such acquisitions or retirements (excluding amounts representing cancellation of Indebtedness) shall not exceed $10.0 million in any calendar year (with any portion of such $10.0 million amount that is unused in any calendar year to be carried forward to successive calendar years and added to such amount); provided further that such amount in any calendar year may be increased by an amount not to exceed the cash proceeds of key man life insurance policies received by the Company after the Issue Date;

(6) the repurchase of Equity Interests deemed to occur upon the exercise of stock or other equity options to the extent such Equity Interests represent a portion of the exercise price of those stock or other equity options and any repurchase or other acquisition of Equity Interests made in lieu of withholding taxes in connection with any exercise or exchange of stock options, warrants, incentives or other rights to acquire Equity Interests;

(7) dividends on the Company’s Capital Stock not to exceed an annual rate of $0.50 per share (such amount to be appropriately adjusted to reflect any stock split, reverse stock split, stock dividend or similar transaction occurring after the Issue Date so that the aggregate amount of dividends permitted after such transaction is the same as the amount permitted immediately prior to such transaction);

(8) the declaration and payment of regularly scheduled or accrued dividends or distributions to holders of any class or series of Disqualified Stock of the Company or any Preferred Stock of any Restricted Subsidiary of the Company issued on or after the Issue Date in accordance with Section 3.2;

(9) payments of cash, dividends, distributions, advances or other Restricted Payments by the Company or any of its Restricted Subsidiaries to allow the payment of cash in lieu of the issuance of fractional shares upon (i) the exercise of options or warrants or (ii) the conversion or exchange of Equity Interests of any such Person;

(10) payments to dissenting stockholders of the Company not to exceed $5.0 million in the aggregate made (a) pursuant to applicable law or (b) in connection with the settlement or other satisfaction of legal claims made pursuant to or in connection with a consolidation, merger or transfer of assets in connection with a transaction not prohibited by this Indenture;

(11) Equity Repurchases (a) in an aggregate amount not in excess of $500.0 million; and (b) in excess of the amount provided in clause (a) provided that, in the case of (b), immediately after giving effect to such Restricted Payment and the incurrence of any Indebtedness to finance such repurchase, as if it had occurred at the beginning of the most recently ended four full fiscal quarters for which internal financial statements of the Company are available, the Total Leverage Ratio would not be greater than 3.00 to 1.0, provided, further, that such amount shall be included in the calculation of the amount available for Restricted Payments pursuant to clause (3) of the preceding paragraph, but shall not reduce such amount available for Restricted Payments below zero; and

(12) Restricted Payments in an aggregate amount since January 1, 2010 not to exceed the greater of (a) $100.0 million and (b) 2.0% of the Company’s ACNTA.

For the purposes of this Section 3.3, a sale of Equity Interests or Subordinated Obligations shall be deemed “substantially concurrent” if such sale occurs within 120 days of the applicable exchange. For purposes of determining compliance with this Section 3.3, in the event that a Restricted Payment or other transaction governed by this Section 3.3 meets the criteria of more than one of the categories of Restricted Payments described in clauses (1) through (12) of the preceding paragraph, or is permitted pursuant to the first paragraph of this Section 3.3, the Company will be permitted to classify or divide (or later classify, reclassify, divide or redivide in whole or in part in its sole discretion) such Restricted Payment or other such transaction (or portion thereof) on the date made or later classify, reclassify, divide or re-divide such Restricted Payment or other such transaction (or portion thereof) in any manner that complies with this Section 3.3. The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment (or, in the case of a dividend or distribution, on the date of declaration) of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment.

Section 3.4 Limitation on Restrictions on Distributions from Restricted Subsidiaries. The Company shall not, and shall not permit any of its Restricted Subsidiaries to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary of the Company to:

(1) pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness owed to the Company or any Restricted Subsidiary of the Company (provided, however, that (i) the priority that any series of Preferred Stock of a Restricted Subsidiary of the Company has in receiving dividends or liquidating distributions shall not be deemed to be a restriction on the ability to pay dividends or make other distributions on its Capital Stock for purposes of this covenant and (ii) the subordination of Indebtedness owed to the Company or any Restricted Subsidiary to other Indebtedness incurred by any Restricted Subsidiary shall not be deemed a restriction on the ability to pay Indebtedness);

(2) make any loans or advances to the Company or a Restricted Subsidiary of the Company (it being understood that the subordination of loans or advances made to the Company or any Restricted Subsidiary to other Indebtedness incurred by the Company or any Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances); or

(3) sell, lease or transfer any of its property or assets to the Company or a Restricted Subsidiary of the Company.

However, the preceding restrictions of this Section 3.4 will not apply to encumbrances or restrictions existing under or by reason of:

(1) any encumbrance or restriction in any agreement in effect on the Issue Date (including the Credit Agreement);

(2) this Indenture, the Securities and the Subsidiary Guarantees;

(3) any encumbrance or restriction with respect to a Restricted Subsidiary of the Company pursuant to an agreement relating to any Indebtedness incurred by such Restricted Subsidiary on or prior to the date on which such Restricted Subsidiary was acquired by the Company or became a Restricted Subsidiary of the Company (other than Indebtedness incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary of the Company or was acquired by the Company) and outstanding on such date;

(4) any encumbrance or restriction pursuant to an agreement effecting a Refinancing of Indebtedness incurred pursuant to an agreement referred to in clause (1), (2) or (3) of this paragraph or this clause (4) or contained in any amendment to an agreement referred to in clause (1), (2) or (3) of this paragraph or this clause (4); provided that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such refinancing agreement or amendment are no less favorable to the Holders than encumbrances and restrictions with respect to such Restricted Subsidiary contained in such agreements, as determined in good faith by the Company;

(5) (a) customary non-assignment provisions in any contract, license, lease or sale or exchange agreement and (b) cash, other deposits, or net worth or similar requirements, in each case, imposed by suppliers, customers or lessors under contracts or leases, in the case of each of clauses (a) and (b), entered into in the ordinary course of business;

(6) in the case of clause (3) of the preceding paragraph, restrictions contained in Capital Lease Obligations, purchase money obligations, security agreements or mortgages securing Indebtedness of a Restricted Subsidiary of the Company to the extent such restrictions restrict the transfer of the property subject to such Capital Lease Obligations, purchase money obligations, security agreements or mortgages;

(7) any restriction with respect to a Restricted Subsidiary of the Company imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition;

(8) any encumbrance or restriction in connection with a Qualified Receivables Transaction;

(9) Refinancing Indebtedness; provided that the encumbrances or restrictions contained in the agreements governing such Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced, as determined in good faith by the Company;

(10) Liens securing Indebtedness otherwise permitted to be incurred under the provisions of Section 3.6 that limit the right of the debtor to dispose of the assets subject to such Liens;

(11) provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements (including, without limitation, agreements entered into in connection with a Restricted Investment) entered into with the approval of the Company’s Board of Directors, which limitation is applicable only to the assets that are the subject of such agreements;

(12) encumbrances or restrictions applicable only to a Restricted Subsidiary of the Company that is not a Domestic Subsidiary;

(13) customary encumbrances and restrictions contained in agreements of the types described in the definition of “Permitted Business Investments”;

(14) agreements governing Hedging Contracts, Interest Rate Agreements and Currency Agreements incurred in the ordinary course of business;

(15) any encumbrance or restriction with respect to an Unrestricted Subsidiary pursuant to or by reason of an agreement that the Unrestricted Subsidiary is a party to or entered into before the date on which such Unrestricted Subsidiary became a Restricted Subsidiary of the Company; provided that such agreement was not entered into in anticipation of the Unrestricted Subsidiary becoming a Restricted Subsidiary of the Company and any such encumbrance or restriction does not extend to any assets or property of the Company or any other Restricted Subsidiary of the Company other than the assets and property of such Unrestricted Subsidiary; and

(16) any encumbrances or restrictions imposed by any amendments of the contracts, instruments or obligations referred to in clauses (1) through (15) of this paragraph; provided that such amendments are not materially more restrictive with respect to such encumbrances and restrictions than those prior to such amendment or refinancing, as determined in good faith by the Company.

Notwithstanding the foregoing, the Company and its Restricted Subsidiaries shall nonetheless retain the ability to incur Liens to the extent provided for under Section 3.6 (including, without limitation, Permitted Liens) and any Permitted Liens which may refer to one or more of the above covenants shall be interpreted as though such covenant(s) continued to be applicable subsequent to the termination thereof pursuant to the terms of this Indenture.

Section 3.5 Limitation on Sales of Assets and Subsidiary Stock. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, consummate any Asset Disposition unless:

(1) the Company or a Restricted Subsidiary receives consideration at least equal to the Fair Market Value (measured as of the date of the definitive agreement with respect to such Asset Disposition), of the assets and Equity Interests issued or sold pursuant to such Asset Disposition;

(2) at least 75% of the aggregate consideration received by the Company or its Restricted Subsidiaries in the Asset Disposition and all other Asset Dispositions since the Issue Date is in the form of cash or Temporary Cash Investments, Additional Assets or any combination thereof (collectively, the “Cash Consideration”); provided that each of the following will be deemed to be cash:

(a) any liabilities, as shown on the Company’s most recent consolidated balance sheet, of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Securities or any Subsidiary Guarantee) that are assumed, forgiven or otherwise extinguished by the transferee by written agreement that releases the Company or such Restricted Subsidiary from or indemnifies the Company or such Restricted Subsidiary against further liability;

(b) with respect to any Asset Disposition of Oil and Gas Properties by the Company or any Restricted Subsidiary where the Company or such Restricted Subsidiary retains an interest in such property, the costs and expenses of the Company or such Restricted Subsidiary related to the exploration, development, completion or production of such properties and activities related thereto which the transferee (or an Affiliate thereof) agrees to pay;

(c) any securities, notes or other obligations received by the Company or any Restricted Subsidiary from the transferee that are, within 180 days of the Asset Disposition, converted by the Company or such Restricted Subsidiary into cash, to the extent of the cash received in that conversion; and

(d) any Designated Non-Cash Consideration received by the Company or such Restricted Subsidiary in such Asset Disposition having an aggregate Fair Market Value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (d), not to exceed an amount equal to 7.5% of the Company’s ACNTA (determined at the time of receipt of such Designated Non-Cash Consideration), with the Fair Market Value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value; and

(3) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company (or a Restricted Subsidiary, as the case may be) within 365 days to:

(a) prepay, repay, redeem or purchase any Senior Debt;

(b) acquire Additional Assets; or

(c) make capital expenditures in a Permitted Business.

The requirement of clauses (3)(b) and (3)(c) of the preceding paragraph of this Section 3.5 shall be deemed to be satisfied if a bona fide binding contract committing to make the investment, acquisition or expenditure referred to therein is entered into by the Company (or any Restricted Subsidiary of the Company) with a Person other than a Restricted Subsidiary of the Company within the time period specified in the preceding paragraph and such Net Available Cash is subsequently applied in accordance with such contract within six months following the date such agreement is entered into.

Pending application of Net Available Cash pursuant to this Section 3.5, the Company or any Restricted Subsidiary of the Company may apply the Net Available Cash to temporarily reducing Indebtedness under any Credit Facility or otherwise invest the Net Available Cash in any manner that is not prohibited by this Indenture.

The amount of Net Available Cash not applied or invested as provided above will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds equals or exceeds $50.0 million, the Company shall make an offer to purchase Securities and other Pari Passu Indebtedness of the Company (an “Asset Disposition Offer”) within 30 days, and shall purchase Securities tendered pursuant to an Offer by the Company for the Securities (and such other Pari Passu Indebtedness of the Company) at a purchase price of 100% of their principal amount without premium, plus accrued but unpaid interest to, but not including, the date of purchase, subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date (or, in respect of such other Pari Passu Indebtedness of the Company, such lesser price, if any, as may be provided for by the terms of such Pari Passu Indebtedness of the Company) in accordance with the procedures (including prorating in the event of oversubscription) set forth below in this Section 3.5. Upon completion of an Asset Disposition Offer, Excess Proceeds will be deemed to be reset to zero.

The Asset Disposition Offer will remain open for a period of 20 Business Days following its commencement, except to the extent that a longer period is required by applicable law (the “Asset Disposition Offer Period”). No later than five Business Days after the termination of the Asset Disposition Offer Period (the “Asset Disposition Purchase Date”), the Company will purchase the principal amount of Securities and Pari Passu Indebtedness required to be purchased pursuant to this Section 3.5 (the “Asset Disposition Offer Amount”) or, if less than the Asset Disposition Offer Amount has been so validly tendered and not properly withdrawn, all Securities and Pari Passu Indebtedness validly tendered and not properly withdrawn in response to the Asset Disposition Offer.

If the Asset Disposition Purchase Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest, if any, will be paid to the Person in whose name a Security is registered at the close of business on such record date, and no further interest will be payable to Holders who tender Securities pursuant to the Asset Disposition Offer.

On or before the Asset Disposition Purchase Date, the Company will, to the extent lawful, accept for payment, to the extent necessary on a pro rata basis (except that any Securities represented by a Security in global form will be selected by such method as DTC or its nominee or successor may require or, where such nominee or successor is the Trustee, a method that most nearly approximates pro rata selection, unless otherwise required by law), the Asset Disposition Offer Amount of Securities and Pari Passu Indebtedness or portions of Securities and Pari Passu Indebtedness so validly tendered and not properly withdrawn pursuant to the Asset Disposition Offer, or if less than the Asset Disposition Offer Amount has been validly tendered and not properly withdrawn, all Securities and Pari Passu Indebtedness so validly tendered and not properly withdrawn, in each case in minimum principal amount of $2,000 and integral multiples of $1,000 in excess of $2,000; provided that if, following the repurchase of a portion of a Security, the remaining principal amount of such Security outstanding immediately after such repurchase would be less than $2,000, then the portion of such Security so repurchased shall be reduced such that the remaining principal amount of such Security outstanding immediately after such repurchase is $2,000. The Company will deliver to the Trustee an Officers’ Certificate stating that such Securities or portions thereof were accepted for payment by the Company in accordance with the terms of this Section 3.5 and, in addition, the Company will deliver all certificates and notes required, if any, by the agreements governing the Pari Passu Indebtedness. The Company or the paying agent, as the case may be, will promptly (but in any case not later than five Business Days after the termination of the Asset Disposition Offer Period) mail (or otherwise deliver in accordance with the applicable procedures of DTC) to each tendering Holder of Securities or holder or lender of Pari Passu Indebtedness, as the case may be, an amount equal to the purchase price of the Securities or Pari Passu Indebtedness so validly tendered and not properly withdrawn by such holder or lender, as the case may be, and accepted by the Company for purchase, and the Company will promptly issue a new Security, and the Trustee, upon delivery of an authentication order from the Company, will authenticate and mail or deliver such new Security to such Holder, in a principal amount equal to any unpurchased portion of the Security surrendered; provided that each such new Security will be in a minimum principal amount of $2,000 or an integral multiple of $1,000 in excess of $2,000. In addition, the Company will take any and all other actions required by the agreements governing the Pari Passu Indebtedness. Any Security not so accepted will be promptly mailed or delivered by the Company to the Holder thereof. The Company will publicly announce the results of the Asset Disposition Offer on the Asset Disposition Purchase Date.

The Company will comply, to the extent applicable, with the requirements of Rule 14e-1 of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Securities pursuant to an Asset Disposition Offer. To the extent that the provisions of any securities laws or regulations conflict with provisions of this Section 3.5, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Indenture by virtue of its compliance with such securities laws or regulations.

Section 3.6 Limitation on Liens. The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien (the “Initial Lien”), other than Permitted Liens, of any nature whatsoever against any assets of the Company or any Restricted Subsidiary of the Company (including Capital Stock of a Restricted Subsidiary), whether owned at the Issue Date or thereafter acquired, which Lien secures Indebtedness or trade payables, unless contemporaneously therewith:

(1) in the case of any such Lien securing an obligation that ranks pari passu with the Securities or a Guarantee, effective provision is made to secure the Securities or such Guarantee, as the case may be, at least equally and ratably with or prior to such obligation with a Lien on the same assets of the Company or such Restricted Subsidiary, as the case may be; and

(2) in the case of any such Lien securing an obligation that is subordinated in right of payment to the Securities or a Guarantee, effective provision is made to secure the Securities or such Guarantee, as the case may be, with a Lien on the same assets of the Company or such Restricted Subsidiary, as the case may be, that is prior to the Lien securing such subordinated obligation;

provided that any Lien created for the benefit of the Holders of the Securities pursuant to this covenant shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Initial Lien.

Any Lien created for the benefit of the Holders pursuant to the preceding paragraph shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Initial Lien.

Section 3.7 Statement by Officers as to Default. The Company shall, so long as any Security is outstanding, deliver to the Trustee within 30 days after the Company becomes aware of the occurrence of a Default or receives notice of such Default, as applicable, written notice of any Defaults, their status and what action the Company is taking or proposing to take in respect thereof.

Section 3.8 Limitation on Affiliate Transactions. The Company shall not, and shall not permit any of its Restricted Subsidiaries to, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property, employee compensation arrangements or the rendering of any service) with any Affiliate of the Company (an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $50.0 million, unless the terms thereof:

(1) are not materially less favorable to the Company or such Restricted Subsidiary than those that could be obtained at the time of such transaction in arm’s-length dealings with a Person who is not such an Affiliate or, if in the good faith judgment of the Board of Directors, no comparable transaction is available with which to compare such Affiliate Transaction, such Affiliate Transaction is otherwise fair to the Company or the relevant Restricted Subsidiary from a financial point of view; and

(2) if such Affiliate Transaction involves an amount in excess of $150.0 million, are set forth in writing and have been approved by the Board of Directors, including a majority of the members of the Board of Directors having no personal stake in such Affiliate Transaction.

The following items will not be deemed to be Affiliate Transactions under this Indenture and, therefore, will not be subject to the provisions of foregoing paragraph:

(1) any employment agreement, employee benefit plan, officer or director indemnification agreement or any similar arrangement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business and payments pursuant thereto;

(2) any sale of Hydrocarbons or other mineral products to an Affiliate of the Company or the entering into or performance of Hedging Contracts, contracts for exploring for, producing, gathering, marketing, processing, storing or otherwise handling Hydrocarbons, or activities or services reasonably related or ancillary thereto, or other operational contracts entered into in the ordinary course of business which are fair to the Company and its Restricted Subsidiaries taken as a whole, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party, as determined in good faith by the Company;

(3) the sale or issuance to an Affiliate of the Company of Capital Stock of the Company that does not constitute Disqualified Stock, and the sale to an Affiliate of the Company of Indebtedness (including Disqualified Stock) of the Company in connection with an offering of such Indebtedness in a market transaction and on terms substantially identical to those of other purchasers in such market transaction;

(4) transactions with a Person (other than an Unrestricted Subsidiary of the Company) that is an Affiliate of the Company solely because the Company owns, directly or through a Restricted Subsidiary of the Company, Capital Stock in, or controls, such Person;

(5) transactions between the Company or any Restricted Subsidiary of the Company and any Person, a director of which is also a director of the Company and such director is the sole cause for such Person to be deemed an Affiliate of the Company or such Restricted Subsidiary; provided that such director shall abstain from voting as a director of the Company on any matter involving such other person;

(6) the payment of reasonable fees to and reimbursements of expenses (including travel and entertainment expenses and similar expenditures in the ordinary course of business) of employees, officers, directors or consultants of the Company or any of its Subsidiaries;

(7) transactions between or among the Company and its Restricted Subsidiaries;

(8) Restricted Payments that are permitted by the provisions of Section 3.3 or Permitted Investments;

(9) sales, contributions, conveyances and other transfers of Receivables and related assets of the type specified in the definition of Qualified Receivables Transaction to a Receivables Subsidiary or any other similar transactions in connection with any Qualified Receivables Transaction;

(10) transactions effected in accordance with the terms of any agreement to which the Company or any Restricted Subsidiary of the Company is a party as of the Issue Date and scheduled in this Indenture, and any amendments, modifications, supplements, extensions, renewals or replacements thereof so long as such amendments, modifications, supplements, extensions, renewals or replacements do not materially and adversely affect the rights, taken as a whole, of the Holders of the Securities as compared to the terms of such agreement in effect on the Issue Date, as determined in good faith by the Company;

(11) any transaction in which the Company or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an accounting, appraisal or investment banking firm of national standing stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or that such transaction meets the requirements of clause (1) of the preceding paragraph;

(12) loans or advances to employees, officers or directors in the ordinary course of business and approved by the Company’s Board of Directors in an aggregate principal amount not to exceed $7.5 million outstanding at any one time; and

(13) (a) Guarantees by the Company or any of its Restricted Subsidiaries of performance of obligations of the Company’s Unrestricted Subsidiaries in the ordinary course of business, except for Guarantees of Indebtedness and (b) pledges by the Company or any Restricted Subsidiary of the Company of (or any Guarantee by the Company or any Restricted Subsidiary limited in recourse solely to) Equity Interests in Unrestricted Subsidiaries for the benefit of lenders or other creditors of the Company’s Unrestricted Subsidiaries.

Section 3.9 Purchase of Securities Upon a Change of Control. If a Change of Control occurs, unless the Company has previously or concurrently exercised its right to redeem all of the Securities pursuant to Section 5.1 and paragraph 5 of the Securities or another of the exceptions set forth below applies, each Holder will have the right to require the Company to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess of $2,000) of such Holder’s Securities at a purchase price in cash equal to 101% of the principal amount of the Securities plus accrued and unpaid interest, if any, to the date of purchase (the “Change of Control Payment”) (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Within 30 days following any Change of Control, unless the Company has previously or concurrently exercised its right to redeem all of the Securities pursuant to Section 5.1 and paragraph 5 of the Securities or another of the exceptions described below applies, the Company will mail a notice (the “Change of Control Offer”) to each Holder or otherwise deliver in accordance with the applicable procedures of DTC, with a copy to the Trustee, stating:

(1) that a Change of Control has occurred and that such Holder has the right to require the Company to purchase such Holder’s Securities at a purchase price in cash equal to the Change of Control Payment (subject to the right of Holders of record on a record date to receive interest on the relevant interest payment date);

(2) the circumstances and relevant facts regarding such Change of Control;

(3) the repurchase date (which shall be no earlier than 10 days nor later than 60 days from the date such notice is mailed or otherwise delivered in accordance with the applicable procedures of DTC) (the “Change of Control Payment Date”);

(4) that any Security not properly tendered will remain outstanding and continue to accrue interest;

(5) that unless the Company defaults in the payment of the Change of Control Payment, all Securities accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date;

(6) that Holders electing to have any Definitive Securities purchased pursuant to a Change of Control Offer will be required to surrender such Securities, with the form entitled “Option of Holder to Elect Purchase” on the reverse of such Definitive Securities completed, to the paying agent specified in the notice at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(7) that Holders will be entitled to withdraw their tendered Securities and their election to require the Company to purchase such Securities, provided that the paying agent receives, not later than the close of business on the third Business Day preceding the Change of Control Payment Date, an electronic or facsimile transmission or letter setting forth the name of the Holder of the Securities, the principal amount of Securities tendered for purchase, and a statement that such Holder is withdrawing its tendered Securities and its election to have such Securities purchased;

(8) that if the Company is repurchasing a portion of the Security of any Holder, the Holder will be issued a new Security equal in principal amount to the unpurchased portion of the Security surrendered, provided that the unpurchased portion of the Security must be equal to a minimum principal amount of $2,000 and an integral multiple of $1,000 in excess of $2,000; and

(9) the procedures determined by the Company, consistent with this Indenture, that a Holder must follow in order to have its Securities repurchased.

Promptly following the expiration of the Change of Control, the Company will, to the extent lawful, accept for payment all Securities or portions of Securities (in a minimum principal amount of $2,000 and integral multiples of $1,000 in excess of $2,000) properly tendered pursuant to the Change of Control Offer and not properly withdrawn; provided that if, following repurchase of a portion of a Security, the remaining principal amount of such Security outstanding immediately after such repurchase would be less than $2,000, then the portion of such Security so repurchased shall be reduced so that the remaining principal amount of such Security outstanding immediately after such repurchase is $2,000. Promptly after such acceptance, the Company will, on the Change of Control Payment Date:

(1) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Securities or portions of Securities accepted for payment; and

(2) deliver or cause to be delivered to the Trustee the Securities properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Securities or portions of Securities being purchased by the Company.

The paying agent will promptly mail to each Holder whose Securities are accepted for payment the Change of Control Payment for such Securities (or, if all the Securities are then in global form, make such payment through the facilities of DTC), and the Trustee will promptly authenticate and mail (or cause to be transferred by book-entry in accordance with the applicable procedures of DTC) to each Holder a new Security equal in principal amount to any unpurchased portion of the Securities surrendered, if any; provided that each such new Security will be in a minimum principal amount of $2,000 or an integral multiple of $1,000 in excess of $2,000.

The Company will publicly announce the results of the Change of Control Offer on or as soon as possible after the Change of Control Payment Date.

If the Change of Control Payment Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest, will be paid to the Person in whose name a Security is registered at the close of business on such record date, and no further interest will be payable to Holders who tender pursuant to the Change of Control Offer.

The Company is not required to make a Change of Control Offer upon a Change of Control if (i) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with this Section 3.9 applicable to a Change of Control Offer made by the Company and purchases all Securities validly tendered and not properly withdrawn under such Change of Control Offer, (ii) notice of redemption of all outstanding Securities has been given pursuant to Section 5.5 of this Indenture, unless and until there is a default in payment of the applicable redemption price or (iii) in connection with or in contemplation of any Change of Control, the Company has made an offer to purchase (an “Alternate Offer”) any and all Securities validly tendered at a cash price equal to or higher than the Change of Control Payment and has purchased all Securities properly tendered in accordance with the terms of such Alternate Offer.

A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon the consummation of such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making the Change of Control Offer.

The Company will comply, to the extent applicable, with the requirements of Rule 14e-1 of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Securities as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with provisions of this Section 3.9, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 3.9 by virtue of its compliance with such securities laws or regulations.

In the event that, upon consummation of a Change of Control Offer, Alternate Offer or any other tender offer, less than 10% in aggregate principal amount of the Securities (including Additional Securities, if any) that were originally issued are held by Holders other than the Company or Affiliates thereof, the Company will have the right, upon not less than 10 nor more than 60 days’ prior notice, given not more than 30 days following the purchase pursuant to the Change of Control Offer, Alternate Offer or any other tender offer described above, to redeem all of the Securities that remain outstanding following such purchase at a cash redemption price equal to the Change of Control Payment, Alternate Offer or other tender offer price, as applicable, plus, to the extent not included in the Change of Control Payment, Alternate Offer, or other tender offer price, as applicable, accrued and unpaid interest, if any, on the Securities that remain outstanding, to, but not including, the Redemption Date (subject to the rights of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the Redemption Date).

Section 3.10 Provision of Financial Information. Whether or not required by the Securities and Exchange Commission (the “SEC”), so long as any Securities are outstanding, the Company will furnish or make available to the Holders of Securities, within the time periods specified in the SEC’s rules and regulations for a company that is subject to Section 13(a) or 15(d) of the Exchange Act:

(1) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Company were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Company’s certified independent accountants; and

(2) all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports;

provided that any such above information or reports filed with the EDGAR system of the SEC (or any successor system) and available publicly on the Internet shall be deemed to be furnished or made available to the Holders of Securities, it being understood that the Trustee shall have no obligation to determine if any such information or reports have been so filed or are so available.

If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries and such Unrestricted Subsidiaries hold more than 10.0% of the Adjusted Consolidated Net Tangible Assets of the Company in the aggregate, then the quarterly and annual financial information required by the preceding paragraph shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Company’s Unrestricted Subsidiaries.

The Company and the Subsidiary Guarantors will agree in this Indenture that, for so long as any Securities remain outstanding and are “restricted securities” under Rule 144 of the Securities Act, if at any time they are not required to file with the SEC the reports required by the first paragraph of this covenant, the Company and the Subsidiary Guarantors will furnish to Holders and securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates).

Section 3.11 Future Subsidiary Guarantors. If, after the Issue Date, any Domestic Subsidiary of the Company that is not an Immaterial Subsidiary and that is not already a Subsidiary Guarantor Guarantees or otherwise becomes an obligor with respect to any other Indebtedness of the Company or any Subsidiary Guarantor in excess of the De Minimis Amount, then such Domestic Subsidiary will become a Guarantor by executing a supplemental indenture and delivering it to the Trustee within 20 Business Days of the date on which it Guaranteed or became an obligor with respect to such Indebtedness; provided, however, that the preceding shall not apply to Subsidiaries of the Company that have been properly designated as Unrestricted Subsidiaries in accordance with this Indenture for so long as they continue to constitute Unrestricted Subsidiaries. Notwithstanding the preceding, any Subsidiary Guarantee of a Domestic Subsidiary that was incurred pursuant to this Section 3.11 shall provide by its terms that it shall be automatically and unconditionally released at such time as such Subsidiary Guarantor ceases to Guarantee or otherwise be an obligor with respect to any other Indebtedness of the Company or any other Subsidiary Guarantor in excess of the De Minimis Amount.

The Obligations of each Subsidiary Guarantor shall be limited as described in Section 10.2.

Each Subsidiary Guarantor shall be released in accordance with the provisions of this Indenture described in Section 10.2.

Section 3.12 Maintenance of Office or Agency. The Company will maintain an office or agency where the Securities may be presented or surrendered for payment, where, if applicable, the Securities may be surrendered for registration of transfer or exchange and where notices and demands to or upon the Company in respect of the Securities and this Indenture may be served. The corporate trust office of the Trustee indicated in Section 2.3 shall be such office or agency of the Company, unless the Company shall designate and maintain some other office or agency for one or more of such purposes. The Company will give prompt written notice to the Trustee of any change in the location of any such office or agency. If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the corporate trust office of the Trustee indicated in Section 11.2, and the Company hereby appoint the Trustee as its agent to receive all such presentations, surrenders, notices and demands.

The Company may also from time to time designate one or more other offices or agencies where the Securities may be presented or surrendered for any or all such purposes and may from time to time rescind any such designation. The Company will give prompt written notice to the Trustee of any such designation or rescission and any change in the location of any such other office or agency.

Section 3.13 Corporate Existence. Except as otherwise provided in Article IV, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect its existence, rights (charter and statutory), licenses and franchises; provided, however, that the Company shall not be required to preserve any such right, license or franchise if it shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company.

Section 3.14 Payment of Taxes. The Company shall pay or discharge or cause to be paid or discharged, before the same shall become delinquent, all material taxes, assessments and governmental charges levied or imposed upon the Company or any Subsidiary or upon the income, profits or property of the Company or any Subsidiary; provided, however, that the Company shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment or charge the amount, applicability or validity of which is being contested in good faith by appropriate proceedings.

Section 3.15 Designation of Unrestricted Subsidiaries. The Board of Directors of the Company may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary designated as an Unrestricted Subsidiary will be deemed to be either an Investment made as of the time of the designation that will reduce the amount available for Restricted Payments under Section 3.3 or represent a Permitted Investment under one or more clauses of the definition of Permitted Investments, as determined by the Company. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary will be evidenced to the Trustee by filing with the Trustee a copy of a resolution of the Board of Directors giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding conditions and was permitted by Section 3.3. If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be incurred as of such date under Section 3.2.

The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Company; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under Section 3.2, calculated on a pro forma basis as if such designation had occurred at the beginning of the applicable reference period; and (2) no Default or Event of Default would be in existence following such designation.

Section 3.16 Compliance Certificate. The Company and the Subsidiary Guarantors shall deliver to the Trustee within 120 days after the end of each fiscal year of the Company (which currently ends on December 31) ending after the Issue Date an Officers’ Certificate signed by the principal executive officer, the principal accounting officer or the principal financial officer of each of the Company and the Subsidiary Guarantors, stating that a review of the activities of the Company and its Restricted Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether each of the Company and the Subsidiary Guarantors has performed its obligations under this Indenture, and further stating whether or not the signers know of any Default that occurred during such period. If they do, the certificate shall describe such Default, its status and what action the Company is taking or proposes to take with respect thereto.

Section 3.17 Further Instruments and Acts. Upon request of the Trustee, the Company will execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purpose of this Indenture.

Section 3.18 Covenant Termination. Beginning on the date (the “Covenant Termination Date”) that (a) the Securities have an Investment Grade Rating from either Rating Agency and (b) no Default or Event of Default has occurred and is continuing, the Company and its Restricted Subsidiaries will no longer be subject to the provisions of this Indenture set forth in Sections 3.2, 3.3, 3.4, 3.5, 3.8, 3.11, 3.15 and clause (3) of the first paragraph of Section 4.1 hereof.

Promptly following the Covenant Termination Date, the Company will provide an Officers’ Certificate to the Trustee regarding such occurrence. The Trustee shall have no obligation to independently determine or verify if a Covenant Termination Date has occurred or notify the Holders of the Covenant Termination Date. The Trustee may provide a copy of such Officers’ Certificate to any Holder of the Securities upon request.

ARTICLE IV.

SUCCESSOR COMPANY

Section 4.1 Merger and Consolidation. The Company shall not consolidate with or merge with or into, or convey, transfer, lease or otherwise dispose of, in one transaction or a series of transactions, all or substantially all the assets of the Company and its Restricted Subsidiaries, taken as a whole, to, any Person, unless:

(1) (a) the resulting, surviving or transferee Person (if not the Company) (the “Successor Company”) shall be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and (b) the Successor Company (if not the Company) shall expressly assume all the obligations of the Company under the Securities and this Indenture pursuant to agreements, copies of which shall be delivered to the Trustee;

(2) immediately after giving effect to such transaction, no Default shall have occurred and be continuing;

(3) immediately after giving effect to such transaction and any related financing transaction on a pro forma basis as if the same had occurred at the beginning of the applicable four-quarter period, either (i) the Company or the Successor Company (if other than the Company) would be able to incur an additional $1.00 of Indebtedness pursuant to the first paragraph of Section 3.2 or (ii) the Consolidated Coverage Ratio of the Company or the Successor Company (if other than the Company) is equal to or greater than the Consolidated Coverage Ratio of the Company immediately prior to such transaction; and

(4) the Company has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such transaction and such supplemental indenture, if any, do not contravene this Indenture and all conditions precedent herein relating to such transaction have been satisfied.

For purposes of this paragraph, except as provided in the next paragraph, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the assets of one or more Restricted Subsidiaries, the Capital Stock of which constitute all or substantially all of the assets of the Company, will be deemed to be the transfer of all or substantially all of the assets of the Company.

The foregoing notwithstanding, any Restricted Subsidiary of the Company may consolidate with or merge into the Company and the Company may consolidate with or merge into or dispose of all or substantially all of its assets to any Guarantor without complying with clause (3) of the preceding paragraph in connection with any such consolidation, merger or disposition.

The foregoing notwithstanding, the Company may reorganize as any other form of entity in accordance with the following procedures provided that:

(1) the reorganization involves the conversion (by merger, sale, contribution or exchange of assets or otherwise) of the Company into a form of entity other than a corporation formed under Delaware law;

(2) the entity so formed by or resulting from such reorganization is an entity organized or existing under the laws of the United States, any state thereof or the District of Columbia;

(3) the entity so formed by or resulting from such reorganization assumes all the obligations of the Company under the Securities and this Indenture pursuant to a supplemental indenture in form reasonably satisfactory to the Trustee;

(4) immediately after such reorganization no Default exists; and

(5) such reorganization is not materially adverse to the Holders or Beneficial Owners of the Securities.

Upon any consolidation, merger, conveyance, transfer, lease or other disposition of all or substantially all of the assets of the Company in accordance with this Section 4.1, the Company will be released from its obligations under this Indenture and the Securities, and the Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Company under this Indenture and the Securities; provided that, in the case of a lease of all or substantially all of its assets, the Company will not be released from the obligation to pay the principal of and interest on the Securities.

The Company will not permit any Subsidiary Guarantor to consolidate with or merge with or into, or convey, transfer, lease or otherwise dispose of, in one transaction or a series of transactions, all or substantially all of its assets to any Person (other than the Company or a Subsidiary Guarantor) unless either the Subsidiary Guarantee of such Subsidiary Guarantor is released pursuant to Section 10.2 or:

(1) the resulting, surviving or transferee Person (if not such Subsidiary) (the “Successor Guarantor”) shall be a Person organized and existing under the laws of the jurisdiction under which such Subsidiary was organized or under the laws of the United States of America, or any State thereof or the District of Columbia, and the Successor Guarantor shall expressly assume, by executing a supplemental indenture in form reasonably satisfactory to the Trustee, all the obligations of such Subsidiary, if any, under its Subsidiary Guarantee;

(2) immediately after giving effect to such transaction or transactions on a pro forma basis (and treating any Indebtedness which becomes an obligation of the resulting, surviving or transferee Person as a result of such transaction as having been issued by such Person at the time of such transaction), no Default shall have occurred and be continuing; and

(3) the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such transaction and such supplemental indenture, if any, do not contravene this Indenture and all conditions precedent herein relating to such transaction have been satisfied.

ARTICLE V.

REDEMPTION OF SECURITIES

Section 5.1 Redemption. The Securities may be redeemed (a) as a whole or from time to time in part, subject to the conditions and at the redemption prices specified in paragraph 5 of the form of Securities set forth in Exhibit A hereto, which is hereby incorporated by reference and made a part of this Indenture, or (b) as a whole, and not less than as a whole, subject to the conditions and at the redemption price specified in the last paragraph of Section 3.9, in each case together with accrued and unpaid interest to the Redemption Date.

Section 5.2 Applicability of Article. Redemption of Securities at the election of the Company, as permitted by any provision of this Indenture, shall be made in accordance with such provision and this Article.

Section 5.3 Election to Redeem; Notice to Trustee. In case of any redemption at the election of the Company, the Company shall, not later than five Business Days prior to giving notice of any redemption pursuant to Section 5.5 (unless a shorter notice shall be satisfactory to the Trustee), notify the Trustee in writing of such Redemption Date and of the principal amount of Securities to be redeemed and, in the case of any redemption of less than all Securities, shall deliver to the Trustee such documentation and records as shall enable the Trustee to select the Securities to be redeemed pursuant to Section 5.4. Any such notice may be cancelled at any time prior to notice of such redemption being given to any Holder and shall thereby be void and of no effect.

Section 5.4 Selection by Trustee of Securities to Be Redeemed. If less than all the Securities are to be redeemed at any time pursuant to an optional redemption, the particular Securities to be redeemed shall be selected not more than 60 days prior to the Redemption Date by the Trustee, from the outstanding Securities not previously called for redemption, on a pro rata basis (or, in the case of Securities issued in global form based on such method as DTC or its nominee or successor may require or, where such nominee or successor is the Trustee, such method that most nearly approximates pro rata selection, unless otherwise required by law). Any partial redemption may provide for the selection for redemption of portions of the principal of the Securities in denominations of $2,000 or larger integral multiples of $1,000; provided, however, that no such partial redemption shall reduce the portion of the principal amount of a Security not redeemed to less than $2,000.

The Trustee shall promptly notify the Company of any Securities selected for redemption other than in accordance with DTC’s procedures and, in the case of any Securities selected for partial redemption, the method it has chosen for the selection of Securities and the principal amount thereof to be redeemed.

For all purposes of this Indenture, unless the context otherwise requires, all provisions relating to redemption of Securities shall relate, in the case of any Security redeemed or to be redeemed only in part, to the portion of the principal amount of such Security which has been or is to be redeemed.

Section 5.5 Notice of Redemption. Notice of redemption shall be given in the manner provided for in Section 11.2, not less than 10 nor more than 60 days prior to the Redemption Date, to each Holder of Securities to be redeemed, except that redemption notices may be given more than 60 days prior to a Redemption Date if the notice is issued in connection with a legal defeasance or covenant defeasance of the Securities or a satisfaction and discharge of this Indenture pursuant to Article VIII. At the Company’s request, the Trustee shall give notice of redemption in the Company’s name and at the Company’s expense; provided, however, that the Company shall deliver to the Trustee, at least five Business Days prior to the giving of such notice (unless a shorter period shall be satisfactory to the Trustee), a Company Order requesting that the Trustee give such notice at the Company’s expense and setting forth the information to be stated in such notice as provided in the following items.

All notices of redemption shall state:

(1) the Redemption Date,

(2) the redemption price, if then determinable, and otherwise the method for its determination and the amount of accrued interest to the Redemption Date payable as provided in Section 5.7, if any,

(3) if less than all outstanding Securities are to be redeemed, the identification of the particular Securities (or portion thereof) to be redeemed, as well as the aggregate principal amount of Securities to be redeemed and the aggregate principal amount of Securities to be outstanding after such partial redemption,

(4) in case any Security is to be redeemed in part only, the notice which relates to such Security shall state the portion of the principal amount thereof to be redeemed and that on and after the Redemption Date, upon surrender of such Security, the Holder will receive, without charge, a new Security or Securities of authorized denominations for the principal amount thereof remaining unredeemed,

(5) that, subject to the satisfaction of any condition precedent specified in such notice, on the Redemption Date the redemption price (and accrued interest, if any, to the Redemption Date payable as provided in Section 5.7) will become due and payable upon each such Security, or the portion thereof, to be redeemed, and, unless the Company defaults in making the redemption payment, that interest on Securities called for redemption (or the portion thereof) will cease to accrue on and after said date,

(6) the place or places where such Securities are to be surrendered for payment of the redemption price and accrued interest, if any,

(7) the name and address of the Paying Agent,

(8) that Securities called for redemption must be surrendered to the Paying Agent to collect the redemption price,

(9) the CUSIP, Common Code and ISIN numbers, if applicable, and may state that no representation is made as to the accuracy or correctness of the CUSIP, Common Code and ISIN numbers, if applicable, if any, listed in such notice or printed on the Securities, and

(10) the Section of this Indenture or the paragraph of the Securities pursuant to which the Securities are to be redeemed.

Any redemption or notice of redemption may, at the Company’s discretion, be subject to one or more conditions precedent specified in the notice of redemption.

Section 5.6 Deposit of Redemption Price. Prior to 11:00 a.m., New York City time, on any Redemption Date, the Company shall deposit with the Trustee or with a Paying Agent (or, if the Company or any of the Company’s Restricted Subsidiaries is acting as its own Paying Agent, segregate and hold in trust as provided in Section 2.4) an amount of money sufficient to pay the redemption price of and accrued interest on, all the Securities which are to be redeemed on that date, other than Securities or portions of Securities called for redemption that are beneficially owned by the Company and have been delivered by the Company to the Trustee for cancellation.

Section 5.7 Securities Payable on Redemption Date. Notice of redemption having been given as aforesaid, the Securities or portions of Securities so to be redeemed shall, subject to satisfaction of any conditions precedent to such redemption specified in the notice thereof, on the Redemption Date, become due and payable at the redemption price therein specified (together with accrued interest, if any, to the Redemption Date), and from and after such date (unless the

Company shall default in the payment of the redemption price and accrued interest) such Securities shall cease to bear interest and the only right of the Holders thereof will be to receive payment of the redemption price and, subject to the next sentence, unpaid interest on such Securities to the Redemption Date. Upon surrender of any such Security for redemption in accordance with said notice, such Security shall be paid by the Company at the redemption price, together with accrued interest, if any, to the Redemption Date, provided, however, that installments of interest whose Stated Maturity is on or prior to the Redemption Date will be payable to the Holder of such Security, or one or more predecessor Securities, registered as such as of the relevant record date.

If any Security called for redemption shall not be so paid upon surrender thereof for redemption, the unpaid principal (including premium, if any) shall, until paid, bear interest from the Redemption Date at the rate borne by the Securities.

Section 5.8 Securities Redeemed in Part. Any Security which is to be redeemed only in part (pursuant to the provisions of this Article) shall be surrendered at the office or agency of the Company maintained for such purpose pursuant to Section 3.12 (with, if the Company or the Trustee so require, due endorsement by, or a written instrument of transfer in form satisfactory to the Company and the Trustee duly executed by, the Holder thereof or such Holder’s attorney duly authorized in writing), and the Company shall execute, and the Trustee shall authenticate and make available for delivery to the Holder of such Security at the expense of the Company, a new Security or Securities, of any authorized denomination as requested by such Holder, in an aggregate principal amount equal to and in exchange for the unredeemed portion of the principal of the Security so surrendered; provided, that each such new Security will be in a principal amount of $2,000 or larger integral multiple of $1,000.

ARTICLE VI.

DEFAULTS AND REMEDIES

Section 6.1 Events of Default. An “Event of Default” wherever used herein, means any one of the following events in relation to the Securities (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(1) default in any payment of interest on any Security when due, continued for 30 days;

(2) default in the payment of principal of any Security when due (at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration of acceleration or otherwise);

(3) the failure by the Company for 180 days after written notice as provided below to comply with any of its obligations in Section 3.10;

(4) the failure by the Company for 60 days after written notice as provided below to comply with its other agreements contained in this Indenture;

(5) default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is Guaranteed by the Company or any of its Restricted Subsidiaries), whether such Indebtedness or Guarantee now exists, or is created after the Issue Date, if that default:

(a) is caused by a failure to pay principal of, premium, if any, on, or interest, if any, on, such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(b) results in the acceleration of such Indebtedness prior to its express maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $75.0 million or more; provided, however, that if, prior to any acceleration of the Securities, (i) any such Payment Default is cured or waived, (ii) any such acceleration is rescinded, or (iii) such Indebtedness is repaid during the 30 Business Day period commencing upon the end of any applicable grace period for such Payment Default or the occurrence of such acceleration, as the case may be, any Default or Event of Default (but not any acceleration of the Securities) caused by such Payment Default or acceleration shall be automatically rescinded, so long as such rescission does not conflict with any judgment, decree or applicable law;

(6) the entry by a court having jurisdiction in the premises of (A) a decree or order for relief in respect of the Company or a Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries) would constitute a Significant Subsidiary in an involuntary case or proceeding under any applicable Bankruptcy Law or (B) a decree or order adjudging the Company a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company or a Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the last audited consolidated financial statements for the Company and its Restricted Subsidiaries) would constitute a Significant Subsidiary, under any applicable Bankruptcy Law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or a Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the last audited consolidated financial statements for the Company and its Restricted Subsidiaries) would constitute a Significant Subsidiary, or of any substantial part of its or their property, or ordering the winding up or liquidation of its or their affairs, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 60 consecutive days;

(7) the commencement by the Company or a Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the last audited consolidated financial statements for the Company and its Restricted Subsidiaries) would constitute a Significant Subsidiary of a voluntary case or proceeding under any applicable Bankruptcy Law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by it or them to the entry of a decree or order for relief in respect of the Company or in an involuntary case or proceeding under any applicable Bankruptcy Law or to the commencement of any bankruptcy or insolvency case or proceeding against it or them, or the filing by it or them of a petition or answer or consent seeking reorganization or relief under any applicable Bankruptcy Law, or the consent by it or them to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or a Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the last audited consolidated financial statements for the Company and its Restricted Subsidiaries) would constitute a Significant Subsidiary or of any substantial part of its or their property, or the making by it or them of an assignment for the benefit of creditors, or the admission by it or them in writing of its or their inability to pay its or their debts generally as they become due, or the taking of corporate action by the Company or a Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the last audited consolidated financial statements for the Company and its Restricted Subsidiaries) would constitute a Significant Subsidiary in furtherance of any such action;

(8) any judgment or decree for the payment of money in an amount in excess of $75.0 million or its foreign currency equivalent at the time is rendered against the Company or a Significant Subsidiary (to the extent not covered by insurance or indemnity or, if covered by insurance or indemnity, to the extent the insurer or indemnitor has not disclaimed coverage), which judgments are not discharged, waived, bonded or stayed for a period of 60 days; or

(9) any Subsidiary Guarantee of any Significant Subsidiary ceases to be in full force and effect (other than in accordance with the terms of such Subsidiary Guarantee and this Indenture) or is declared null and void and unenforceable or found to be invalid or any Subsidiary Guarantor denies its liability under its Subsidiary Guarantee (other than by reason of release of a Subsidiary Guarantor from its Subsidiary Guarantee in accordance with the terms of this Indenture and the Subsidiary Guarantee).

However, a default under clauses (3) and (4) of this Section 6.1 will not constitute an Event of Default until the Trustee or the Holders of at least 25% in principal amount of the outstanding Securities notify the Company in writing and, in the case of a notice given by the Holders, the Trustee of the default and the Company does not cure such default within the time specified in clauses (3) and (4) of this Section 6.1 after receipt of such notice.

Any notice of Default, notice of acceleration or instruction to the Trustee to provide a notice of Default, notice of acceleration or take any other action (a “Noteholder Direction”) provided by any one or more Holders of Securities (except any Holder that certifies in the Noteholder Direction that it is a Regulated Bank) (each a “Directing Holder”) must be accompanied by a written representation from each such Holder of Securities delivered to the Company and the Trustee that such Holder of Securities is not (or, in the case such Holder of Securities is DTC or its nominee, that such Holder of Securities is being instructed solely by beneficial owners that are not) Net

Short (a “Position Representation”), which representation, in the case of a Noteholder Direction relating to the delivery of a notice of Default shall be deemed a continuing representation until the resulting Event of Default is cured or otherwise ceases to exist or the Securities are accelerated. In addition, each Directing Holder is deemed, at the time of providing a Noteholder Direction, to covenant to provide the Company with such other information as the Company may reasonably request from time to time in order to verify the accuracy of such Holder’s Position Representation within five Business Days of request therefor (a “Verification Covenant”). In any case in which the Holder of Securities is DTC or its nominee, any Position Representation or Verification Covenant required hereunder shall be provided by the beneficial owner of the Securities in lieu of DTC or its nominee, and DTC shall be entitled to rely conclusively on such Position Representation and Verification Covenant in delivering its direction to the Trustee.

If, following the delivery of a Noteholder Direction, but prior to acceleration of the Securities, the Company determines in good faith that there is a reasonable basis to believe a Directing Holder was, at any relevant time, in breach of its Position Representation and provides to the Trustee an Officers’ Certificate stating that the Company has initiated litigation in a court of competent jurisdiction seeking a determination that such Directing Holder was, at such time, in breach of its Position Representation, and seeking to invalidate any Event of Default that resulted from the applicable Noteholder Direction, the cure period with respect to such Default shall be automatically stayed and the cure period with respect to such Event of Default shall be automatically reinstituted and any remedy stayed pending a final and non-appealable determination of a court of competent jurisdiction on such matter if, without the participation of such Holder, the percentage of Securities held by the remaining Holders that provided such Noteholder Direction would have been insufficient to validly provide such Noteholder Direction. If, following the delivery of a Noteholder Direction, but prior to acceleration of the Securities, the Company provides to the Trustee an Officers’ Certificate stating that a Directing Holder failed to satisfy its Verification Covenant, the cure period with respect to such Default shall be automatically stayed and the cure period with respect to any Event of Default that resulted from the applicable Noteholder Direction shall be automatically reinstituted and any remedy stayed pending satisfaction of such Verification Covenant. Any breach of the Position Representation shall result in such Holder’s participation in such Noteholder Direction being disregarded; and, if, without the participation of such Holder of Securities, the percentage of Securities held by the remaining Holders of Securities that provided such Noteholder Direction would have been insufficient to validly provide such Noteholder Direction, such Noteholder Direction shall be void ab initio, with the effect that such Event of Default shall be deemed never to have occurred, acceleration voided and the Trustee shall be deemed not to have received such Noteholder Direction or any notice of such Default or Event of Default; provided, however, such voiding of such Noteholder Direction shall not void or invalidate any indemnity or security provided by the Directing Holders to the Trustee, which such indemnification or security obligations shall continue to survive.

Notwithstanding anything in the preceding two paragraphs to the contrary, (i) any Noteholder Direction delivered to the Trustee during the pendency of an Event of Default as the result of a bankruptcy or similar proceeding shall not require compliance with the foregoing paragraphs and (ii) a notice of Default may not be given with respect to any action taken, and reported publicly to Holders, more than two years prior to such notice of Default. In addition, for the avoidance of doubt, the foregoing paragraphs shall not apply to any Holder of Securities that is a Regulated Bank and has so stated in the applicable Noteholder Direction. For the avoidance of doubt, the Trustee (i) shall be entitled to conclusively rely on any Noteholder Direction delivered to it in accordance with this Indenture, shall have no duty to inquire as to or investigate the accuracy of any Position Representation, enforce compliance with any Verification Covenant, verify any statements in any Officer’s Certificate delivered to it, or otherwise make calculations, investigations or determinations with respect to Derivative Instruments, Net Shorts, Long Derivative Instruments, Short Derivative Instruments or otherwise, (ii) shall have no obligation to monitor or to determine whether a Directing Holder is Net Short and (iii) can conclusively rely on a Directing Holder’s Position Representation, any Officers’ Certificate delivered by the Company to the Trustee and the determinations made by a court of competent jurisdiction. The Trustee shall have no liability to the Company, any Holder of Securities or any other Person in acting in good faith on a Noteholder Direction.

Section 6.2 Acceleration. If an Event of Default (other than an Event of Default described in Section 6.1(6) and (7)) occurs and is continuing, the Trustee by notice to the Company, or the Holders of at least 25% in principal amount of the outstanding Securities by notice to the Company and the Trustee, may, and the Trustee at the request of such Holders shall, declare the principal of and accrued and unpaid interest, if any, on all the Securities to be due and payable. Upon such a declaration, such principal and interest shall be due and payable immediately. If an Event of Default described in Section 6.1(6) and (7) relating to the Company occurs and is continuing, the principal of and accrued and unpaid interest, if any, on all the Securities will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders.

Section 6.3 Other Remedies. If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy by proceeding at law or in equity to collect the payment of principal of or interest on the Securities or to enforce the performance of any provision of the Securities, this Indenture or the Subsidiary Guarantees.

The Trustee may maintain a proceeding even if it does not possess any of the Securities or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. No remedy is exclusive of any other remedy. All available remedies are cumulative.

Section 6.4 Waiver of Past Defaults. The Holders of a majority in principal amount of the outstanding Securities by written notice to the Trustee (with a copy to the Company, but the applicable waiver or rescission shall be effective when the notice is given to the Trustee) may (a) waive, by their consent (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, Securities), an existing Default or Event of Default and its consequences except (i) a Default or Event of Default in the payment of the principal of or interest on a Security or (ii) a Default or Event of Default in respect of a provision that under Section 9.2 cannot be amended without the consent of each Holder affected and (b) rescind any acceleration with respect to the Securities and its consequences if (1) such rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, other than the nonpayment of the principal of and interest on the Securities that have become due solely by such declaration of acceleration, have been cured or waived. When a Default or Event of Default is waived, it is deemed cured, but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any consequent right.

Section 6.5 Control by Majority. The Holders of a majority in principal amount of the outstanding Securities may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture, the Securities or the Subsidiary Guarantees or, subject to Sections 7.1 and 7.2, that the Trustee determines is unduly prejudicial to the rights of other Holders or would involve the Trustee in personal liability; provided, however, that the Trustee may take any other action deemed proper by the Trustee that is not inconsistent with such direction. Prior to taking any such action hereunder, the Trustee shall be entitled to indemnification or security satisfactory to it against all losses and expenses caused by taking or not taking such action.

Section 6.6 Limitation on Suits. Subject to Section 6.7, a Holder may not pursue any remedy with respect to this Indenture or the Securities unless:

(1) such Holder has previously given to the Trustee written notice stating that an Event of Default is continuing;

(2) Holders of at least 25% in principal amount of the outstanding Securities have requested that the Trustee pursue the remedy;

(3) such Holders have offered the Trustee reasonable security or indemnity satisfactory to it against any loss, liability or expense;

(4) the Trustee has not complied with such request within 60 days after receipt of the request and the offer of security or indemnity; and

(5) the Holders of a majority in principal amount of the outstanding Securities have not given the Trustee a direction inconsistent with such request within such 60-day period.

A Holder may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over another Holder (it being understood that the Trustee does not have an affirmative duty to ascertain whether or not such actions or forbearances are unduly prejudicial to such Holders).

Section 6.7 Rights of Holders to Receive Payment. Notwithstanding any other provision of this Indenture (including Section 6.6), the right of any Holder to receive payment of principal of or interest on the Securities held by such Holder, on or after the respective due dates expressed or provided for in the Securities, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

Section 6.8 Collection Suit by Trustee. If an Event of Default specified in clause (1) or (2) of Section 6.1 occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Company for the whole amount then due and owing (together with interest on any unpaid interest to the extent lawful) and the amounts provided for in Section 7.7.

Section 6.9 Trustee May File Proofs of Claim. The Trustee may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders allowed in any judicial proceedings relative to the Company or its Subsidiaries or its or their respective creditors or properties and, unless prohibited by law or applicable regulations, may be entitled and empowered to participate as a member of any official committee of creditors appointed in such matter and may vote on behalf of the Holders in any election of a trustee in bankruptcy or other Person performing similar functions, and any Custodian in any such judicial proceeding is hereby authorized by each Holder to make payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and its counsel, and any other amounts due the Trustee under Section 7.7.

No provision of this Indenture shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Securities or the rights of any Holder thereof or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.10 Priorities.

(a) If the Trustee collects any money or property pursuant to this Article VI, it shall pay out the money in the following order:

FIRST: to the Trustee for amounts due to it under this Indenture, including payment of all compensation, expense and liabilities incurred, and all advances made, by the Trustee and the costs and expenses of collection;

SECOND: to Holders of Securities for amounts due and unpaid on the Securities for principal and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Securities for principal and interest, respectively; and

THIRD: to the Company or to such party as a court of competent jurisdiction shall direct.

The Trustee may fix a record date and payment date for any payment to Holders of Securities pursuant to this Section 6.10.

Section 6.11 Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section does not apply to a suit by the Trustee, a suit by the Company, a suit by a Holder pursuant to Section 6.7 or a suit by Holders of more than 10% in outstanding principal amount of the Securities.

ARTICLE VII.

TRUSTEE

Section 7.1 Duties of Trustee.

(a) If an Event of Default has occurred and is continuing, the Trustee shall exercise the rights and powers vested in it by this Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b) Except during the continuance of an Event of Default:

(1) the Trustee undertakes to perform such duties and only such duties as are specifically set forth in this Indenture and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(2) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates, opinions or orders furnished to the Trustee and conforming to the requirements of this Indenture, the Securities or the Subsidiary Guarantees, as applicable. However, in the case of any such certificates or opinions which by any provisions hereof are specifically required to be furnished to the Trustee, the Trustee shall examine such certificates and opinions to determine whether or not they conform on their face to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(c) The Trustee may not be relieved from liability for its own negligent action, its own negligent failure to act or its own willful misconduct, except that:

(1) this paragraph does not limit the effect of paragraph (b) of this Section;

(2) the Trustee shall not be liable for any error of judgment made in good faith by a Trust Officer unless it is proved that the Trustee was negligent in ascertaining the pertinent facts;

(3) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.5; and

(4) no provision of this Indenture, the Securities or the Subsidiary Guarantees shall require the Trustee to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties hereunder or thereunder or in the exercise of any of its rights or powers, if it shall have reasonable grounds to believe that repayment of such funds or adequate indemnity or security against such risk or liability is not reasonably assured to it.

(d) Every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b) and (c) of this Section.

(e) The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Company.

(f) Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law and will be held un-invested.

(g) Every provision of this Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee shall be subject to the provisions of this Section and to the provisions of the TIA.

(h) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Company shall be sufficient if signed by two Officers of the Company.

Section 7.2 Rights of Trustee. Subject to Section 7.1:

(a) The Trustee may conclusively rely on any document (whether in its original or facsimile form) reasonably believed by it to be genuine and to have been signed or presented by the proper person. The Trustee need not investigate any fact or matter stated in the document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Company, personally or by agent or attorney at the sole cost of the Company, and the Trustee shall incur no liability or additional liability of any kind (absent any willful misconduct or negligence) by reason of such inquiry or investigation.

(b) Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate or an Opinion of Counsel or both. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on an Officers’ Certificate or Opinion of Counsel.

(c) The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent appointed with due care.

(d) The Trustee shall not be liable for any action it takes or omits to take in good faith which it believes to be authorized or within its rights or powers, unless the Trustee’s conduct constitutes willful misconduct or negligence.

(e) The Trustee may consult with counsel of its selection, and the advice or Opinion of Counsel with respect to legal matters relating to this Indenture, the Securities or the Subsidiary Guarantees shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it hereunder or under the Securities or the Subsidiary Guarantees in good faith and in accordance with the advice or opinion of such counsel.

(f) The Trustee shall not be deemed to have notice of any Default or Event of Default or whether any entity or group of entities constitutes a Significant Subsidiary unless a Trust Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a Default or of any such Significant Subsidiary is received by the Trustee at the corporate trust office of the Trustee specified in Section 11.2, and such notice references the Securities and this Indenture.

(g) The rights, privileges, protections, immunities and benefits given to the Trustee, including its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and to each agent, custodian and other Person employed to act hereunder.

(h) The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture, the Securities or the Subsidiary Guarantees at the request, order or direction of any of the Holders pursuant to the provisions of this Indenture, unless such Holders shall have offered to the Trustee security or indemnity satisfactory to it against the costs, expenses and liabilities which may be incurred therein or thereby.

(i) The Trustee shall not be deemed to have knowledge of any fact or matter unless such fact or matter is known to a Trust Officer of the Trustee.

(j) Whenever in the administration of this Indenture, the Securities or the Subsidiary Guarantees the Trustee shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder or thereunder, the Trustee (unless other evidence be herein specifically prescribed) may request and in the absence of bad faith or willful misconduct on its part, conclusively rely upon an Officers’ Certificate.

(k) In no event shall the Trustee be responsible or liable for any special, indirect, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit), irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(l) The parties hereto acknowledge, in accordance with Section 326 of the Patriot Act, that the Trustee, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Trustee. The Company and the Subsidiary Guarantors agree that they will provide the Trustee with all such information as it may reasonably request in order to satisfy the requirements or its obligations under the Patriot Act.

(m) The Trustee will be under no obligation to exercise any of the rights or powers under this Indenture, the Securities or the Subsidiary Guarantees at the request or direction of any of the Holders unless such Holders have offered the Trustee indemnity or security satisfactory to it against loss or expense.

(n) Any request or direction of the Company mentioned herein shall be sufficiently evidenced by a Company Order and any resolution of the Board of Directors may be sufficiently evidenced by a Board Resolution.

(o) The Trustee shall not be required to give any bond or surety in respect of the performance of its powers and duties hereunder.

(p) The Trustee may request that the Company deliver a certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture.

Section 7.3 Individual Rights of Trustee. The Trustee in its individual or any other capacity may become the owner or pledgee of Securities and may otherwise deal with the Company, the Subsidiary Guarantors or their Affiliates with the same rights it would have if it were not Trustee. Any Paying Agent or Registrar may do the same with like rights. However, the Trustee must comply with Sections 7.10. In addition, the Trustee shall be permitted to engage in transactions with the Company; provided, however, that if the Trustee acquires any conflicting interest (as defined under the TIA), the Trustee must (i) eliminate such conflict within 90 days of acquiring such conflicting interest or (ii) resign.

Section 7.4 Trustee’s Disclaimer. The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture, the Subsidiary Guarantees or the Securities, shall not be accountable for the Company’s use of the proceeds from the sale of the Securities, shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee or any money paid to the Company pursuant to the terms of this Indenture and shall not be responsible for any statement of the Company in this Indenture or in any document issued in connection with the sale of the Securities or in the Securities other than the Trustee’s certificate of authentication.

Section 7.5 Notice of Defaults. If a Default or Event of Default occurs and is continuing and if a Trust Officer has actual knowledge thereof, the Trustee shall send to each Holder notice of the Default or Event of Default within 90 days after it occurs. Except in the case of a Default or Event of Default in payment of principal of or interest on any Security (including payments pursuant to the optional redemption or required repurchase provisions of such Security), the Trustee may withhold the notice if and so long as the Trustee in good faith determines that withholding the notice is in the interests of Holders.

Section 7.6 [Reserved].

Section 7.7 Compensation and Indemnity. The Company shall pay to the Trustee from time to time such compensation for its services hereunder and under the Securities and the Subsidiary Guarantees. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Company shall reimburse the Trustee upon request for all reasonable out-of-pocket expenses incurred or made by it, including, but not limited to, costs of collection, costs of preparing reports, certificates and other documents, costs of preparation and sending of notices to Holders. Such expenses shall include the reasonable compensation and expenses, disbursements and advances of the Trustee’s agents, counsel, accountants and experts. The Company shall indemnify the Trustee against any and all loss, liability, damages, claims or expense (including reasonable attorneys’ fees and expenses) incurred by it without willful misconduct or negligence on its part in connection with the acceptance and administration of this trust and the performance of its duties hereunder or in exercising its rights with respect to the Securities and the Subsidiary Guarantees, including the costs and expenses of enforcing this Indenture (including this Section 7.7), the Securities and the Subsidiary Guarantees and of defending itself against any claims (whether asserted by any Holder, the Company, any

Subsidiary Guarantor or otherwise). The Trustee shall notify the Company promptly of any claim for which it may seek indemnity of which it has received written notice. Failure by the Trustee to so notify the Company shall not relieve the Company of its obligations hereunder. The Company shall defend the claim and the Trustee shall provide reasonable cooperation at the Company’s expense in the defense. The Trustee may have separate counsel and the Company shall pay the fees and expenses of such counsel; provided that the Company shall not be required to pay the fees and expenses of such separate counsel if it assumes the Trustee’s defense, and, in the reasonable judgment of outside counsel to the Trustee, there is no conflict of interest between the Company and the Trustee in connection with such defense.

To secure the Company’s payment Obligations in this Section 7.7, the Trustee shall have a lien prior to the Securities on all money or property held or collected by the Trustee other than money or property held in trust to pay principal of and interest on particular Securities. Such lien shall survive the satisfaction and discharge of this Indenture. The Trustee’s right to receive payment of any amounts due under this Section 7.7 shall not be subordinate to any other liability or Indebtedness of the Company.

The Company’s payment obligations pursuant to this Section shall survive the discharge of this Indenture. Without prejudice to any other rights available to the Trustee under applicable law, when the Trustee incurs expenses after the occurrence of a Default specified in clause (6) or clause (7) of Section 6.1, the expenses are intended to constitute expenses of administration under any Bankruptcy Law.

Section 7.8 Replacement of Trustee. The Trustee may resign at any time by so notifying the Company in writing. The Holders of a majority in principal amount of the Securities may remove the Trustee by so notifying the removed Trustee in writing and may appoint a successor Trustee with the Company’s written consent, which consent will not be unreasonably withheld. The Company shall remove the Trustee if:

(1) the Trustee fails to comply with Section 7.10 hereof;

(2) the Trustee is adjudged bankrupt or insolvent;

(3) a receiver or other public officer takes charge of the Trustee or its property; or

(4) the Trustee otherwise becomes incapable of acting.

If the Trustee resigns or is removed by the Company or by the Holders of a majority in principal amount of the Securities and such Holders do not reasonably promptly appoint a successor Trustee as described in the preceding paragraph, or if a vacancy exists in the office of the Trustee for any other reason (the Trustee in such event being referred to herein as the retiring Trustee), the Company shall promptly appoint a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Thereupon the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall send a notice of its succession to Holders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee, subject to the lien provided for in Section 7.7.

If a successor Trustee does not take office within 30 days after the retiring Trustee resigns or is removed, the retiring Trustee or the Holders of at least 10% in principal amount of the Securities may petition, at the Company’s expense, any court of competent jurisdiction for the appointment of a successor Trustee.

If the Trustee fails to comply with Section 7.10, any Holder, who has been a bona fide holder of a Security for at least six months, may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

Notwithstanding the replacement of the Trustee pursuant to this Section 7.8, the Company’s obligations under Section 7.7 shall continue for the benefit of the retiring Trustee.

Section 7.9 Successor Trustee by Merger. If the Trustee consolidates with, merges or converts into, or transfers all or substantially all of its corporate trust business or assets to, another corporation or banking association, the resulting, surviving or transferee corporation without any further act shall be the successor Trustee.

In case at the time such successor or successors by merger, conversion or consolidation to the Trustee shall succeed to the trusts created by this Indenture, any of the Securities shall have been authenticated but not delivered, any such successor to the Trustee may adopt the certificate of authentication of any predecessor trustee, and deliver such Securities so authenticated; and in case at that time any of the Securities shall not have been authenticated, any successor to the Trustee may authenticate such Securities either in the name of any predecessor hereunder or in the name of the successor to the Trustee; provided that the right to adopt the certificate of authentication of any predecessor Trustee or authenticate Securities in the name of any predecessor Trustee shall only apply to its successor or successors by merger, consolidation or conversion.

Section 7.10 Eligibility; Disqualification. This Indenture shall always have a Trustee that satisfies the requirements of TIA § 310(a)(1), (2) and (5) in every respect. The Trustee shall have a combined capital and surplus of at least $100 million as set forth in its most recent published annual report of condition. The Trustee shall comply with TIA § 310(b); provided, however, that there shall be excluded from the operation of TIA § 310(b)(1) any indenture or indentures under which other securities or certificates of interest or participation in other securities of the Company are outstanding if the requirements for such exclusion set forth in TIA § 310(b)(1) are met.

Section 7.11 Trustee’s Application for Instruction from the Company. Any application by the Trustee for written instructions from the Company may, at the option of the Trustee, set forth in writing any action proposed to be taken or omitted by the Trustee under this Indenture and the date on or after which such action shall be taken or such omission shall be effective. The Trustee shall not be liable for any action taken by, or omission of, the Trustee in accordance with a proposal included in such application on or after the date specified in such application (which date shall not be less than three Business Days after the date any Officer of the Company actually receives such application, unless any such Officer shall have consented in writing to any earlier date) unless prior to taking any such action (or the effective date in the case of an omission), the Trustee shall have received written instructions in response to such application specifying the action to be taken or omitted.

ARTICLE VIII.

DISCHARGE OF INDENTURE; DEFEASANCE

Section 8.1 Discharge of Liability on Securities; Defeasance.

(a) Subject to Section 8.1(c), when (i)(x) all Securities that have been authenticated (other than Securities replaced or paid pursuant to Section 2.10 and Securities for whose payment money has been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust), have been delivered to the Trustee for cancellation or (y) all outstanding Securities not theretofore delivered to the Trustee for cancellation have become due and payable or will become due and payable within one year by reason of the giving of a notice of redemption or otherwise, and the Company or any Subsidiary Guarantor has irrevocably deposited or caused to be deposited with the Trustee, as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, Government Securities, or a combination thereof, in such amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Securities not theretofore delivered to the Trustee for cancellation for principal and interest on, the Securities to the date of Stated Maturity or redemption (provided that if such redemption is made as provided in the third paragraph of paragraph 5 of the Securities, (x) the amount of cash in U.S. dollars, Government Securities, or a combination thereof, that must be irrevocably deposited will be determined using an assumed Applicable Premium calculated as of the date of such deposit and (y) the depositor must irrevocably deposit or cause to be deposited additional money in trust on the Redemption Date as necessary to pay the Applicable Premium as determined by such Redemption Date); (ii) in respect of clause (i)(y), no Event of Default has occurred and is continuing on the date of the deposit (other than an Event of Default resulting from the borrowing of funds to be applied to such deposit and any similar deposit relating to other Indebtedness and, in each case, the granting of Liens to secure such borrowings) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or any Subsidiary Guarantor is a party or by which the Company or any Subsidiary Guarantor is bound (other than with respect to the borrowing of funds to be applied concurrently to make the deposit required to effect such satisfaction and discharge and any similar concurrent deposit relating to other Indebtedness, and in each case the granting of Liens to secure such borrowings); (iii) the Company has paid or caused to be paid all sums payable by it under this Indenture; and (iv) the Company has delivered irrevocable instructions to the Trustee under this Indenture to apply the deposited money toward the payment of such Securities at Stated Maturity or on the Redemption Date, as the case may be, then the Trustee shall acknowledge satisfaction and discharge of this Indenture on demand of the Company (accompanied by an Officers’ Certificate and an Opinion of Counsel stating that all conditions precedent specified herein relating to the satisfaction and discharge of this Indenture have been complied with) and at the cost and expense of the Company. If Government Securities shall have been deposited in connection with such satisfaction and discharge, then as a further condition to such satisfaction and discharge, the Trustee shall have received a certificate from an accounting, appraisal or investment banking firm of national standing to the effect set forth in Section 8.2(1).

(b) Subject to Sections 8.1(c) and 8.2, the Company at any time may terminate (i) all of its obligations under the Securities and this Indenture (“legal defeasance option”), and after giving effect to such legal defeasance, any omission to comply with such obligations shall no longer constitute a Default or Event of Default or (ii) its obligations under Sections 3.2, 3.3, 3.4, 3.5, 3.6, 3.8, 3.9, 3.10, 3.11, 3.14 and 3.15 and clause (3) of the first paragraph of Section 4.1, and the Company may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply with such covenants shall no longer constitute a Default or an Event of Default under Section 6.1(3), Section 6.1(4) (to the extent applicable to any defeased covenants), Section 6.1(5), Section 6.1(6) (with respect to Significant Subsidiaries), Section 6.1(7) (with respect to Significant Subsidiaries) and Section 6.1(8), and the events specified in such Sections shall no longer constitute an Event of Default (the preceding clause (ii) being referred to as the “covenant defeasance option”), but except as specified above, the remainder of this Indenture and the Securities shall be unaffected thereby. The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance or its covenant defeasance option, the Subsidiary Guarantees in effect at such time shall terminate.

If the Company exercises its legal defeasance option, payment of the Securities may not be accelerated because of an Event of Default. If the Company exercises its covenant defeasance option, payment of the Securities may not be accelerated because of an Event of Default specified in Section 6.1(3), 6.1(4) (to the extent applicable to any of Sections 3.2, 3.3, 3.4, 3.6, 3.8, 3.11 and 3.15), Section 6.1(5), Section 6.1(6) (with respect only to Significant Subsidiaries), Section 6.1(7) (with respect only to Significant Subsidiaries) or Section 6.1(8) or because of the failure of the Company to comply with clause (3) of the first paragraph of Section 4.1.

Upon satisfaction of the conditions set forth herein (including the receipt by the Trustee of an Officers’ Certificate and an Opinion of Counsel stating that all conditions precedent to the discharge of such obligations have been satisfied) and upon request and expense of the Company, the Trustee shall acknowledge in writing the discharge of those obligations that the Company terminates.

(c) Notwithstanding the provisions of Sections 8.1(a) and (b) to the extent relating to a legal defeasance, the Company’s Obligations in Sections 2.2, 2.3, 2.4, 2.5, 2.6, 2.10, 2.11, 2.12, 2.13, 3.12, 3.13, 3.14, 3.16, 3.17, 7.7 and 7.8 and in this Article VIII shall survive until the Securities have been paid in full. Thereafter, the Company’s obligations in Sections 7.7, 8.4 and 8.5 shall survive.

Section 8.2 Conditions to Defeasance. The Company may exercise its legal defeasance option or its covenant defeasance option only if:

(1) the Company or a Subsidiary Guarantor irrevocably deposits in trust with the Trustee, in trust, for the benefit of the Holders, cash in U.S. dollars, Government Securities, or a combination of cash in U.S. dollars and Government Securities, in amounts as will be sufficient, in the opinion of an accounting, appraisal or investment banking firm of national standing (solely with respect to amounts comprised of Government Securities), to pay the principal of, and interest on, the outstanding Securities on the stated date for payment thereof or on the applicable Redemption Date, as the case may be, and the Company must specify whether the Securities are being defeased to such stated date for payment or to a particular Redemption Date (provided that if such redemption is made as provided in the third paragraph of paragraph 5 of the Securities, (x) the amount of cash in U.S. dollars, Government Securities, or a combination thereof, that must be irrevocably deposited will be determined using an assumed Applicable Premium calculated as of the date of such deposit and (y) the depositor must irrevocably deposit or cause to be deposited additional money in trust on the Redemption Date as necessary to pay the Applicable Premium as determined by such Redemption Date);

(2) in the case of legal defeasance, the Company has delivered to the Trustee an Opinion of Counsel (subject to customary assumptions and exclusions) reasonably acceptable to the Trustee confirming that (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the Issue Date, there has been a change in the applicable Federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel will confirm that, the Holders of the respective outstanding Securities will not recognize income, gain or loss for Federal income tax purposes as a result of such legal defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such legal defeasance had not occurred;

(3) in the case of covenant defeasance, the Company has delivered to the Trustee an Opinion of Counsel (subject to customary assumptions and exclusions) reasonably acceptable to the Trustee confirming that the Holders of the outstanding Securities will not recognize income, gain or loss for Federal income tax purposes as a result of such covenant defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred;

(4) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit (and any similar concurrent deposit relating to other Indebtedness), and the granting of Liens securing such borrowings);

(5) such legal defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Indenture and the agreements governing any other Indebtedness being defeased, discharged or replaced) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(6) the Company has delivered to the Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and

(7) the Company has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions), each stating that all conditions precedent relating to the legal defeasance or the covenant defeasance have been satisfied.

Section 8.3 Application of Trust Money. The Trustee shall hold in trust all money or Government Securities (including proceeds thereof) deposited with it pursuant to this Article VIII and shall not invest any such moneys. It shall apply the deposited money and the money from Government Securities through the Paying Agent and in accordance with this Indenture and the Securities to the Holders of the Securities of all sums due in respect of the payment of principal of, and accrued interest on, the Securities.

Section 8.4 Repayment to the Company. The Trustee and the Paying Agent shall promptly turn over to the Company upon request any excess money, Government Securities or other securities held by them upon payment of all the Obligations under this Indenture.

Subject to any applicable abandoned property law, the Trustee and the Paying Agent shall pay to the Company upon request any money held by them for the payment of principal of or interest on the Securities that remains unclaimed by the Holders thereof for two years, and, thereafter, Holders entitled to the money must look only to the Company for payment as unsecured general creditors unless an abandoned property law designates another Person, and the Trustee and the Paying Agent shall have no further liability with respect to such money.

Section 8.5 Indemnity for Government Securities. The Company shall pay and shall indemnify the Trustee against any tax, fee or other charge imposed on or assessed against deposited Government Securities or the principal and interest received on such Government Securities.

Section 8.6 Reinstatement. If the Trustee or Paying Agent is unable to apply any money or Government Securities in accordance with this Article VIII by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the obligations of the Company and each Subsidiary Guarantor under this Indenture, the Securities and the Subsidiary Guarantees shall be revived and reinstated as though no deposit had occurred pursuant to this Article VIII until such time as the Trustee or Paying Agent is permitted to apply all such money or Government Securities in accordance with this Article VIII; provided, however, that, if the Company or the Subsidiary Guarantors have made any payment of principal or interest on any Securities because of the reinstatement of their obligations, the Company or Subsidiary Guarantors, as the case may be, shall be subrogated to the rights of the Holders of such Securities to receive such payment from the money or Government Securities held by the Trustee or Paying Agent.

The Trustee’s rights under this Article VIII shall survive termination of this Indenture.

ARTICLE IX.

AMENDMENTS

Section 9.1 Without Consent of Holders. The Company, the Subsidiary Guarantors and the Trustee may amend or supplement this Indenture, the Securities and the Subsidiary Guarantees without notice to or consent of any Holder:

(1) to cure any ambiguity, omission, defect or inconsistency;

(2) to provide for the assumption by a successor of the obligations of the Company or any Subsidiary Guarantor under this Indenture and the Securities;

(3) to provide for or facilitate the issuance of uncertificated Securities in addition to or in place of certificated Securities;

(4) to add Guarantees with respect to the Securities (including any Subsidiary Guarantee) as provided in this Indenture or otherwise, or to evidence the release of any Subsidiary Guarantor from its Subsidiary Guarantee, as provided in this Indenture;

(5) to secure the Securities and/or the Subsidiary Guarantees;

(6) to add covenants of the Company for the benefit of the Holders or to surrender any right or power herein conferred upon the Company or a Subsidiary Guarantor, including to comply with the requirements of the SEC or DTC in order to maintain the transferability of the Securities pursuant to Rule 144A or Regulation S;

(7) to make any change that does not adversely affect the rights under this Indenture of any Holder;

(8) to provide for the issuance of Additional Securities in accordance with the limitations set forth in this Indenture as of the Issue Date;

(9) to evidence and provide for the acceptance of an appointment under this Indenture of a successor Trustee; or

(10) to conform the text of this Indenture, the Securities or the Subsidiary Guarantees to any provision of the “Description of Notes” contained in the Offering Memorandum, as certified to the Trustee in an Officers’ Certificate.

Section 9.2 With Consent of Holders. The Company, the Subsidiary Guarantors and the Trustee may amend or supplement this Indenture, the Securities and the Subsidiary Guarantees with the consent of the Holders of a majority in principal amount of the Securities then outstanding (including consents obtained in connection with a tender offer or exchange offer for the Securities). Subject to the provisions of Section 6.4, any past default or compliance with the provisions of this Indenture, the Securities or the Subsidiary Guarantees may be waived with the consent of the Holders of a majority in principal amount of the Securities then outstanding (including consents obtained in connection with a tender offer or exchange offer for the Securities). However, without the consent of each Holder affected, an amendment, supplement or waiver may not:

(1) reduce the principal amount of Securities whose Holders must consent to an amendment or waiver;

(2) reduce the rate of or extend the time for payment of interest on any Security;

(3) reduce the principal of or change the Stated Maturity of any Security;

(4) reduce the premium payable upon the redemption of any Security or alter or waive any of the provisions with respect to the redemption or repurchase of the Securities (except provisions relating to minimum required notice of optional redemption or the provisions of Sections 3.5 and 3.9);

(5) make any Security payable in money other than that stated in the Security;

(6) impair the right of any Holder of the Securities to receive payment of principal of and interest on such Holder’s Securities on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Securities;

(7) make any change in the amendment provisions which require each Holder’s consent or in the waiver provisions;

(8) make the Securities or the Subsidiary Guarantees subordinated in right of payment to any other obligation; or

(9) make any change in any Subsidiary Guarantee that could adversely affect such Holder.

It shall not be necessary for the consent of the Holders under this Section to approve the particular form of any proposed amendment, supplement or waiver, but it shall be sufficient if such consent approves the substance thereof.

After an amendment or supplement under this Section becomes effective, the Company shall send to Holders a notice briefly describing such amendment or supplement. The failure to give such notice to all Holders, or any defect therein, shall not impair or affect the validity of an amendment or supplement under this Section.

For the avoidance of doubt, no amendment to, or deletion of any covenants provided for in Sections 3.2, 3.3, 3.4, 3.5, 3.6, 3.8, 3.10 or 3.11 of this Indenture, or action taken in compliance with the covenants in effect at the time of such action, shall be deemed to impair or affect any rights of any Holder to receive payment of principal of, or premium, if any, or interest on, the Securities or to institute suit for the enforcement of any payment on or with respect to the Securities of such Holder.

Section 9.3 Revocation and Effect of Consents and Waivers. A consent to an amendment, supplement or a waiver by a Holder of a Security shall bind the Holder and every subsequent Holder of that Security or portion of the Security that evidences the same debt as the consenting Holder’s Security, even if notation of the consent or waiver is not made on the Security. Any such Holder or subsequent Holder may revoke the consent or waiver as to such Holder’s Security or portion of the Security if the Trustee receives the notice of revocation before the date the amendment, supplement or waiver becomes effective or otherwise in accordance with any related solicitation documents. After an amendment, supplement or waiver becomes effective, it shall bind every Holder unless it makes a change described in any of clauses (1) through (9) of Section 9.2, and in that case the amendment, supplement, waiver or other action shall bind each Holder who has consented to it and every subsequent Holder that evidences the same debt as the consenting Holder’s Securities. An amendment, supplement or waiver under Section 9.2 shall become effective upon receipt by the Trustee of the requisite amount of consents, and in relation to any Securities evidenced by Global Securities, such consents need not be in written form and may be evidenced by any electronic transmissions that comport with the applicable procedures of DTC.

The Company may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to give their consent or take any other action described above or required or permitted to be taken pursuant to this Indenture. If a record date is fixed, then notwithstanding the immediately preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to give such consent or to revoke any consent previously given or to take any such action, whether or not such Persons continue to be Holders after such record date. No such consent shall become valid or effective more than 120 days after such record date.

Section 9.4 Notation on or Exchange of Securities. If an amendment, supplement or waiver changes the terms of a Security, the Trustee may require the Holder of the Security to deliver it to the Trustee. The Trustee may place an appropriate notation on the Security regarding the changed terms and return it to the Holder. Alternatively, if the Company or the Trustee so determine, the Company in exchange for the Security shall issue and the Trustee shall authenticate a new Security that reflects the changed terms. Failure to make the appropriate notation or to issue a new Security shall not affect the validity of such amendment.

Section 9.5 Trustee to Sign Amendments. The Trustee shall sign any amendment or supplement authorized pursuant to this Article IX if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee. If it does, the Trustee may but need not sign it. In signing any amendment or supplement the Trustee shall be entitled to receive indemnity satisfactory to it and shall be provided with, and (subject to Sections 7.1 and 7.2) shall be fully protected in conclusively relying upon, an Officers’ Certificate and an Opinion of Counsel stating that such amendment or supplement is authorized or permitted by this Indenture and that such amendment or supplement is the legal, valid and binding obligation of the Company and any Subsidiary Guarantors, enforceable against them in accordance with its terms, subject to customary exceptions, and complies with the provisions hereof.

ARTICLE X.

GUARANTEE

Section 10.1 Guarantee. Subject to the provisions of this Article X, each Subsidiary Guarantor hereby fully, unconditionally and irrevocably Guarantees, as primary obligor and not merely as surety, jointly and severally with each other Subsidiary Guarantor, to each Holder of the Securities, to the extent lawful, and the Trustee the full and punctual payment when due, whether at final maturity, by acceleration, by redemption or otherwise, of the Obligations of the Company under this Indenture. Each Subsidiary Guarantor agrees that such Obligations will rank equally in right of payment with other Indebtedness of such Subsidiary Guarantor, except to the extent such other Indebtedness is subordinate to such Obligations. Each Subsidiary Guarantor further agrees (to the extent permitted by law) that such Obligations may be extended or renewed, in whole or in part, without notice or further assent from it, and that it will remain bound under this Article X notwithstanding any extension or renewal of any Obligation.

Each Subsidiary Guarantor waives presentation to, demand of payment from and protest to the Company of any of the Obligations and also waives notice of protest for nonpayment. Each Subsidiary Guarantor waives notice of any default under the Securities or the Obligations.

Each Subsidiary Guarantor further agrees that its Subsidiary Guarantee constitutes a guarantee of payment when due (and not a guarantee of collection) and waives any right to require that any resort be had by any Holder to any security held for payment of the Obligations.

Except as set forth in Section 10.2, the obligations of each Subsidiary Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than payment of the Obligations in full), including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Subsidiary Guarantor herein shall not be discharged or impaired or otherwise affected by: (a) the failure of any Holder to assert any claim or demand or to enforce any right or remedy against the Company or any other Person under this Indenture, the Securities or any other agreement or otherwise; (b) any extension or renewal of any thereof; (c) any rescission, waiver, amendment or modification of any of the terms or provisions of this Indenture, the Securities or any other agreement; (d) the release of any security held by any Holder for the Obligations or any of them; (e) the failure of any Holder to exercise any right or remedy against any other Subsidiary Guarantor; (f) any change in the ownership of the Company; (g) any default, failure or delay, willful or otherwise, in the performance of the Obligations; or (h) any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of any Subsidiary Guarantor or would otherwise operate as a discharge of such Subsidiary Guarantor as a matter of law or equity.

Each Subsidiary Guarantor agrees that its Subsidiary Guarantee shall remain in full force and effect until payment in full of all the Obligations or such Subsidiary Guarantor is released from its Subsidiary Guarantee as provided in Section 10.2. Each Subsidiary Guarantor further agrees that its Subsidiary Guarantee shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal or interest on any of the Obligations is rescinded or must otherwise be restored by any Holder upon the bankruptcy or reorganization of the Company or otherwise.

In furtherance of the foregoing and not in limitation of any other right which any Holder has at law or in equity against any Subsidiary Guarantor by virtue hereof, upon the failure of the Company to pay any of the Obligations when and as the same shall become due, whether at final maturity, by acceleration, by redemption or otherwise, each Subsidiary Guarantor hereby promises to and will, upon receipt of written demand by the Trustee, forthwith pay, or cause to be paid, in cash, to the Trustee or the Trustee on behalf of the Holders an amount equal to the sum of (i) the unpaid amount of such Obligations then due and owing and (ii) accrued and unpaid interest on such Obligations then due and owing (but only to the extent not prohibited by law).

Each Subsidiary Guarantor further agrees that, as between such Subsidiary Guarantor, on the one hand, and the Holders, on the other hand, (x) the maturity of the Obligations Guaranteed hereby may be accelerated as provided in this Indenture for the purposes of its Subsidiary Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Obligations Guaranteed hereby and (y) in the event of any such declaration of acceleration of such Obligations, such Obligations (whether or not due and payable) shall forthwith become due and payable by the Subsidiary Guarantor for the purposes of this Subsidiary Guarantee.

Each Subsidiary Guarantor also agrees to pay any and all costs and expenses (including attorneys’ fees and expenses) incurred by the Trustee or the Holders in enforcing any rights under this Section.

Each Subsidiary Guarantee shall be evidenced by the execution of this Indenture or a supplement thereto by a duly authorized officer on behalf of such Subsidiary Guarantor. Neither the Company nor the Subsidiary Guarantors shall be required to make a notation on the Securities to reflect any Subsidiary Guarantee or any release, termination or discharge thereof, and any such notation shall not be a condition to the validity of any Subsidiary Guarantee.

Section 10.2 Limitation on Liability; Termination, Release and Discharge.

(a) Any term or provision of this Indenture to the contrary notwithstanding, the obligations of each Subsidiary Guarantor hereunder will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Subsidiary Guarantor (including any Guarantees under the Credit Facilities) and after giving effect to any collections from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the Obligations of such other Subsidiary Guarantor under its Subsidiary Guarantee or pursuant to its contribution Obligations under this Indenture, result in the Obligations of such Subsidiary Guarantor under its Subsidiary Guarantee not constituting a fraudulent conveyance or fraudulent transfer under Federal or state law and not otherwise being void or voidable under any similar laws affecting the rights of creditors generally.

(b) Each Subsidiary Guarantee by a Subsidiary Guarantor will be automatically and unconditionally released and discharged:

(1) in connection with any sale or other disposition of all or substantially all of the assets of that Subsidiary Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary of the Company, if the sale or other disposition does not violate Section 3.5;

(2) in connection with any sale or other disposition of such amount of Capital Stock of that Subsidiary Guarantor to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary of the Company, if such sale or other disposition does not violate Section 3.5, and the Subsidiary Guarantor ceases to be a Restricted Subsidiary of the Company as a result thereof;

(3) if the Company designates that Subsidiary Guarantor as an Unrestricted Subsidiary in accordance with Section 3.15;

(4) upon satisfaction and discharge, or legal defeasance or covenant defeasance pursuant to Article VIII;

(5) at such time as such Subsidiary Guarantor becomes an Immaterial Subsidiary of the Company; or

(6) as provided in Section 3.11.

Upon the Company’s request and at its expense, the Trustee will provide evidence of the release of any Subsidiary Guarantee, provided the Company delivers to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for in this Section 10.2 relating to the release of such Subsidiary Guarantee have been complied with.

Any released Subsidiary Guarantor will again provide a Subsidiary Guarantee if required to do so pursuant to Section 3.11.

Section 10.3 Right of Contribution. Each Subsidiary Guarantor hereby agrees that to the extent that any Subsidiary Guarantor shall have paid more than its proportionate share of any payment made on the obligations under the Subsidiary Guarantees, such Subsidiary Guarantor shall be entitled to seek and receive contribution from and against the Company or any other Subsidiary Guarantor who has not paid its proportionate share of such payment, based on the respective net assets of all the Subsidiary Guarantors at the time of such payment, determined in accordance with GAAP. The provisions of this Section 10.3 shall in no respect limit the obligations and liabilities of each Subsidiary Guarantor to the Trustee and the Holders, and each Subsidiary Guarantor shall remain liable to the Trustee and the Holders for the full amount Guaranteed by such Subsidiary Guarantor hereunder.

Section 10.4 No Subrogation. Notwithstanding any payment or payments made by each Subsidiary Guarantor hereunder, no Subsidiary Guarantor shall be entitled to be subrogated to any of the rights of the Trustee or any Holder against the Company or any other Subsidiary Guarantor or Guarantee or right of offset held by the Trustee or any Holder for the payment of the Obligations, nor shall any Subsidiary Guarantor seek or be entitled to seek any contribution or reimbursement from the Company or any other Subsidiary Guarantor in respect of payments made by such Subsidiary Guarantor hereunder, until all amounts owing to the Trustee and the Holders by the Company on account of the Obligations are paid in full. If any amount shall be paid to any Subsidiary Guarantor on account of such subrogation rights at any time when all of the Obligations shall not have been paid in full, such amount shall be held by such Subsidiary Guarantor in trust for the Trustee and the Holders, segregated from other funds of such Subsidiary Guarantor, and shall, forthwith upon receipt by such Subsidiary Guarantor, be turned over to the Trustee in the exact form received by such Subsidiary Guarantor (duly indorsed by such Subsidiary Guarantor to the Trustee, if required), to be applied against the Obligations.

ARTICLE XI.

MISCELLANEOUS

Section 11.1 [Reserved].

Section 11.2 Notices. Any notice or other communication shall be in writing in the English language and delivered in person, sent by facsimile, other electronic means, delivered by commercial courier service or mailed by first-class mail, postage prepaid, addressed as follows:

if to the Company or to any Subsidiary Guarantor:

CNX Resources Corporation

CNX Center

1000 Horizon Vue Drive

Canonsburg, PA 15317-6506

Attention: General Counsel

Telecopy: (724) 485-4000

Confirmation No.: (724) 485-4000

with a copy to:

Latham & Watkins LLP

300 Colorado St, STE 2400

Austin, Texas 78701

Attention: David J. Miller

Telecopy No.: (737) 910-7301

Confirmation No.: (737) 910-7363; and

if to the Trustee, at its corporate trust office in New York, New York, which corporate trust office for purposes of this Indenture is at the date hereof located at:

UMB Bank, N.A.

Attention: Corporate Trust Services

1412 Broadway, Suite 1606

New York, New York 10018

Confirmation No.: 512-582-5851

with a copy to:

UMB Bank, N.A.

Attn James Henry

5555 San Felipe, Suite 870

Houston, Texas 77056

The Company, any Subsidiary Guarantor or the Trustee by written notice to the others may designate additional or different addresses for subsequent notices or other communications.

Any notice or other communication to the Company or the Subsidiary Guarantors shall be deemed to have been given or made as of the date so delivered if personally delivered; when receipt is acknowledged, if transmitted by electronic scan or facsimile; and five calendar days after mailing if sent by U.S. Postal Service registered or certified mail, postage prepaid (except that a notice of change of address shall not be deemed to have been given until actually received by the addressee). Any notice or other communication to the Trustee shall be deemed delivered upon receipt by a Trust Officer. Notices given by publication will be deemed given on the first date on which publication is made.

Any notice or other communication to a Holder shall be mailed to the Holder at the Holder’s address as it appears in the Securities Register, or in any case where DTC or its nominee is the Holder, any notice or other communication shall be given in accordance with DTC’s applicable procedures. Any notice or other communication to a Holder shall be sufficiently given if so mailed within the time prescribed or otherwise delivered in accordance with the applicable procedures of DTC.

Failure to send a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. If a notice or communication is given in the manner provided above, it is duly given, whether or not the addressee receives it, except that notices to the Trustee shall be effective only upon receipt.

In case by reason of the suspension of regular mail service or by reason of any other cause it shall be impracticable to give such notice by mail, then such notification as shall be made with the approval of the Trustee shall constitute a sufficient notification for every purpose hereunder.

Section 11.3 [Reserved].

Section 11.4 Certificate and Opinion as to Conditions Precedent. Upon any request or application by the Company to the Trustee to take or refrain from taking any action under this Indenture (except in connection with the original issuance of Securities on the date hereof), the Company shall furnish to the Trustee:

(1) an Officers’ Certificate in form reasonably satisfactory to the Trustee stating that, in the opinion of the signers, all conditions precedent, if any, provided for in this Indenture relating to the proposed action have been complied with; and

(2) an Opinion of Counsel in form reasonably satisfactory to the Trustee stating that, in the opinion of such counsel, all such conditions precedent have been complied with.

Section 11.5 Statements Required in Certificate or Opinion. Each certificate or opinion with respect to compliance with a covenant or condition provided for in this Indenture shall include:

(1) a statement that the individual making such certificate or opinion has read such covenant or condition;

(2) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(3) a statement that, in the opinion of such individual, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(4) a statement as to whether or not, in the opinion of such individual, such covenant or condition has been complied with.

In giving such Opinion of Counsel, counsel may rely as to factual matters on an Officers’ Certificate or on certificates of public officials.

Section 11.6 When Securities Disregarded. In determining whether the Holders of the required aggregate principal amount of Securities have concurred in any direction, waiver or consent, Securities owned by the Company, any Subsidiary Guarantor or any Affiliate of any of them shall be disregarded and deemed not to be outstanding, except that, for the purpose of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Securities which a Trust Officer actually knows are so owned shall be so disregarded. Also, subject to the foregoing, only Securities outstanding at the time shall be considered in any such determination.

Section 11.7 Rules by Trustee, Paying Agent and Registrar. The Trustee may make reasonable rules for action by, or at meetings of, Holders. The Registrar and the Paying Agent may make reasonable rules for their functions.

Section 11.8 Legal Holidays. A “Legal Holiday” is any day other than a Business Day. If a payment date is a Legal Holiday, payment shall be made on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period. If a regular record date is a Legal Holiday, the record date shall not be affected.

Section 11.9 GOVERNING LAW. THIS INDENTURE, THE SECURITIES AND THE SUBSIDIARY GUARANTEES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 11.10 No Personal Liability of Directors, Officers, Employees and Stockholders. No director, officer, employee, manager, incorporator, member, partner or stockholder or other owner of Capital Stock of the Company or any of its Subsidiaries, as such, will have any liability for any obligations of the Company or the Subsidiary Guarantors under the Securities, this Indenture or the Subsidiary Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of a Security by accepting the Security waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Securities.

Section 11.11 Successors. All agreements of the Company and each Subsidiary Guarantor in this Indenture and the Securities shall bind their respective successors. All agreements of the Trustee in this Indenture shall bind its successors.

Section 11.12 Multiple Originals. The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Indenture. The exchange of copies of this Indenture and of signature pages by facsimile of PDF transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signature of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Section 11.13 [Reserved].

Section 11.14 Table of Contents; Headings. The table of contents, cross-reference sheet and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

Section 11.15 Force Majeure. In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

Section 11.16 Waiver of Jury Trial. EACH OF THE COMPANY, THE SUBSIDIARY GUARANTORS AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE SECURITIES OR THE TRANSACTION CONTEMPLATED HEREBY.

Section 11.17 Consent to Jurisdiction. To the fullest extent permitted by applicable law, the Company and the Subsidiary Guarantors hereby irrevocably submit to the jurisdiction of any competent Federal or state court located in the Borough of Manhattan in The City of New York, New York in any suit, action or proceeding based on or arising out of or relating to this Indenture or any Securities and irrevocably agree, that all claims in respect of such suit, action or proceeding may be determined in any such court. The Company and the Subsidiary Guarantors irrevocably waive, to the fullest extent permitted by law, any objection which they may have to the laying of the venue of any such suit, action or proceeding brought in an inconvenient forum.

IN WITNESS WHEREOF, the parties have caused this Indenture to be duly executed all as of the date and year first written above.

CNX RESOURCES CORPORATION

By:	/s/ Everett W. Good
Name:	Everett W. Good
Title:	Chief Financial Officer

The Subsidiary Guarantors identified on Schedule I hereto, as Subsidiary Guarantors:

By:	/s/ Everett W. Good
Name:	Everett W. Good
Title:	Authorized Signatory for each of the Guarantors listed on Schedule I hereto

UMB BANK, N.A.,
as Trustee

By:	/s/ James Henry
Name:	James Henry
Title:	Vice President

SCHEDULE I

Subsidiary Guarantors

CNX Gas Company LLC

CNX Gas LLC

CNX Land LLC

CNX Gas Holdings, LLC

CSG Holdings I LLC

CSG Holdings III LLC

WCAA Upstream LLC

WCAA Midstream LLC

CNX Water Assets LLC

CNX Gathering LLC

CNX Resource Holdings LLC

Pocahontas Gas LLC

CSG Holdings II LLC

Cardinal States Gathering Company LLC

WCAA Mineral LLC

S-1

EXHIBIT A

[FORM OF FACE OF INITIAL SECURITY]

[Restricted Securities Legend]

[Depository Legend, if applicable]

[OID Legend, if applicable]

No. [___]

Principal Amount $[______________],

as revised by the Schedule of Increases and

Decreases in Global Security attached hereto

CUSIP NO. ____________

ISIN: ____________

5.875% Senior Notes due 2034

CNX Resources Corporation, a Delaware corporation, promises to pay to CEDE & CO., or registered assigns, the principal sum of [_______________] Dollars, as revised by the Schedule of Increases and Decreases in Global Security attached hereto, on March 1, 2034.

Interest Payment Dates: March 1 and September 1

Record Dates: February 15 and August 15

Additional provisions of this Security are set forth on the other side of this Security.

CNX RESOURCES CORPORATION

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities described in the within-mentioned Indenture.

UMB BANK, N.A., as Trustee

By:		Dated:
Authorized Signatory

A-3

[FORM OF REVERSE SIDE OF NOTE]

CNX Resources Corporation

5.875% Senior Notes due 2034

1.	Interest

CNX Resources Corporation, a Delaware corporation (such corporation, and its successors and assigns under the Indenture hereinafter referred to, being herein called the “Company”), promises to pay interest on the principal amount of this Security at the rate per annum shown above.

The Company will pay interest semiannually on March 1 and September 1 of each year commencing September 1, 2026. Interest on the Securities will accrue from the most recent date to which interest has been paid on the Securities or, if no interest has been paid, from February 26, 2026. The Company shall pay interest on overdue principal, and it shall pay interest on overdue installments of interest, at the rate borne by the Securities to the extent lawful. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

2.	Method of Payment

By no later than 11:00 a.m. (New York City time) on the date on which any principal of, premium, if any, or interest on any Security is due and payable, the Company shall irrevocably deposit with the Trustee or the Paying Agent money sufficient to pay such principal, premium, if any, and/or interest. The Company will pay interest (except Defaulted Interest) to the Persons who are registered Holders of Securities at the close of business on the February 15 or August 15 next preceding the interest payment date even if Securities are cancelled, repurchased or redeemed after the record date and on or before the interest payment date. Holders must surrender Securities to a Paying Agent to collect principal payments. The Company will pay principal, premium, if any, and interest in money of the United States that at the time of payment is legal tender for payment of public and private debts. Payments in respect of Securities represented by a Global Security (including principal, premium, if any, and interest) will be made by the transfer of immediately available funds to the accounts specified by The Depository Trust Company or any successor depositary. The Company will make all payments in respect of a Definitive Security (including principal, premium, if any, and interest) by mailing a check to the registered address of each Holder thereof; provided, however, that payments on the Securities may also be made, at the Company’s option, by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if the Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 15 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion).

3.	Paying Agent and Registrar

Initially, UMB Bank, N.A. (the “Trustee”) will act as Trustee, Paying Agent and Registrar. The Company may appoint and change any Paying Agent or Registrar without notice to any Holder. The Company or any of its Restricted Subsidiaries may act as Paying Agent or Registrar.

4.	Indenture

The Company has issued the Securities under an Indenture dated as of February 26, 2026 (as it may be amended or supplemented from time to time in accordance with the terms thereof, the “Indenture”), among the Company, the Subsidiary Guarantors and the Trustee. Terms defined in the Indenture and used herein but not defined herein have the meanings ascribed thereto in the Indenture. The Securities are subject to all terms and provisions of the Indenture, and Holders are referred to the Indenture and the Trust Indenture Act for a statement of those terms.

The Securities are senior obligations of the Company. The aggregate principal amount of Securities that may be authenticated and delivered under the Indenture is unlimited. This Security is one of the 5.875% Senior Notes due 2034 referred to in the Indenture. The Securities include (i) $500,000,000 aggregate principal amount of the Company’s 5.875% Senior Notes due 2034 issued under the Indenture on February 26, 2026 (herein called “Initial Securities”) and (ii) if and when issued, additional 5.875% Senior Notes due 2034 of the Company that may be issued from time to time under the Indenture subsequent to February 26, 2026 (herein called “Additional Securities”) as provided in Section 2.1(a) of the Indenture. The Initial Securities and Additional Securities are treated as a single class of securities under the Indenture. The Indenture imposes certain limitations on the incurrence of indebtedness, the making of restricted payments, the sale of assets and subsidiary stock, the incurrence of certain liens, the entering into of affiliate transactions, the entering into of agreements that restrict distribution from restricted subsidiaries and the consummation of mergers and consolidations. The Indenture also imposes requirements with respect to the provision of financial information and the provision of Guarantees of the Securities by certain subsidiaries.

To Guarantee the due and punctual payment of the principal, premium, if any, and interest (including post-filing or post-petition interest) on the Securities and all other amounts payable by the Company under the Indenture and the Securities when and as the same shall be due and payable, whether at Stated Maturity, by acceleration or otherwise, according to the terms of the Securities and the Indenture, the Subsidiary Guarantors have unconditionally Guaranteed (and future guarantors, together with the Subsidiary Guarantors, will unconditionally Guarantee), jointly and severally, such obligations on a senior basis pursuant to the terms of the Indenture.

5.	Redemption

Except as set forth below or in the last paragraph of Section 3.9 of the Indenture, the Securities will not be redeemable at the option of the Company prior to March 1, 2029. On and after such date, the Securities will be redeemable, at the Company’s option, in whole or in part, at any time upon notice as provided in the Indenture, at the following redemption prices (expressed in percentages of principal amount), plus accrued and unpaid interest, if any, to, but not including, the applicable Redemption Date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date) if redeemed during the 12-month period commencing on March 1 of the years set forth below:

Period	Redemption Price
2029	102.938%
2030	101.469%
2031 and thereafter	100.000%

In addition, prior to March 1, 2029, the Company may at its option on one or more occasions redeem the Securities (which includes Additional Securities, if any) in an aggregate principal amount not to exceed 40% of the aggregate principal amount of the Securities (which includes Additional Securities, if any) originally issued at a redemption price (expressed as a percentage of principal amount) of 105.875%, plus accrued and unpaid interest to, but not including, the Redemption Date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), with an amount of cash equal to the Net Cash Proceeds from one or more Stock Offerings; provided that:

(1) at least 60% of the aggregate principal amount of the Securities issued on the Issue Date remains outstanding immediately after each such redemption (excluding Securities held by the Company or its Affiliates); and

(2) each such redemption occurs within 180 days of the date of consummation of the related Stock Offering.

In addition, at any time and from time to time prior to March 1, 2029, upon prior notice as provided in the Indenture, the Company may redeem the Securities, in whole or in part, at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium, plus accrued and unpaid interest, if any, to, but not including, the Redemption Date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Notice of any redemption shall be given pursuant to Section 5.5 of the Indenture not less than 10 nor more than 60 days prior to the Redemption Date, to each Holder of Securities to be redeemed, except that redemption notices may be given more than 60 days prior to a Redemption Date if the notice is issued in connection with a legal defeasance or covenant defeasance of the Securities or a satisfaction and discharge of the Indenture pursuant to Article VIII. Any redemption or notice of redemption may, at the Company’s discretion, be subject to one or more conditions precedent. Once notice of redemption has been given, the Securities or portions of the Securities so to be redeemed shall, on the Redemption Date, become due and payable at the redemption price therein specified (together with accrued interest, if any, to the Redemption Date), subject to satisfaction of any conditions to such redemption.

If the Redemption Date is on or after an interest record date and on or before the related interest payment date, the accrued and unpaid interest, if any, will be paid on such Redemption Date to the Person in whose name the Security is registered at the close of business on such record date.

In the case of any partial redemption, selection of the Securities for redemption will be made by the Trustee in accordance with Section 6.5 of the Indenture. If any Security is to be redeemed in part only, the notice of redemption relating to such Security shall state the portion of the principal amount thereof to be redeemed. A new Security in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Security. On and after the Redemption Date, interest will cease to accrue on Securities or portions thereof called for redemption as long as the Company has deposited with the Paying Agent funds in satisfaction of the applicable redemption price pursuant to the Indenture.

The Company is not required to make any mandatory redemption or sinking fund payments with respect to the Securities.

The Company and its Subsidiaries may acquire Securities by means other than a redemption or required repurchase, whether by tender offer, open market purchases, negotiated transactions or otherwise, in accordance with applicable securities laws, so long as such acquisition does not otherwise violate the terms of the Indenture.

6.	Repurchase Provisions

(a) If a Change of Control occurs, unless the Company has exercised its right to redeem all of the Securities as described under paragraph 5 above or another of the exceptions set forth in Section 3.9 of the Indenture applies, each Holder will have the right to require the Company to repurchase from each Holder all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of such Holder’s Securities at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date) as provided in, and subject to the terms of, the Indenture.

(b) If the Company or any Restricted Subsidiary consummates an Asset Disposition, the Company may be obligated to make an Asset Disposition Offer to all Holders and all holders of certain other Pari Passu Indebtedness, on the terms and subject to the conditions in Section 3.5.

7.	Denominations; Transfer; Exchange

The Securities are in registered form without coupons in denominations of principal amount of $2,000 and whole multiples of $1,000 in excess thereof. A Holder may transfer or exchange Securities in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and to pay a sum sufficient to cover any taxes and fees required by law or permitted by the Indenture. The Registrar need not register the transfer of or exchange of any Security (A) for a period (1) of 15 days before giving notice of any redemption of Securities or (2) beginning 15 days before an interest payment date and ending on such interest payment date or (B) selected for redemption, except the unredeemed portion of any Security being redeemed in part.

8.	Persons Deemed Owners

The registered Holder of this Security shall be treated as the owner of it for all purposes.

9.	Unclaimed Money

If money for the payment of principal or interest remains unclaimed for two years, the Trustee or Paying Agent shall pay the money back to the Company at its request unless an abandoned property law designates another Person. After any such payment, Holders entitled to the money must look only to the Company for payment as unsecured general creditors unless an abandoned property law designates another Person and not to the Trustee for payment.

10.	Defeasance

Subject to certain exceptions and conditions set forth in the Indenture, the Company at any time may terminate some or all of its obligations under the Securities and the Indenture if the Company deposits with the Trustee money or Government Securities for the payment of principal and interest on the Securities to redemption or final maturity, as the case may be.

11.	Amendment, Supplement, Waiver

Subject to certain exceptions set forth in the Indenture, (i) the Indenture, the Securities or the Subsidiary Guarantees may be amended or supplemented by the Company, the Subsidiary Guarantors and the Trustee with the consent of the Holders of a majority in principal amount of the then outstanding Securities and (ii) any default (other than with respect to nonpayment or in respect of a provision that cannot be amended without the consent of each Holder affected) or noncompliance with any provision may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Securities. Subject to certain exceptions set forth in the Indenture, without the consent of any Holder, the Company, the Subsidiary Guarantors and the Trustee may amend or supplement the Indenture, the Securities or the Subsidiary Guarantees to cure any ambiguity, omission, defect or inconsistency, or for certain other purposes.

12.	Defaults and Remedies

Section 6.1 of the Indenture sets forth several Events of Default, including: (i) default in any payment of interest, on any Security when due, continued for 30 days; (ii) default in the payment of principal on any Security when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration of acceleration or otherwise; and (iii) certain events of bankruptcy, insolvency or reorganization of the Company or a Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary.

If an Event of Default (other than an Event of Default described in (iii) of the preceding paragraph) occurs and is continuing, the Trustee by notice to the Company, or the Holders of at least 25% in principal amount of the outstanding Securities by notice to the Company and the Trustee, may, and the Trustee at the request of such Holders shall, declare all the Securities to be due and payable immediately. If an Event of Default described in clause (iii) of the preceding paragraph occurs and is continuing with respect to the Company, the principal of and accrued and unpaid interest on all the Securities will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders.

Holders may not enforce the Indenture or the Securities except as provided in the Indenture. Subject to the provisions of the Indenture relating to the duties of the Trustee if an Event of Default exists, the Trustee may refuse to enforce the Indenture or the Securities unless it receives indemnity or security satisfactory to it. Subject to certain limitations, Holders of a majority in principal amount of the Securities may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders notice of any continuing Default or Event of Default (except a Default or Event of Default in payment of principal, premium, if any, or interest) if it determines that withholding notice is in their interests.

13.	Trustee Dealings with the Company

Subject to certain limitations set forth in the Indenture, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Securities and may otherwise deal with and collect obligations owed to it by the Company or its Affiliates and may otherwise deal with the Company or its Affiliates with the same rights it would have if it were not Trustee.

14.	No personal liability of directors, officers, employees and stockholders

No director, officer, employee, manager, incorporator, member, partner or stockholder or other owner of Capital Stock of the Company or any of its Subsidiaries, as such, will have any liability for any obligations of the Company or the Subsidiary Guarantors under the Securities, the Indenture or the Subsidiary Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of a Security by accepting the Security waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Securities.

15.	Authentication

This Security shall not be valid until an authorized signatory of the Trustee (or an Authenticating Agent acting on its behalf) manually signs the certificate of authentication on the other side of this Security.

16.	Abbreviations

Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (= tenants in common), TEN ENT (= tenants by the entirety), JT TEN (= joint tenants with rights of survivorship and not as tenants in common), CUST (= custodian) and U/G/M/A (= Uniform Gift to Minors Act).

17.	CUSIP, Common Code and ISIN Numbers

The Company has caused CUSIP and ISIN numbers to be printed on the Securities, and the Trustee may use CUSIP, Common Code and ISIN numbers, if applicable, in notices of redemption or purchase as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Securities or as contained in any notice of redemption or purchase and reliance may be placed only on the other identification numbers placed thereon.

18.	Governing Law

This Security shall be governed by, and construed in accordance with, the laws of the State of New York.

19.	Copies of Indenture

The Company will furnish to any Holder upon written request and without charge to the Holder a copy of the Indenture, which has in it the text of this Security. Requests may be made to:

CNX Resources Corporation

CNX Center

1000 Horizon Vue Drive

Canonsburg, PA 15317-6506

Attention: General Counsel

20.	Patriot Act

The parties hereto acknowledge that in accordance with Section 326 of the Patriot Act, the Trustee is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Trustee. The parties to the Indenture agree that they will provide the Trustee with such information as it may request in order for the Trustee to satisfy the requirements of the Patriot Act.

ASSIGNMENT FORM

To assign this Security, fill in the form below:

I or we assign and transfer this Security to:

(Print or type assignee’s name, address and zip code)

(Insert assignee’s Social Security or Tax I.D. No.)

and irrevocably appoint ___________ agent to transfer this Security on the books of the Company. The agent may substitute another to act for him.

Date:___________________	Your Signature:___________________

Signature Guarantee____________________________________________________________________________________________
(Signature must be guaranteed)

Sign exactly as your name appears on the other side of this Security.

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to SEC Rule 17Ad-15.

The undersigned hereby certifies that it ☐ is / ☐ is not an Affiliate of the Company and that, to its knowledge, the proposed transferee ☐ is / ☐ is not an Affiliate of the Company.

In connection with any transfer or exchange of any of the Securities evidenced by this certificate occurring prior to the date that is one year (or 40 days in the case of any Regulation S Notes) after the later of the date of original issuance of such Securities and the last date, if any, on which such Securities were owned by the Company or any Affiliate of the Company, the undersigned confirms that such Securities are being:

CHECK ONE BOX BELOW:

(1)	☐ acquired for the undersigned’s own account, without transfer; or

(2)	☐ transferred to the Company or any Subsidiary thereof; or

(3)	☐ transferred pursuant to and in compliance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”); or

(4)	☐ transferred pursuant to and in compliance with Regulation S under the Securities Act; or

(5)

☐ transferred to an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act), that has furnished to the Trustee a signed letter containing certain representations and agreements (the form of which letter appears as Section 2.8 of the Indenture); or

(6)	☐ transferred pursuant to another available exemption from the registration requirements of the Securities Act.

Unless one of the boxes is checked, the Trustee will refuse to register any of the Securities evidenced by this certificate in the name of any person other than the registered Holder thereof; provided, however, that if box (4), (5) or (6) is checked, the Company may require, prior to registering any such transfer of the Securities, in its sole discretion, such legal opinions, certifications and other information as the Company may reasonably request to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act, such as the exemption provided by Rule 144 under the Securities Act.

Signature
Signature Guarantee:

(Signature must be guaranteed)	Signature

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to SEC Rule 17Ad-15.

TO BE COMPLETED BY PURCHASER IF BOX (3) ABOVE IS CHECKED.

The undersigned represents and warrants that it is purchasing this Security for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, as amended, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Company as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

Dated:

[TO BE ATTACHED TO GLOBAL SECURITIES]

SCHEDULE OF INCREASES AND DECREASES IN GLOBAL SECURITY

The following increases or decreases in this Global Security have been made:

Date of increase/ decrease	Amount of decrease in Principal Amount of this Global Security	Amount of increase in Principal Amount of this Global Security	Principal Amount of this Global Security following such decrease or increase	Signature of authorized signatory of Trustee or Securities Custodian

OPTION OF HOLDER TO ELECT PURCHASE

If you elect to have this Security purchased by the Company pursuant to Section 3.5 or 3.9 of the Indenture, check either box:

☐ 3.5    ☐ 3.9

If you want to elect to have only part of this Security purchased by the Company pursuant to Section 3.5 or Section 3.9 of the Indenture, state the amount in principal amount (must be in denominations of $2,000 or an integral multiple of $1,000 in excess thereof): $__________________________________________ and specify the denomination or denominations (which shall not be less than the minimum authorized denomination) of the Securities to be issued to the Holder for the portion of the within Security not being repurchased (in the absence of any such specification, one such Security will be issued for the portion not being repurchased): $ _________________.

Date:	Your Signature:
(Sign exactly as your name appears on the other side of the Security)

Signature Guarantee
(Signature must be guaranteed)

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to SEC Rule 17Ad-15.

EXHIBIT B

FORM OF INDENTURE SUPPLEMENT TO ADD SUBSIDIARY GUARANTORS

This Supplemental Indenture, dated as of [_______ __], 20__ (this “Supplemental Indenture” or “Subsidiary Guarantee”), is among [name of future Subsidiary Guarantor] (the “Subsidiary Guarantor”), CNX Resources Corporation (together with its successors and assigns, the “Company”), each other then existing Subsidiary Guarantor under the Indenture referred to below, and UMB Bank, N.A., as Trustee under the Indenture referred to below.

W I T N E S S E T H:

WHEREAS, the Company, the Subsidiary Guarantors and the Trustee have heretofore executed and delivered an Indenture, dated as of February 26, 2026 (as amended, supplemented, waived or otherwise modified, the “Indenture”), providing for the issuance of an aggregate principal amount of $500,000,000 of 5.875% Senior Notes due 2034 of the Company (the “Securities”);

WHEREAS, Section 3.11 of the Indenture provides that after the Issue Date the Company is required to cause certain of its Domestic Subsidiaries to execute and deliver to the Trustee a supplemental indenture pursuant to which such Domestic Subsidiary will unconditionally Guarantee, on a joint and several basis with the other Subsidiary Guarantors, the full and prompt payment of the principal of, premium, if any, and interest on the Securities; and

WHEREAS, pursuant to Section 9.1 of the Indenture, the Trustee, the Subsidiary Guarantors and the Company are authorized to execute and deliver this Supplemental Indenture to amend or supplement the Indenture, without the consent of any Holder;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Subsidiary Guarantor, the Company, the other Subsidiary Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Securities as follows:

ARTICLE I.

Definitions

Section 1.1 Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

ARTICLE II.

Agreement to be Bound; Subsidiary Guarantee

Section 2.1 Agreement to be Bound. The Subsidiary Guarantor hereby becomes a party to the Indenture as a Subsidiary Guarantor and as such will have all of the rights and be subject to all of the obligations and agreements of a Subsidiary Guarantor under the Indenture. The Subsidiary Guarantor agrees to be bound by all of the provisions of the Indenture applicable to a Subsidiary Guarantor and to perform all of the obligations and agreements of a Subsidiary Guarantor under the Indenture.

Section 2.2 Subsidiary Guarantee. The Subsidiary Guarantor agrees, on a joint and several basis with all the existing Subsidiary Guarantors, to fully, unconditionally and irrevocably Guarantee to each Holder of the Securities and the Trustee the Obligations pursuant to Article X of the Indenture.

ARTICLE III.

Miscellaneous

Section 3.1 Notices. All notices and other communications to the Subsidiary Guarantor shall be given as provided in Section 11.2 of the Indenture.

Section 3.2 Parties. Nothing expressed or mentioned herein is intended or shall be construed to give any Person, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of this Supplemental Indenture or the Indenture or any provision herein or therein contained.

Section 3.3 Governing Law. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 3.4 Severability Clause. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

Section 3.5 Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Securities heretofore or hereafter authenticated and delivered shall be bound hereby. The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture or with respect to the recitals contained herein, all of which recitals are made solely by the other parties hereto.

Section 3.6 Counterparts. The parties hereto may sign one or more copies of this Supplemental Indenture in counterparts, all of which together shall constitute one and the same agreement.

Section 3.7 Headings. The headings of the Articles and the sections in this Supplemental Indenture are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

Section 3.8 Trustee’s Disclaimer. The Trustee accepts the amendments of the Indenture effected by this Supplemental Indenture, but on the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee. Without limiting the generality of the foregoing, the Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, for or with respect to (i) the proper authorization hereof by the Company or the Subsidiary Guarantors by action or otherwise, (ii) the due execution hereof by the Company or the Subsidiary Guarantors, or (iii) the consequences of any amendment herein provided for, and the Trustee makes no representation with respect to any such matters.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

[SUBSIDIARY GUARANTOR], as a Subsidiary Guarantor

By:
Name:
Title:

UMB BANK, N.A., as Trustee

By:
Name:
Title:

CNX RESOURCES CORPORATION

By:
Name:
Title:

[OTHER EXISTING SUBSIDIARY GUARANTORS]

By:
Name:
Title:

B-17